REVOLVING CREDIT AND GUARANTY AGREEMENT
dated as of November 3, 2015

among

XERIUM TECHNOLOGIES, INC.,
as US Borrower,

XERIUM CANADA INC.,
as Canadian Borrower,

HUYCK.WANGNER GERMANY GMBH, ROBEC WALZEN GMBH AND STOWE WOODWARD AKTIENGESELLSCHAFT, as European Borrowers,

CERTAIN SUBSIDIARIES OF XERIUM TECHNOLOGIES, INC.,
as US Guarantors,

XERIUM TECHNOLOGIES, INC., XERIUM CANADA INC., XERIUM TECHNOLOGIES LIMITED AND XERIUM GERMANY HOLDING GMBH,
as European Guarantors,

VARIOUS LENDERS,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

and

J.P. MORGAN EUROPE LIMITED,
as European Administrative Agent and European Collateral Agent

___________________________________________________________

___________________________________________________________

SECTION 1.	DEFINITIONS AND INTERPRETATION 1

1.1	Definitions 1

1.2	Accounting Terms. 59

1.3	Interpretation, etc. 60

1.4	Certain Calculations. 61

1.5	Currency Matters 61

SECTION 2.	ADVANCES, PAYMENTS 62

2.1	Revolving Advances. 62

2.2	Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for Revolving Advances. 63

2.3	Swing Loans. 65

2.4	Disbursement of Advance Proceeds 67

2.5	Making and Settlement of Advances. 68

2.6	Maximum Advances and Repayments 70

2.7	Manner and Repayment of Advances 71

2.8	[Reserved]. 74

2.9	Statement of Account 74

2.10	Letters of Credit. 75

2.11	Issuance of Letters of Credit. 76

2.12	Requirements For Issuance of Letters of Credit. 77

2.13	Disbursements, Reimbursement. 77

2.14	Repayment of Participation Advances. 79

2.15	Documentation 79

2.16	Determination to Honor Drawing Request 79

2.17	Nature of Participation and Reimbursement Obligations 80

2.18	Liability for Acts and Omissions. 81

2.19	Use of Proceeds. 82

2.20	Defaulting Lender. 83

2.21	Payment of Obligations 85

2.22	Increase in Maximum Credit 85

2.23	Interest 88

2.24	Letter of Credit Fees. 89

2.25	Unused Line Fee 91

2.26	Computation of Interest and Fees. 91

2.27	Basis for Determining Interest Rate Inadequate or Unfair 91

2.28	Increased Costs; Capital Adequacy. 92

2.29	Taxes; Withholding, etc. 94

2.30	Obligation to Mitigate 97

2.31	Tax Refund 97

2.32	Removal or Replacement of a Lender 97

2.33	Currency Indemnity 98

2.34	Protective Advances. 98

SECTION 3.	CONDITIONS PRECEDENT 99

3.1	Conditions to Closing Date 99

3.2	Conditions to Each Credit Extension. 104

SECTION 4.	REPRESENTATIONS AND WARRANTIES 104

4.1	Organization; Requisite Power and Authority; Qualification 105

4.2	Capital Stock and Ownership 105

4.3	Due Authorization 105

4.4	No Conflict 105

4.5	Governmental Consents 105

4.6	Binding Obligation 106

4.7	Historical Financial Statements 106

4.8	Business Plan 106

4.9	No Material Adverse Change 106

4.10	Use of Proceeds 106

4.11	Adverse Proceedings, etc. 106

4.12	Payment of Taxes 107

4.13	Properties. 107

4.14	Environmental Matters 107

4.15	No Defaults 108

4.16	Material Contracts 108

4.17	Governmental Regulation 108

4.18	Margin Stock 108

4.19	Employee Matters 108

4.20	Employee Benefit Plans 109

4.21	Certain Fees 110

4.22	Solvency 110

4.23	Anti-Money Laundering/International Trade Law Compliance; Anti-Corruption 110

4.24	Compliance with Statutes, etc. 110

4.25	Disclosure 111

4.26	Insurance 111

4.27	Borrowing Base Certificate 111

4.28	Centre of Main Interest and Establishments 111

SECTION 5.	AFFIRMATIVE COVENANTS 111

5.1	Financial Statements and Other Reports 111

5.2	Existence 115

5.3	Payment of Taxes and Claims 116

5.4	Maintenance of Properties 116

5.5	Insurance 116

5.6	Books and Records; Inspections 117

5.7	Compliance with Laws; SEC Filings 117

5.8	Use of Proceeds 117

5.9	Environmental. 117

5.10	Additional Collateral and Guarantees 119

5.11	Additional Material Real Estate Assets 119

5.12	Deposit Accounts; Securities Accounts 120

5.13	Further Assurances 122

5.14	Intellectual Property 122

5.15	Know-Your-Customer Rules. 122

5.16	Pari Passu Ranking 123

5.17	Post-Closing Matters 123

5.18	Performance Obligation 124

5.19	Borrowing Base, Availability Calculations and Related Matters. 124

5.20	Treasury Management 126

SECTION 6.	NEGATIVE COVENANTS 126

6.1	Indebtedness 126

6.2	Liens 129

6.3	Fiscal Year 131

6.4	No Further Negative Pledges 131

6.5	Restricted Payments 132

6.6	Restrictions on Subsidiary Distributions 133

6.7	Investments 133

6.8	Intentionally Omitted 134

6.9	Fundamental Changes; Disposition of Assets; Acquisitions 134

6.10	Disposal of Subsidiary Interests 136

6.11	Sales and Lease Backs 136

6.12	Transactions with Shareholders and Affiliates 136

6.13	Conduct of Business 136

6.14	Anti-Money Laundering/International Trade Law Compliance 136

6.15	Amendments or Waivers to Organizational Documents 136

6.16	Amendments or Waivers to Certain Indebtedness 136

6.17	Springing Financial Covenant 137

6.18	Limitations on Voluntary Prepayments of Term Loans 137

6.19	Sanctions 137

6.20	Anti-Corruption Laws 137

SECTION 7.	GUARANTY 138

7.1	Guaranty of the Obligations. 138

7.2	Contribution by Guarantors. 138

7.3	Payment by Guarantors. 139

7.4	Liability of Guarantors Absolute 140

7.5	Waivers by Guarantors 142

7.6	Guarantors’ Rights of Subrogation, Contribution, etc. 143

7.7	Subordination of Other Obligations 143

7.8	Continuing Guaranty 143

7.9	Authority of Guarantors or Borrowers 144

7.10	Financial Condition of Each Borrower 144

7.11	Bankruptcy, etc. 144

7.12	Discharge of Guaranty Upon Sale of Guarantor 145

7.13	Validity and Effectiveness 145

7.14	Keepwell 145

7.15	Limitation Of Enforcement 146

SECTION 8.	EVENTS OF DEFAULT 148

8.1	Events of Default 148

SECTION 9.	AGENTS 151

9.1	Appointment of Agents 151

9.2	Nature of Duties 152

9.3	German Collateral Matters. 152

9.4	Parallel Debt. 154

9.5	Lack of Reliance on Agent 155

9.6	Resignation of Agent; Successor Agent 155

9.7	Certain Rights of Agent 156

9.8	Reliance 156

9.9	Notice of Default 156

9.10	Indemnification 156

9.11	Agent in its Individual Capacity 157

9.12	Delivery of Documents 157

9.13	Borrowers’ Undertaking to Agents 157

9.14	No Reliance on Agents’ Customer Identification Program 157

9.15	Other Agreements 157

9.16	Appointment for English Law. 158

9.17	Intercreditor Agreement 158

9.18	Québec Collateral Documents. 159

SECTION 10.	MISCELLANEOUS 159

10.1	Notices 159

10.2	Expenses 160

10.3	Indemnity 161

10.4	Set Off 162

10.5	Amendments and Waivers. 162

10.6	Successors and Assigns; Participations. 164

10.7	Independence of Covenants 168

10.8	Survival of Representations, Warranties and Agreements 169

10.9	No Waiver; Remedies Cumulative 169

10.10	Marshalling; Payments Set Aside 169

10.11	Severability 169

10.12	Obligations Several 169

10.13	Headings 169

10.14	APPLICABLE LAW 169

10.15	CONSENT TO JURISDICTION AND SERVICE OF PROCESS 170

10.16	WAIVER OF JURY TRIAL 170

10.17	Confidentiality 171

10.18	Usury Savings Clause 171

10.19	Counterparts 172

10.20	Effective Date 172

10.21	USA Patriot Act Notice 172

10.22	No Setoffs and Defenses 173

10.23	Entire Agreement 173

10.24	Borrowing Agency Provisions. 173

10.25	Nature of Borrowers Obligations 174

10.26	Designation of Debt for Purposes of the Senior Notes Indenture 174

10.27	Quebec Interpretation Matters 174

10.28	English Language 175

10.29	Marketing Consent 175

10.30	CAM Exchange. 175

APPENDICES:
A    Initial Revolving Commitments
B    Notice Addresses

SCHEDULES:
1.1(a)    Factoring Agreements
1.1(b)    Guarantors
4.1    Jurisdictions of Organization
4.2    Capital Stock and Ownership
4.13(b)    Real Estate Assets
4.14    Environmental Matters
4.16    Material Contracts
5.17    Post-Closing Matters
6.1(i)    Certain Indebtedness
6.2(l)    Certain Liens
6.7(i)    Certain Investments
6.12    Certain Affiliate Transactions
EXHIBITS:
A-1    US Borrower Revolving Credit Note
A-2    Canadian Borrower Revolving Credit Note
A-3    US Swing Loan Note
A-4    Canadian Swing Loan Note
B    Compliance Certificate
C    Commitment Transfer Supplement
D    Certificate Re Non-Bank Status
F    Joinder Agreement
I    Landlord Personal Property Collateral Access Agreement
M-1    Borrowing Base Certificate (Domestic)
M-2    Borrowing Base Certificate (European)

REVOLVING CREDIT AND GUARANTY AGREEMENT
This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 3, 2015 is entered into by and among XERIUM TECHNOLOGIES, INC., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms hereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), XERIUM CANADA INC., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms hereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), HUYCK. WANGNER GERMANY GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), ROBEC WALZEN GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), STOWE WOODWARD AKTIENGESELLSCHAFT, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE LEAD BORROWER, as Guarantors, the Lenders party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”).
RECITALS:
WHEREAS, capitalized terms used in these Recitals and not otherwise defined herein shall have the respective meanings set forth for such terms in Section 1.1 hereof; and
WHEREAS, the Borrowers have requested certain financial accommodations from the Lenders (which will be of substantial direct and indirect benefit to the Guarantors) and the Borrowers, Guarantors, Agents and the Lenders are willing to enter into this Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“90-Day Global Excess Availability” means, on a given date, the quotient obtained by dividing (a) the sum of each day’s Global Excess Availability during the ninety (90) consecutive day period immediately preceding such date (or, if shorter, the period commencing on the Closing Date and ending on the day immediately preceding such date) by (b) ninety (90) (or, if applicable, the number of days (which is less than ninety (90)) from the Closing Date to the day immediately preceding such date).
“Additional Agreement” as defined in Section 9.17.
“Additional Lender” as defined in Section 2.22.
“Adjusted EBITDA” means, with respect to any Person for any period, the total of (A) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such Consolidated Net Income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) Consolidated Interest Expense, (iii) Consolidated Depreciation and Amortization Expense, including depreciation and amortization expenses relating to Capital Leases, (iv) reserves for inventory in connection with plant closures, (v) Consolidated Operational Restructuring Costs, (vi) non-cash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention by the Lead Borrower of Common Stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from marking to market Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized in such period), (xiii) fees and expenses related to the negotiation, execution and delivery of closing documentation with respect to Permitted Acquisitions, (xiv) direct costs incurred in order to open new plants (excluding costs incurred after any such opening and excluding operational expenses and losses incurred after any such opening), (xv) fees and expenses incurred in connection with the negotiation, execution and delivery of the Credit Documents and the Term Credit Documents (with duplication of any fees and expenses excluded from the calculation of Consolidated Net Income with respect to the Credit Documents and the Term Credit Documents) and (xvi) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing Consolidated Net Income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xvi) (other than, in the case of clause (xvi), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, taxes paid and provision for taxes based on the income or profits of, and the Consolidated Depreciation and Amortization Expense of, a Subsidiary of such Person shall be added to Consolidated Net Income of such Person to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Consolidated Net Income of such Subsidiary was included in calculating Consolidated Net Income of such Person.
“Administrative Agent” as defined in the preamble hereto.
“Advance Rates” shall mean the lending formula percentages set forth in the definitions of US Borrowing Base, Canadian Borrowing Base and European Borrowing Base.
“Advances” means and includes the Revolving Advances and Swing Loans, or any of them as the context implies.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Lead Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Lead Borrower or any of its Subsidiaries, threatened in writing against or affecting the Lead Borrower or any of its Subsidiaries or any property of the Lead Borrower or any of its Subsidiaries.
“Affected Lender” as defined in Section 2.32.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 20% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Affiliate Lender” means American Securities LLC, on behalf of its affiliated funds, and Carl Marks Strategic Investments, L.P.
“Affiliate Subordination Agreement” means the Affiliate Subordination Agreement, dated as of the Closing Date, among the Credit Parties, the other Subsidiaries of the Lead Borrower from time to time party thereto and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
“Agent” means each of the Administrative Agent, the Collateral Agent, the European Administrative Agent and the European Collateral Agent.
“Aggregate Canadian Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Advances to the Canadian Borrowers outstanding at such time and (b) the Dollar Equivalent of the aggregate amount of all Canadian Letter of Credit Obligations at such time (exclusive of such Canadian Letter of Credit Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Advances by the Canadian Borrowers).
“Aggregate Domestic Exposure” means, at any time, the sum of (a) the Aggregate US Exposure at such time, and (b) the Aggregate Canadian Exposure at such time.
“Aggregate European Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Advances to the European Borrowers outstanding at such time and (b) the Dollar Equivalent of the aggregate amount of all European Letter of Credit Obligations at such time (exclusive of such European Letter of Credit Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Advances by the European Borrowers).
“Aggregate Exposure” means, at any time, the sum of (a) the Aggregate Domestic Exposure at such time and (b) the Aggregate European Exposure at such time.
“Aggregate US Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Advances to the US Borrowers outstanding at such time and (b) the Dollar Equivalent of the aggregate amount of all US Letter of Credit Obligations at such time (exclusive of such US Letter of Credit Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Advances by the US Borrowers).
“Agreement” means this Revolving Credit and Guaranty Agreement, as it may be further amended, restated, supplemented or otherwise modified from time to time.
“Alternate US Base Rate” means, for any day, a rate per annum equal to the highest of (a) the US Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.
“Anti-Corruption Laws” as defined in Section 4.23.
“Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery and all regulations issued thereunder (including, without limitation, Canadian Anti-Terrorism or Sanctions Laws and the Geldwaeschebekaempfungsgesetz), all as amended, supplemented or replaced from time to time.
“Applicable Agent” shall mean (i) with respect to matters relating to the European Facility, European Advances and European Obligations, the European Administrative Agent, (ii) with respect to matters relating to Collateral of the European Credit Parties, the European Collateral Agent and (iii) with respect to all other matters, the Administrative Agent.
“Applicable Conditions” means that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (i) no Default or Event of Default has then occurred and is continuing or would result from any such action, (ii) the Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b), as applicable, would have been at least 1.00 to 1.00 (or 1.00 to 1.00 in the case of a Permitted Acquisition) on a pro forma basis immediately after giving effect to such action, (iii) Global Excess Availability and 90-Day Global Excess Availability on the date of the action or proposed action (calculated after giving effect to any Advances or Letters of Credit then being made or issued in connection with the action or proposed action (and assuming that such Advances and Letters of Credit had remained outstanding throughout the applicable 90-day period (or such shorter period, as applicable) for which 90-Day Global Excess Availability is to be determined)) exceed the greater of (x) twenty-five percent (25.0%) (or twenty (20.0%) in the case of a Permitted Acquisition) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time and (y) $8,000,000 (or $6,000,000 in the case of a Permitted Acquisition), and (iv) the Lead Borrower shall have delivered to the Administrative Agent and the European Administrative Agent a certificate of an Authorized Officer of the Lead Borrower certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii).
“Applicable Lead Borrower” shall mean (i) with respect to matters relating to the European Facility, the European Advances and the European Obligations, the European Lead Borrower, and (ii) with respect to all other matters, the Lead Borrower.
“Applicable Margin” means:
(a) with respect to any Type of Advance under the Domestic Facility, at any time, the applicable percentage (on a per annum basis) set forth in the chart below as to Domestic Rate Loans, LIBOR Rate Loans, Canadian Prime Rate Loans, CDOR Rate Loans and US Base Rate Loans, respectively:

Domestic Rate Loans	LIBOR Rate Loans	Canadian Prime Rate Loans	CDOR Rate Loans	US Base Rate Loans
0.75%	1.75%	0.75%	1.75%	0.75%

AND
(b)    with respect to any Type of Advance under the European Facility, at any time, the applicable percentage (on a per annum basis) set forth in the chart below as to LIBOR Rate Loans and Overnight LIBOR Rate Loans, respectively:

LIBOR Rate Loans	Overnight LIBOR Rate Loans
1.75%	1.75%

“Application Date” as defined in Section 2.7(b).
“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.
“Approved Securities Intermediary” means a Securities Intermediary reasonably acceptable to the Collateral Agent or the European Collateral Agent, as applicable.
“Asset Sale” means a sale, lease or sublease (as lessor or sub-lessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Lead Borrower or any other Credit Party), in one transaction or a series of transactions, of all or any part of the Lead Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of the Lead Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the Ordinary Course (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) substantially worn, damaged or obsolete property disposed of in the Ordinary Course, (iii) returns of inventory in the Ordinary Course, (iv) the use of cash and Cash Equivalents in a manner not inconsistent with the provisions of this Agreement and the other Credit Documents, (v) leases of real property in the Ordinary Course, (vi) non-exclusive licenses or nonexclusive sublicenses of patents, trademarks, copyrights and other intellectual property in the Ordinary Course, (vii) sales of other assets for gross consideration of less than $100,000 with respect to any transaction or series of related transactions and (viii) transactions entered into in connection with Factoring Agreements permitted pursuant to Section 6.1(l).
“Assignment of Crown Debt Restrictions” as defined in the definition of “Eligible Receivables”.
“Attributable Indebtedness” in respect of a Sale and Lease Back Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease Back Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Lease Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”
“Australian Dollars” means the lawful money of Australia.
“Austria GmbH” means Huyck.Wangner Austria GmbH, a limited liability company duly organized under the laws of Austria.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer and in each case with respect to a German Credit Party including a managing director (Geschäftsführer) or member of the board (Vorstandsmitglied).
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Base Rate Loan” means a Canadian Prime Rate Loan, a US Base Rate Loan or a Domestic Rate Loan.
“Beneficiary” means each Agent, each Lender and each Lender Counterparty.
“Benefited Lender” as defined in Section 2.5(e).
“Borrower” or “Borrowers” as defined in the preamble hereto.
“Borrowers’ Account” as defined in Section 2.9.
“Borrower Materials” as defined in Section 5.1(o).
“Borrowing Base” means the sum of the US Borrowing Base, the Canadian Borrowing Base and the European Borrowing Base.
“Borrowing Base Certificate” means, as applicable, (i) a certificate substantially in the form of Exhibit M-1 duly executed by the chief financial officer or treasurer of the Lead Borrower and delivered to the Administrative Agent, appropriately completed, by which such officer shall certify to the Administrative Agent each Domestic Borrowing Base and calculation thereof as of the date of such certificate, and (ii) a certificate substantially in the form of Exhibit M-2 duly executed by the chief financial officer or treasurer of the Lead Borrower and delivered to the European Administrative Agent, appropriately completed, by which such officer shall certify to the European Administrative Agent the European Borrowing Base and each Individual European Borrowing Base and calculation thereof as of the date of such certificate.
“Business Day” means (i) any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York (and (y) in the case of Canadian Prime Rate Loans, US Base Rate Loans and CDOR Rate Loans only, the Province of Ontario, Canada, and (z) in the case of any Advances to the European Borrowers only, Frankfurt am Main, Germany or London, England) or is a day on which banking institutions located in such state or jurisdiction are authorized or required by law or other governmental action to close and (ii):
(a)    if such day relates to any interest rate settings as to a Fixed Rate Loan denominated in Dollars or Pounds Sterling, any fundings, disbursements, settlements and payments in Dollars or Pounds Sterling, as the case may be, in respect of any such Fixed Rate Loan, or any other dealings in Dollars or Pounds Sterling, as the case may be, to be carried out pursuant to this Agreement in respect of any such Fixed Rate Loan, shall mean any such day described in clause (i) above that is also a London Banking Day;
(b)    if such day relates to any interest rate settings as to a Fixed Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Fixed Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Fixed Rate Loan, shall mean any such day described in clause (i) above that is also a European Banking Day;
(c)    if such day relates to any interest rate settings as to a Fixed Rate Loan denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Fixed Rate Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Fixed Rate Loan, shall mean any such day described in clause (i) above that is also a Canadian Banking Day; and
(d)    with respect to advances denominated in Euros or payments of Advances in Euros or any other matters relating to Advances denominated in Euros, such day also shall be a TARGET Day.
“Business Plan” as defined in Section 5.1(m).
“CAM” means the mechanism for the allocation and exchange of interests in the Advances, participations in Letters of Credit and Swing Loans and other Obligations and collections thereunder established under Section 10.30.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 10.30.
“CAM Exchange Date” means the first date after the Closing Date on which there shall occur (a) any event described in Section 8.1(f) or 8.1(g), or (b) an acceleration of the Obligations and termination of the Revolving Commitments pursuant to Section 8.1.
“CAM Percentage” means as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Revolving Commitments immediately prior to the CAM Exchange Date and the termination of the Revolving Commitments, and (b) the denominator of which shall be the amount of the Revolving Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Revolving Commitments.
“Canadian Anti-Terrorism or Sanctions Laws” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Part II.1 of the Criminal Code, the United Nations Act, the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, and any regulations issued under any of the foregoing.
“Canadian Banking Day” means any day on which dealings in Canadian Dollar deposits are conducted by and between banks in the Canadian interbank market.
“Canadian Benefit Plan” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Borrower has any liability with respect to any employee or former employee, but excluding any Canadian Registered Pension Plans and shall not include plans established by statute or administered by a Governmental Authority, including the Canada / Quebec Pension Plan or plans administered pursuant to provincial health tax, workers’ compensation and employment insurance legislation.
“Canadian Borrowing Base” means, at any time, as to the Canadian Borrowers, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to this Agreement (as such amount may be adjusted from time to time in accordance with the terms of this Agreement) equal to:
(a)    eighty-five percent (85%) of Eligible Receivables of the Canadian Borrowers, plus
(b)    the least of (i) sixty-five percent (65%) of the Value of the Eligible Inventory and Eligible Foreign In-Transit Canadian Inventory of the Canadian Borrowers, (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory and Eligible Foreign In-Transit Canadian Inventory of the Canadian Borrowers or (iii) $10,000,000, minus
(c)    Reserves.
“Canadian Borrowers” as defined in the preamble hereto.
“Canadian Borrower Revolving Credit Note” as defined in Section 2.1(a).
“Canadian Cash Management Products and Services” means agreements or other arrangements entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course that provides any of the following products or services to the Canadian Credit Parties or any of their Subsidiaries: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges. The indebtedness, obligations and liabilities of the Canadian Credit Parties and all of their Subsidiaries to the provider of any of the foregoing products or services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Canadian Cash Management Obligations”) shall be “Obligations” hereunder, “Canadian Obligations” hereunder, Guaranteed Canadian Obligations under the Guaranty and secured obligations under the Canadian Collateral Documents, as applicable, and otherwise treated as Canadian Obligations for purposes of each of the other Credit Documents.
“Canadian Cash Management Obligations” as defined in the definition of “Canadian Cash Management Products and Services.”
“Canadian Collateral” means all of the Collateral which is subject or is purported to be subject to the Liens granted by any of the Canadian Collateral Documents.
“Canadian Collateral Documents” means, collectively, the Canadian Pledge and Security Agreement, each of the Canadian Mortgages, the Landlord Consent and Estoppels, if any, the Landlord Personal Property Collateral Access Agreements, if any, entered into by any Canadian Credit Party, and all other instruments, documents, hypothecs, and agreements delivered by any Canadian Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant and/or confirm to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Canadian Credit Party as security for the Canadian Obligations.
“Canadian Compliance Authority” means each and all of (a) Foreign Affairs and International Trade Canada Economic Law Division, (b) Foreign Affairs and International Trade Canada Export Controls Division, (c) Financial Transactions and Reports Analysis Centre of Canada, (d) Royal Canadian Mounted Police, (e) Canada Border Services Agency, (f) Public Works and Government Services Canada Controlled Goods Directorate, (f) Department of Justice Canada, (h) Canada Revenue Agency and (i) Ontario Securities Commission.
“Canadian Credit Party” means each Canadian Borrower and each Canadian Guarantor (other than the European Borrowers and Xerium Technologies Limited).
“Canadian Dollar and Cdn$” means the lawful money of Canada.
“Canadian Dollar Denominated Advances” means each Advance denominated in Canadian Dollars at the time of the incurrence thereof.
“Canadian Guarantor” means (i) with respect to the Canadian Obligations of each Canadian Borrower and each other Canadian Credit Party, each other Canadian Borrower, (ii) each Guarantor listed as a Canadian Guarantor in Schedule 1.1(b), including each European Borrower and Xerium Technologies Limited and (iii) any other Canadian Subsidiary that becomes a party to the Guaranty. For purposes of the Guaranty, the term “Canadian Guarantor” as applied to any Canadian Borrower shall refer to such Canadian Borrower as a guarantor of Obligations incurred by another Canadian Credit Party and not to Obligations directly incurred by such Canadian Borrower in its capacity as a Canadian Borrower hereunder.
“Canadian Guarantor Subsidiary” means each Canadian Guarantor other than a Canadian Borrower.
“Canadian Hedging Obligations” means any Hedging Obligations owed by a Canadian Credit Party.
“Canadian Inventory Reserve” means, as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in its Permitted Discretion to reflect the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of eligible in-transit Inventory by the Canadian Borrowers.
“Canadian Letter of Credit Limit” means $5,000,000.
“Canadian Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all Canadian Letters of Credit outstanding at such time, plus (b) without duplication, the aggregate amount of all drawings under Canadian Letters of Credit for which the applicable Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by the Lenders to the applicable Issuer with respect to such Lender’s participation in Canadian Letters of Credit as provided in Section 2.13 for which the Canadian Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Advance or otherwise.
“Canadian Letters of Credit” means standby and/or commercial letters of credit issued for the account of a Canadian Borrower pursuant to this Agreement.
“Canadian Mortgages” means any Mortgage entered into by a Canadian Credit Party.
“Canadian Obligations” means all Obligations owing to any Agent, any Issuer, any Swing Loan Lender, any Lender or any Lender Counterparty by any Canadian Borrower.
“Canadian Pension Plan Event” means (i) the failure by a Canadian Borrower, or any Affiliate of a Canadian Borrower to make any required contribution or premium payment to a Canadian Registered Pension Plan in a timely manner in accordance with the terms of the applicable Canadian Registered Pension Plan and all applicable laws, (ii) the withdrawal by a Canadian Borrower or any Affiliate of a Canadian Borrower as a participating employer under any multi-employer pension plan, as defined under applicable laws, where the Canadian Borrower or any Affiliate is obligated to provide any contributions or payments in respect of any deficit (iii) the termination, in whole or in part, of any Canadian Registered Pension Plan, (iv) the institution of proceedings by a pension regulator which has jurisdiction over a Canadian Registered Pension Plan to terminate the Canadian Registered Pension Plan in whole or in part, or (v) the occurrence of any event or condition which could reasonably be expected to result in the institution of proceedings by the applicable pension regulator to terminate a Canadian Registered Pension Plan, in whole or in part..
“Canadian Pledge and Security Agreement” means the Canadian Pledge and Security Agreement, dated as of the Closing Date, executed by each Canadian Credit Party, as may be amended, supplemented or otherwise modified from time to time.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent’s in its reasonable discretion) as of 10:15 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or in the average rate for 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” shall be effective from and including the effective date of such change in the PRIMCAN Index or in the 30 day Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page”, respectively.
“Canadian Prime Rate Loan” means an Advance made by a Lender in Canadian Dollars that bears interest determined by reference to the Canadian Prime Rate in accordance with the terms hereof.
“Canadian Registered Pension Plan” means a “registered pension plan” (as defined in subsection 248(1) of the Income Tax Act (Canada)) which is a defined benefit pension plan, which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Borrower or any Affiliate of a Canadian Borrower For the avoidance of doubt, Canadian Registered Pension Plan excludes a Canadian multi-employer pension plan, as defined under applicable laws, contributed to or required to be contributed to by a Canadian Borrower or any Affiliate of a Canadian Borrower.
“Canadian Revolving Loans” means any (i) Canadian Prime Rate Loan, (ii) US Base Rate Loan, (iii) CDOR Rate Loan or (iv) LIBOR Rate Loan.
“Canadian Revolving Loan Maximum Amount” means $15,000,000.
“Canadian Subsidiary” means any Foreign Subsidiary organized under the laws of Canada or any province or territory thereof.
“Canadian Swing Loan Note” as defined in Section 2.3(a).
“Canadian Swing Loans” as defined in Section 2.3(a).
“Capital Expenditures” means, with respect to any Person, all expenditures that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the cash flows of such Person.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Capitalized Lease Obligation” means, as applied to any Person, any obligation incurred or arising out of or in connection with a Capital Lease.
“Cash” means money, currency or a credit balance in any Deposit Account.
“Cash Dominion Period” means:
(a) with respect to the application of Section 5.12(b) with respect to an Approved Deposit Account of any Domestic Credit Party, any period commencing on the date on which (x) an Event of Default shall have occurred and be continuing, (y) Global Excess Availability is, on any date of determination, less than the greater of (i) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Credit at such time and (b) the Borrowing Base at such time, and (ii) $5,000,000; provided, that, any such Cash Dominion Period resulting solely from this clause (y) shall cease to exist to the extent that Global Excess Availability is greater than or equal to the greater of (1) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Credit at such time and (b) the Borrowing Base at such time, and (2) $5,000,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Cash Dominion Period and no other Cash Dominion Period has occurred during such sixty (60) consecutive day period, or (z) Domestic Excess Availability is, on any date of determination, less than the greater of (i) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Domestic Credit at such time and (b) the Domestic Borrowing Base at such time, and (ii) $5,000,000; provided, that, any such Cash Dominion Period resulting solely from this clause (z) shall cease to exist to the extent that Domestic Excess Availability is greater than or equal to the greater of (1) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Domestic Credit at such time and (b) the Domestic Borrowing Base at such time, and (2) $5,000,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Cash Dominion Period and no other Cash Dominion Period under this clause (a) has occurred during such sixty (60) consecutive day period; and
(b)    with respect to the application of Section 5.12(b) with respect to an Approved Deposit Account of any European Credit Party, any period commencing on the date on which (x) an Event of Default shall have occurred and be continuing, (y) Global Excess Availability is, on any date of determination, less than the greater of (i) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Credit at such time and (b) the Borrowing Base at such time, and (ii) $5,000,000; provided, that, any such Cash Dominion Period resulting solely from this clause (y) shall cease to exist to the extent that Global Excess Availability is greater than or equal to the greater of (1) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Credit at such time and (b) the Borrowing Base at such time, and (2) $5,000,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Cash Dominion Period and no other Cash Dominion Period has occurred during such sixty (60) consecutive day period, or (z) European Excess Availability is, on any date of determination, less than the greater of (i) twelve and a half percent (12.5%) of the lesser of (a) the Maximum European Credit at such time and (b) the European Borrowing Base at such time, and (ii) $5,000,000; provided, that, any such Cash Dominion Period resulting solely from this clause (z) shall cease to exist to the extent that European Excess Availability is greater than or equal to the greater of (1) twelve and a half percent (12.5%) of the lesser of (a) the Maximum European Credit at such time and (b) the European Borrowing Base at such time, and (2) $5,000,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Cash Dominion Period and no other Cash Dominion Period under this clause (b) has occurred during such sixty (60) consecutive day period; and
(c)    with respect to any other application of this defined term, any period commencing on the date on which (x) an Event of Default shall have occurred and be continuing, or (y) Global Excess Availability is, on any date of determination, less than the greater of (i) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Credit at such time and (b) the Borrowing Base at such time, and (ii) $5,000,000; provided, that, any such Cash Dominion Period resulting solely from this clause (y) shall cease to exist to the extent that Global Excess Availability is greater than or equal to the greater of (1) twelve and a half percent (12.5%) of the lesser of (a) the Maximum Credit at such time and (b) the Borrowing Base at such time, and (2) $5,000,000 for sixty (60) consecutive days during any applicable period after the occurrence of such Cash Dominion Period and no other Cash Dominion Period has occurred during such sixty (60) consecutive day period.
“Cash Equivalents” means (i) Dollars or any foreign currency freely exchangeable into Dollars and, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the Ordinary Course, (ii) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 and whose long-term debt is rated at least “A-1” or the equivalent thereof by S&P or Moody’s, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in the immediately preceding clause, (v) commercial paper issued by a corporation (other than an Affiliate of any Borrower) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (v) above, (vii) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P, (viii) in the case of any Foreign Subsidiary, instruments equivalent to those referred to above denominated in Euros or any other foreign currency that are comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States and (ix) money market funds as defined in Rule 2a-7 of the General Rules and Regulations as promulgated under the Investment Company Act of 1940.
“Cash Management Obligations” means Canadian Cash Management Obligations, US Cash Management Obligations and European Cash Management Obligations.
“CDOR Rate” means for the relevant interest period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by Administrative Agent to raise Canadian Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day. If the CDOR Rate shall be less than zero, the CDOR Rate shall be deemed to be zero for purposes of this Agreement.
“CDOR Rate Loan” means a Revolving Advance in Canadian Dollars that bears interest determined by reference to the CDOR Rate in accordance with the terms hereof.
“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit D.
“Change in Law” as defined in Section 2.28(a).
“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of section 13(d) and 14(d) under the Exchange Act) shall have acquired beneficial ownership (as defined in Rule13d-3 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Lead Borrower; (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) any “change of control” or similar event shall occur under the documents governing any Indebtedness incurred pursuant to Section 6.1(c), Section 6.1(g), Section 6.1(o) or any Permitted Refinancing Indebtedness with respect thereto, in each case, in an aggregate principal amount of not less than $20,000,000.
“CIP Regulations” as defined in Section 9.14.
“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived in accordance with the terms of this Agreement.
“Closing Date Certificate” means a closing date certificate dated the Closing Date and executed by Lead Borrower.
“Code” means the United State Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds and products thereof, whether now or hereafter acquired, in or upon which Liens are purported to be granted and/or confirmed pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means, collectively, the Canadian Collateral Documents, the US Collateral Documents and the European Collateral Documents.
“Collateral Questionnaire” means, as the case may be, (i) a certificate delivered on or prior to the Closing Date, in form satisfactory to the Collateral Agent, that provides information with respect to the personal, real and mixed property of each Domestic Credit Party, and (ii) a certificate delivered on or prior to the Closing Date, in form satisfactory to the European Collateral Agent, that provides information with respect to the personal, real and mixed property of each European Credit Party.
“Commitment Transfer Supplement” means a document in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent and the European Administrative Agent, properly completed and otherwise in form and substance satisfactory to the Administrative Agent and the European Administrative Agent by which the purchasing Lender purchases and assumes a portion of the obligation of the selling Lender to make and/or participate in Advances and Letters of Credit under this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C.§ 1 et seq.), as amended from time to time.
“Common Stock” means the common stock of the Lead Borrower, par value $0.001 per share.
“Communications” as defined in Section 5.1(l)(i).
“Compliance Authority” means each and all of the (a) US Treasury Department/Office of Foreign Assets Control, (b) US Treasury Department/Financial Crimes Enforcement Network, (c) US State Department/Directorate of Defense Trade Controls, (d) US Commerce Department/Bureau of Industry and Security, (e) the US Internal Revenue Service, (f) the US Justice Department, (g) the US Securities and Exchange Commission, (h) Canadian Compliance Authorities and (i) the European Compliance Authorities, as applicable.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.
“Consigned Inventory” means Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Consolidated Capital Expenditures” means, with respect to any Person for any period, the aggregate of all Capital Expenditures of such Person and its Subsidiaries during such period determined on a consolidated basis.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and any amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141.
“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP. For purposes of clarifying the intention of the parties, the calculation of Consolidated Interest Expense shall be net of interest income and the effect of all interest rate Hedging Obligations.
“Consolidated Net Income “ means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of Indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under this Agreement, and (iv) any cancellation of indebtedness income; provided, further that, without duplication, (x) the net income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to such Person or a wholly-owned Subsidiary thereof in respect of such period (and if such net income is a loss it will be included only to the extent such loss has been funded with cash by such Person or a wholly-owned Subsidiary thereof in respect of such period), and (y) the net income (loss) for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained and which is not expected by the Lead Borrower to be obtained in the Ordinary Course) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (other than a covenant in any loan agreement or similar agreement which restricts the payment of dividends or similar distributions upon the occurrence of or during the existence or continuance of a default or event of default), unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived and except that this clause (y) shall not apply to any Subsidiary that is also a Guarantor in the calculation of the Leverage Ratio.
“Consolidated Operational Restructuring Costs” means, with respect to any Person for any period, any restructuring or related impairment costs reflected in the income statement for such Person and its Subsidiaries resulting from the restructuring activities of such Person and its Subsidiaries.
“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any Securities issued by such Person held as treasury securities.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control Account” means a Securities Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Borrower or any other Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.
“Controlled Disbursement Account” means one or more accounts identified by Lead Borrower to Administrative Agent and acceptable to Administrative Agent, and any replacement or additional accounts of the US Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a US Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a US Borrower, any other Credit Party and any designated Subsidiary of a US Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.
“Covenant Trigger Event” means the occurrence of a date when (a) Global Excess Availability shall have been less than the greater of (i) ten percent (10.0%) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time and (ii) $3,000,000 until such date as (b) Global Excess Availability shall have been at least equal to the greater of (i) ten percent (10.0%) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time and (ii) $3,000,000 for sixty (60) consecutive calendar days.
“Covenant Trigger Period” means any period throughout which a Covenant Trigger Event has occurred and is continuing.
“Covered Entity” means each Credit Party, each Credit Party’s Affiliates and Subsidiaries, all owners of the foregoing, and all brokers or other agents of any Credit Party acting in any capacity in connection with the Obligations.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Intercreditor Agreement, the Collateral Documents, the Affiliate Subordination Agreement, each Funding Notice, the Fee Letters and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith (for the avoidance of doubt, any document, instrument or agreement creating any Hedging Obligations or Cash Management Obligations shall not be considered a Credit Document).
“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit.
“Credit Party” means each Borrower and each Guarantor.
“Currency Due” as defined in Section 2.33.
“Customer” means and includes the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
“Customs” as defined in Section 2.12(b).
“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.
“DDA Access Product” means the bank service provided to any Credit Party by JPMorgan Chase Bank, N.A. (or its Affiliates) in its sole discretion consisting of direct access to schedule payments from the Funding Account by electronic, internet or other access mechanisms that may be agreed upon from time to time by JPMorgan Chase Bank, N.A. (or its applicable Affiliates) and the funding of such payments under the Loan Borrowing Option in the DDA Access Product Agreement.
“DDA Access Product Agreement” means JPMorgan Chase Bank, N.A.'s Treasury Services End of Day Investment & Loan Sweep Service Terms, as in effect on the date of this Agreement, as the same may be amended from time to time.
“Debt” means, with respect to the Lead Borrower, on a consolidated basis on any date, an amount equal to the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness of the Lead Borrower and its Subsidiaries on such date (to the extent such Indebtedness would be included as a liability on a balance sheet prepared in accordance with GAAP), (ii) the aggregate principal amount of all debt obligations of the Lead Borrower and its Subsidiaries evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) the aggregate amount of unreimbursed drawings (but excluding, for the avoidance of doubt, undrawn amounts) in respect of letters of credit (or similar facilities) issued for the account of the Lead Borrower or any of its Subsidiaries and (iv) the aggregate amount of all guaranties of the Lead Borrower and its Subsidiaries in respect of Indebtedness of third persons of the type described in preceding clauses (i) through (iii).
“Default” means a condition or event that, after notice or expiry of an applicable grace period, or the making of any determination under the Credit Documents, or any combination of any of the foregoing, would constitute an Event of Default.
“Defaulting Lender” means, at any time, any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to any Agent, any Issuer or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the European Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Lead Borrower, the European Lead Borrower, the Administrative Agent or the European Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by the Applicable Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Applicable Agent’s receipt of such certification in form and substance satisfactory to the Applicable Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.5(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Revolving Commitment Percentage of such payments due and payable to all of the Lenders; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to a Special Purpose Vehicle pursuant to Section 10.6(i).
“Default Rate” as defined in Section 2.23.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Deposit Account Bank” means a financial institution reasonably acceptable to the Collateral Agent or the European Collateral Agent, as applicable.
“Deposit Account Control Agreement” means a letter agreement, in form and substance satisfactory to the Collateral Agent or the European Collateral Agent, as applicable, executed by the relevant Credit Party, the Collateral Agent or European Collateral Agent, and the relevant Deposit Account Bank, and with respect to Deposit Accounts under English law or under German law, (i) any agreement to be entered into between the respective Borrower as account holder, the European Collateral Agent and the respective account bank, or (ii) a notice of pledge to be served on the respective account bank and the corresponding acknowledgement, granting sole disposal rights in favour of the European Collateral Agent, in each case in form and substance acceptable to the European Collateral Agent.
“Disregarded Domestic Subsidiary” means any Domestic Subsidiary treated as a disregarded entity for U.S. federal income tax purposes and the sole assets of which are Capital Stock in one or more controlled foreign corporations within the meaning of section 957 of the Code.
“Document” means “document” as defined in the UCC.
“Dollar Denominated Advances” means each Revolving Advance denominated in Dollars at the time of the incurrence thereof.
“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by the Applicable Agent in its Permitted Discretion at such time using the Exchange Rate in effect on the Business Day of determination.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Borrowing Base” means the sum of the US Borrowing Base and the Canadian Borrowing Base.
“Domestic Credit Party” means, collectively, the US Credit Parties and the Canadian Credit Parties.
“Domestic Excess Availability” means the amount, as determined by the Administrative Agent in its Permitted Discretion, calculated at any date, equal to: (a) the lesser of: (i) the Domestic Borrowing Base at such time and (ii) the Maximum Domestic Credit at such time, minus (b) the sum of: (i) the Aggregate Domestic Exposure at such time, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the US Borrowers and Canadian Borrowers which are past due beyond the due date therefor by at least sixty (60) days (other than trade payables or other obligations being contested or disputed by the US Borrowers or Canadian Borrowers in good faith).
“Domestic Facility” means the Revolving Commitment of the Lenders to make Revolving Advance to the US Borrowers and the Canadian Borrowers pursuant to Sections 2.1(a)(i) and (ii) and to participate in US Letters of Credit and Canadian Letters of Credit, and US Swing Loans and Canadian Swing Loans.
“Domestic Payment Office” means, initially, Chase Tower, 10 South Dearborn, Chicago, Illinois 60603 thereafter, such other office of the Administrative Agent, if any, which it may designate by notice to the Lead Borrower and to each Lender to be the Domestic Payment Office.
“Domestic Rate Loan” means any Advance made by the Lenders (including the Domestic Swing Loan Lender) in Dollars to the US Borrowers that bears interest based upon the Alternate US Base Rate.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Domestic Swing Loan Lender” means (i) JPMorgan Chase Bank, N.A., in its capacity as lender of the US Swing Loans and (ii) JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of the Canadian Swing Loans.
“Drawing Date” as defined in Section 2.13(b).
“ECP” as defined in the definition of “Excluded Swap Obligation”.
“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any other Person (other than a natural person); provided, however, that neither the Lead Borrower nor any Affiliate of the Lead Borrower (other than an Affiliate Lender) shall be an Eligible Assignee; and provided, further, that no Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause, shall be an Eligible Assignee.
“Eligible Customs Broker” means a customs broker that has its principal assets and principal place of business in the United States or Canada and which is acceptable to the Administrative Agent and with which the Administrative Agent has entered into an Imported Goods Agreement.
“Eligible Equipment” means equipment owned by a Borrower and meeting each of the following requirements:
(a)    such Borrower has good title to such equipment;
(b)    such Borrower has the right to subject such equipment to a Lien in favor of the Applicable Agent; such equipment is subject to a first priority perfected Lien in favor of the Applicable Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Liens which do not have priority over the Lien in favor of such Agent);
(c)    the full purchase price for such equipment has been paid by such Borrower and it was not purchased from a Sanctioned Person;
(d)    such equipment is located on premises (i) owned by such Borrower or (ii) leased by such Borrower where (x) the lessor has delivered to the Applicable Agent a Landlord Personal Property Collateral Access Agreement or any equivalent agreement, as applicable, or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Applicable Agent in its Permitted Discretion;
(e)     such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Borrower in the ordinary course of business of such Borrower;
(f)     such equipment is not subject to any agreement which restricts the ability of such Borrower to use, sell, transport or dispose of such equipment or which restricts the Applicable Agent's ability to take possession of, sell or otherwise dispose of such equipment;
(g)     such equipment is included in a recent equipment appraisal satisfactory to the Applicable Agent in its Permitted Discretion; and
(h)     such equipment does not constitute "Fixtures" under the applicable laws of the jurisdiction in which such equipment is located (with respect to equipment located in Germany, such equipment does not constitute "Wesentliche Bestandteile" in accordance with section 94 of the German Civil Code (Bürgerliches Gesetzbuch).
“Eligible European Jurisdiction” means each of Austria, Belgium, Denmark, Finland, France, Germany, Italy, Ireland, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom, provided that the European Administrative Agent may, in its sole discretion, remove one or more of the countries comprising an Eligible European Jurisdiction and subsequently add one or more of such countries back as an Eligible European Jurisdiction.
“Eligible Foreign In-Transit Canadian Inventory” means Inventory of the Canadian Borrowers that would be Eligible Inventory but for the fact that it is Foreign In-Transit Canadian Inventory, but only if:
(i) such Foreign In-Transit Canadian Inventory is in-transit between a location owned or leased by a Canadian Borrower to or from a location owned or leased by a US Borrower;
(ii) such Foreign In-Transit Canadian Inventory is being transferred from a Subsidiary of the Lead Borrower located outside of the US or Canada to a US Borrower or Canadian Borrower location in the US or Canada, so long as such Eligible Foreign In-Transit Canadian Inventory, when combined with Eligible Foreign In-Transit US Inventory described in clause (ii) of the definition thereof, does not exceed $500,000 in the aggregate at any time; or
(iii) all of the following conditions are satisfied with respect to such Inventory: (a) such Foreign In-Transit Canadian Inventory is the subject of a Negotiable Document that designates the Administrative Agent as the consignee; (b) such Foreign In-Transit Canadian Inventory has been paid for by the Canadian Borrowers or the Administrative Agent has otherwise satisfied itself that a final sale of such Inventory to such Canadian Borrower has occurred and title has passed to a Canadian Borrower; (c) the Administrative Agent has received assurances satisfactory to it that all of the original Documents evidencing such Foreign In-Transit Canadian Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit Canadian Inventory shall thereupon cease to be Eligible Foreign In-Transit Canadian Inventory), or, if required by the Administrative Agent in the exercise of its Permitted Discretion, all of such original Documents are in the possession, in Canada, of the Administrative Agent or an Eligible Customs Broker (as specified by the Administrative Agent); (d) no default exists under any agreement in effect between the vendor of such Inventory and such Canadian Borrower that would permit such vendor under any Requirement of Law (including the PPSA) to divert, reclaim, reroute, or stop shipment of such Inventory; (e) such Foreign In-Transit Canadian Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as lender loss payee; and (f) the Administrative Agent has received an executed Imported Goods Agreement with respect to such Inventory from an Eligible Customs Broker; provided that such Eligible Foreign In-Transit Canadian Inventory, when combined with Eligible Foreign In-Transit US Inventory and any Consigned Inventory of the Borrowers that qualifies as Eligible Inventory, shall not exceed $8,500,000 in the aggregate.
“Eligible Foreign In-Transit US Inventory” means Inventory of the US Borrowers that would be Eligible Inventory but for the fact that it is Foreign In-Transit US Inventory, but only if:
(i) such Foreign In-Transit US Inventory is in-transit between a location owned or leased by a US Borrower to or from a location owned or leased by a Canadian Borrower (other than any location in the Province of Québec);
(ii) such Foreign In-Transit US Inventory is being transferred from a Subsidiary of the Lead Borrower located outside of the US or Canada to a US Borrower or Canadian Borrower location in the US or Canada (other than any location in the Province of Québec), so long as such Foreign In-Transit US Inventory, when combined with Eligible Foreign In-Transit Canadian Inventory described in clause (ii) of the definition thereof, does not exceed $500,000 in the aggregate at any time; or
(iii) all of the following conditions are satisfied with respect to such Inventory: (a) such Foreign In-Transit US Inventory is the subject of a Negotiable Document that designates the Administrative Agent as the consignee; (b) such Foreign In-Transit US Inventory has been paid for by a US Borrower or the Administrative Agent has otherwise satisfied itself that a final sale of such Inventory to such US Borrower has occurred and title has passed to a US Borrower; (c) the Administrative Agent has received assurances satisfactory to it that all of the original Documents evidencing such Foreign In-Transit US Inventory (all of which Documents shall be Negotiable Documents) have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) days after the sending thereof, such Foreign In-Transit US Inventory shall thereupon cease to be Eligible Foreign In-Transit US Inventory), or, if required by the Administrative Agent in the exercise of its Permitted Discretion, all of such original Documents are in the possession, in the United States, of the Administrative Agent or an Eligible Customs Broker (as specified by the Administrative Agent); (d) no default exists under any agreement in effect between the vendor of such Inventory and such US Borrower that would permit such vendor under any Requirement of Law (including the UCC) to divert, reclaim, reroute, or stop shipment of such Inventory; (e) such Foreign In-Transit US Inventory is fully insured by marine cargo or other similar insurance, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as lender loss payee; and (f) the Administrative Agent has received an executed Imported Goods Agreement with respect to such Inventory from an Eligible Customs Broker; provided that such Eligible Foreign In-Transit US Inventory, when combined with Eligible Foreign In-Transit Canadian Inventory and any Consigned Inventory of the Borrowers, that qualifies as Eligible Inventory, shall not exceed $8,500,000 in the aggregate.
“Eligible Inventory” means and includes Inventory of a Borrower which is not, in the Applicable Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which the Applicable Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as the Applicable Agent may from time to time deem appropriate in its Permitted Discretion including whether the Inventory is subject to a First Priority perfected security interest, governed by the laws of the jurisdiction in which such Inventory is located in favor of the Collateral Agent or the European Collateral Agent, as applicable, and no other Lien (other than a Permitted Lien). In addition, Inventory shall not be Eligible Inventory if it:
(a) does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof;
(b) (i) is Foreign In-Transit US Inventory or in-transit, in the case of the US Borrowers, within the United States or, (ii) is Foreign In-Transit Canadian Inventory or in-transit, in the case of the Canadian Borrowers, within Canada or, (iii) is in-transit, in the case of the European Borrowers;
(c) is (x) in the case of the US Borrowers, located outside the continental United States or (y) in the case of the Canadian Borrowers, located outside of the Province of Ontario or any other province or territory of Canada in which the First Priority Lien of the Collateral Agent in such Inventory has not been perfected or (z) in the case of the European Borrowers, located outside Germany, or (in any case) at a location that is not otherwise in compliance with this Agreement;
(d) constitutes Consigned Inventory, except Consigned Inventory of all Borrowers that, when combined with Eligible Foreign In-Transit Canadian Inventory and Eligible Foreign In-Transit US Inventory, does not exceed $8,500,000 in the aggregate;
(e) is the subject of an Intellectual Property Claim;
(f) is subject to a License Agreement that limits, conditions or restricts the applicable Borrower’s or the Applicable Agent’s right to sell or otherwise dispose of such Inventory, unless the Applicable Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or the Applicable Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Borrowing Base with respect thereto as the Applicable Agent shall deem appropriate in its Permitted Discretion);
(g) is situated at a location not owned by a Borrower unless the owner or occupier of such location has executed in favor of the Collateral Agent or European Collateral Agent, as applicable, a Landlord Personal Property Collateral Access Agreement (or the Applicable Agent shall agree otherwise in its Permitted Discretion after establishing reserves against the Borrowing Base with respect thereto as the Applicable Agent shall deem appropriate in its Permitted Discretion);
(h) the sale of such Inventory would result in an ineligible Receivable or such Inventory was acquired from a Sanctioned Person;
(i) for which any contract relating to such Inventory expressly includes retention of the rights in favor of the vendor or supplier thereof provided that Inventory of a European Borrower which may be subject to any rights of retention of title shall not be excluded from Eligible Inventory solely pursuant to this sub-paragraph (i) in the event that (A) the European Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior, or upon delivery of, such Inventory to the relevant European Borrower or (B) a Letter of Credit has been issued under and in accordance with the terms of this Agreement for the purchase of such Inventory; or
(j) if such Inventory was acquired in connection with a Permitted Acquisition, unless the last sentence of the definition of "Permitted Acquisition" shall have been satisfied with respect thereto.
“Eligible Receivables” means and includes each Receivable of a Borrower arising in the Ordinary Course and which the Applicable Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as the Applicable Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to the Collateral Agent’s or European Collateral Agent’s, as applicable, First Priority perfected security interest and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to the Applicable Agent. In addition, no Receivable shall be an Eligible Receivable if:
(a)    it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;
(b)    it is due or unpaid with respect to all Receivables arising from a sale that has payment terms of more than sixty (60) days after the original due date or one hundred twenty (120) days after the original invoice date;
(c)    fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in the Applicable Agent's Permitted Discretion be increased or decreased from time to time;
(d)    any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
(e)    an Insolvency Event shall have occurred with respect to such Customer;
(f)    (i) the Customer is a Sanctioned Person or (ii) in respect of Receivables of a US Borrower or a Canadian Borrower, the sale is to a Customer outside the continental United States of America or a province of Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to the Applicable Agent in its Permitted Discretion;
(g)    the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;
(h)    the Applicable Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
(i)    in respect of Receivables of a US Borrower or a Canadian Borrower, the Customer is (1) the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable laws and has complied with Section 6.4 hereof; or (2) Her Majesty in right of Canada or any provincial or local Governmental Authority to the extent (but only to the extent) that the Receivables owed by such Customer are subject to restriction on assignment pursuant to the Financial Administration Act, R.S.C. 1985, c.F-11, as amended, or any similar applicable federal, provincial or local law, regulation or requirement (collectively, “Assignment of Crown Debt Restrictions”), unless the applicable Borrower assigns its right to payment of such Receivable to the Collateral Agent in compliance with the particular provisions of the relevant Assignment of Crown Debt Restrictions and such assignment is enforceable against such Governmental Authority;
(j)    the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;
(k)    the Receivables of the Customer exceed a credit limit determined by the Applicable Agent, in its Permitted Discretion, to the extent such Receivable exceeds such limit;
(l)    the Receivable is subject to any offset, deduction, defense, dispute, rebates, credits, counterclaim or contingency (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, counterclaim or contingency), the Customer is also a creditor or supplier of a Borrower, the Receivable is contingent in any respect or for any reason or the Receivable is subject to any netting or similar arrangements, including with respect to German law governed Receivables a current account arrangement (Kontokorrentabrede) with the respective Customer;
(m)    the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course for prompt payment, which have been reserved against by the applicable Borrower;
(n)    any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;
(o)    such Receivable is not payable to the applicable Borrower;
(p)    such Receivable is subject to any Factoring Agreement;
(q)    in respect of any European Borrower, it is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of security, in each case unless the European Administrative Agent has determined that such limitation is not enforceable;
(r)    in respect of any European Borrower, the contract or agreement underlying such Receivable is governed by (or, if no governing law is expressed therein, is deemed to be governed by) the laws of any jurisdiction other than any European Borrower, or any Eligible European Jurisdiction (save where such Receivable is supported by a letter of credit (governed by the laws of the People's Republic of China) assigned to the European Collateral Agent and issued by a bank acceptable to European Collateral Agent (in its sole discretion) and subject to any such Receivables not exceeding $1,000,000 in the aggregate);
(s)    in respect of any European Borrower, the relevant Customer (i) does not maintain its chief executive office in any Eligible European Jurisdiction, and (ii) is not organized under applicable law of an Eligible European Jurisdiction, unless, in any such case, such Receivable is backed by a letter of credit acceptable to the European Administrative Agent which, upon and to the extent the European Administrative Agent has made a request therefore, is in the possession of, has been assigned to and is directly drawable by the European Administrative Agent;
(t)    such Receivable was acquired in connection with a Permitted Acquisition, unless the last sentence of the definition of "Permitted Acquisition" shall have been satisfied with respect thereto; or
(u)    such Receivable is not otherwise satisfactory to the Applicable Agent as determined by the Applicable Agent in its Permitted Discretion.
“Employee Benefit Plan” means any “employee benefit plan” as defined in section 3(3) of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. For the avoidance of doubt, Employee Benefit Plan does not include any Canadian Benefit Plan or Non-US Plan in the exclusion.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Lead Borrower or any of its Subsidiaries or any Operating Facility.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Lead Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Lead Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Lead Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Lead Borrower or such Subsidiary could be liable under the Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation under subsections .21, .22, .23, .27, .28, .29, .31 and .32); (ii) the failure to meet the minimum funding standard of or other requirements of section 412, 430 or 436 of the Code with respect to any Pension Plan (whether or not waived), the failure to meet the funding standards or other requirements of section 431 or 432 of the Code with respect to any Multiemployer Plan or the failure to make by its due date any required installment, contribution or premium payment to or in respect of any Pension Plan or Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to section 4041 (a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in section 4041 (c) of ERISA; (iv) the withdrawal by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Lead Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to section 4062(e) or 4069 of ERISA or by reason of the application of section 4212(c) of ERISA; (vii) the withdrawal of the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to section 4241 or 4245 of ERISA, or that is in endangered, seriously endangered or critical status pursuant to section 432 of the Code or that it intends to terminate or has terminated under section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to section 401 (a)(29) or 430 of the Code or pursuant to ERISA with respect to any Pension Plan.
“European Administrative Agent” as defined in the preamble hereto.
“European Advances” means and includes the Revolving Advances made to the European Borrowers by the Lenders pursuant to Section 2.1(a)(iii), the European Letters of Credit and the European Swing Loans.
“European Banking Day” means any day on which dealings in Euro deposits are conducted by and between banks in the European interbank market.
“European Borrowers” as defined in the preamble hereto.
“European Borrowing Base” means, at any time, as to the European Borrowers, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the European Administrative Agent pursuant to this Agreement (as such amount may be adjusted from time to time in accordance with the terms of this Agreement) equal to:
(a)    eighty-five percent (85%) of Eligible Receivables of the European Borrowers, plus
(b)    the lesser of (i) sixty-five percent (65%) of the Value of the Eligible Inventory of the European Borrowers, or (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory of the European Borrowers, plus
(c)    the sum of the PP&E Component for the European Borrowers, minus
(d)    Reserves;
provided, however, that with respect to European Borrowers incorporated in Germany, the Individual European Borrowing Bases will apply.
“European Cash Management Products and Services” means agreements or other arrangements entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course that provides any of the following products or services to the European Credit Parties or any of their Subsidiaries: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges. The indebtedness, obligations and liabilities of the European Credit Parties and all of their Subsidiaries to the provider of any of the foregoing products or services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “European Cash Management Obligations”) shall be “Obligations” hereunder, “European Obligations” hereunder, Guaranteed European Obligations under the Guaranty and secured obligations under the European Collateral Documents, as applicable, and otherwise treated as European Obligations for purposes of each of the other Credit Documents.
“European Cash Management Obligations” as defined in the definition of “European Cash Management Products and Services.”
“European Collateral” means all of the Collateral which is subject or is purported to be subject to the Liens granted by any of the European Collateral Documents.
“European Collateral Agent” as defined in the preamble hereto.
“European Collateral Documents” means, collectively, the German Collateral Documents, the U.K. Collateral Documents and all other instruments, documents, hypothecs, and agreements delivered by any European Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant and/or confirm to the European Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that European Credit Party as security for the European Obligations.
“European Compliance Authority” means each and all of the European authorities or designees appointed by the European authorities for national compliance purposes, in particular but not limited to the UK government and the German governmental authorities or any other entity in charge of compliance affairs in the UK and Germany.
“European Credit Party” means each European Borrower and each European Guarantor (other than the Lead Borrower and Xerium Canada).
“European Excess Availability” means the amount, as determined by the European Administrative Agent in its Permitted Discretion, calculated at any date, equal to: (a) the lesser of: (i) the European Borrowing Base at such time and (ii) the Maximum European Credit at such time, minus (b) the sum of: (i) the Aggregate European Exposure at such time, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the European Borrowers which are past due beyond the due date therefor by at least sixty (60) days (other than trade payables or other obligations being contested or disputed by the European Borrowers in good faith).
“European Facility” means the Revolving Commitment of the Lenders to make Revolving Advances to the European Borrowers pursuant to Section 2.1(a)(iii) and to participate in European Letters of Credit and European Swing Loans.
“European Guarantor” means (i) with respect to the European Obligations of each European Borrower and each other European Credit Party, each other European Borrower, (ii) each Guarantor listed as a European Guarantor in Schedule 1.1(b), including each Canadian Borrower and (iii) any other European Subsidiary that becomes a party to the Guaranty. For purposes of the Guaranty, the term “European Guarantor” as applied to any European Borrower shall refer to such European Borrower as a guarantor of Obligations incurred by another European Credit Party and not to Obligations directly incurred by such European Borrower in its capacity as a European Borrower hereunder.
“European Guarantor Subsidiary” means each European Guarantor other than a Borrower.
“European Hedging Obligations” means any Hedging Obligations owed by a European Credit Party.
“European Inventory Reserve” means, as of any date of determination, such amounts as the European Administrative Agent may from time to time establish and revise in its Permitted Discretion to reflect the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with Inventory of the European Borrowers.
“European Lead Borrower” as defined in the preamble hereto.
“European Letter of Credit Limit” means $10,000,000.
“European Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all European Letters of Credit outstanding at such time, plus (b) without duplication, the aggregate amount of all drawings under European Letters of Credit for which the applicable Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by the Lenders to the applicable Issuer with respect to such Lender’s participation in European Letters of Credit as provided in Section 2.13 for which the European Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Advance or otherwise.
“European Letters of Credit” means standby and/or commercial letters of credit, and/or bank guarantees, issued for the account of a European Borrower pursuant to this Agreement, and shall be deemed to include each of the Existing European Letters of Credit.
“European Obligations” means all Obligations owing to any Agent, any Issuer, any Swing Loan Lender, any Lender or any Lender Counterparty by any European Borrower.
“European Payment Office” means, initially, 25 Bank Street, Canary Wharf, London E14 5JP; thereafter, such other office of the European Administrative Agent, if any, which it may designate by notice to the European Lead Borrower and to each Lender to be the European Payment Office.
“European Subsidiary” means any Foreign Subsidiary of any European Borrower (other than another European Borrower).
“European Swing Loan Lender” means JPMorgan Chase Bank, N.A, London Branch, in its capacity as lender of the European Swing Loans (together with any Affiliate thereof which may have advanced Existing European Swing Loans).
“European Swing Loan Note” as defined in Section 2.3(a).
“European Swing Loans” as defined in Section 2.3(a) (and shall, for the avoidance of doubt, include the Existing European Swing Loans).
“Euros” and “€” means the single currency of the Participating Member States.
“Euros Denominated Advances” means each Revolving Advance denominated in Euros at the time of the incurrence thereof.
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” means the prevailing spot rate of exchange of such bank as the Applicable Agent may reasonably select for the purpose of conversion of one currency to another, at or around 12:00 p.m. Local Time, on the date on which any such conversion of currency is to be made under this Agreement.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any Agent, any Issuer, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document:
(a)    any Taxes imposed on or measured by all or part of such Person’s net income or branch profits, (in each case, however denominated and whether worldwide, or only insofar as such income is, or branch profits are, considered to arise in or to relate to a particular jurisdiction, or otherwise) and franchise (and similar) Taxes imposed on it in lieu of net income taxes, by a jurisdiction in which that Person is organized or in which that Person’s applicable Principal Office (and/or, in the case of a Lender, its applicable lending office) is located, or with which that Person (and/or, in the case of a Lender, its applicable lending office) is deemed to have nexus, other than any such nexus arising from such Person having executed, delivered, or performed its obligations or received a payment under, or enforced this Agreement or any other Credit Document;
(b)    any U.S. withholding tax that is imposed pursuant to any law in effect at the time that such recipient becomes a party to this Agreement, changes its applicable lending office or changes its place of organization, except to the extent that (i) such Person’s assignor (if any) was entitled, immediately prior to the assignment, or such Person was entitled, immediately prior to the change in lending office or change of place of organization, to payments in respect of such Tax under Section 2.29(a) or (ii) such change in such Person’s applicable lending office or place of organization or such assignment is pursuant to the written request of any Credit Party or Section 2.32;
(c)    any U.S. withholding tax attributable to a recipient’s failure to comply with Section 2.29(c);
(d)    any United States federal withholding taxes imposed under FATCA;
(e)    any U.S. federal backup withholding taxes imposed under section 3406 of the Code;
(f)    any interest, additions to tax or penalties in respect of the foregoing;
(g)    Taxes arising by virtue of any Agent, Lender, Issuer or Participant, as applicable, not dealing at arm's length with any Canadian Borrower for purposes of the Income Tax Act (Canada); and
(h)    Taxes arising by virtue of any Agent, Lender, Issuer or Participant, as applicable, being a “specified non-resident shareholder” of a Canadian Borrower or a non-resident person not dealing at arm's length with a specified non-resident shareholder of a Canadian Borrower, in each case for purposes of the Income Tax Act (Canada).
“Existing European Letters of Credit” means, collectively, (i) that certain letter of credit number 7F7S-724514 issued July 21, 2014 by J.P. Morgan AG for the benefit of Voith Paper GmbH And Co. KG in the amount of €3,452.67, (ii) that certain letter of credit number 7F7S-724526 issued July 21, 2014 by JPMorgan Chase Bank, N.A. for the benefit of Voith Paper GmbH And Co. KG in the amount of €30,598.11, (iii) that certain letter of credit number 7F7S-727088 issued June 29, 2015 by J.P. Morgan AG for the benefit of Modern Karton Sanayi Ve Ticaret A.S. in the amount of $400,000, and (iv) that certain letter of credit number 7F7S-727089 issued June 29, 2015 by J.P. Morgan AG for the benefit of Modern Karton Sanayi Ve Ticaret A.S. in the amount of $150,000 and (v) each other letter of credit, bond, guaranty or similar instrument that may have been issued by JPMorgan Chase Bank, N.A. or its Affiliates for the account of, or on application by, the Lead Borrower or any of its Subsidiaries prior to the Closing Date, in each case as amended, restated, modified, supplemented or renewed.
“Existing European Swing Loans” means, collectively, all of the European Swing Loans (as defined under the Existing Revolving Credit Facility) outstanding as of the Closing Date and issued by JPMorgan Chase Bank, N.A. or its branches or Affiliates.
“Existing Revolving Credit Facility” means that certain First Amended and Restated Credit and Guaranty Agreement dated March 3, 2014 by and among the Borrowers, the Guarantors, PNC Bank, National Association, in its capacities as a lender and agent thereunder, and JPMorgan Chase Bank, N.A., in its capacities as a lender and agent thereunder, as amended prior to the Closing Date.
“Factoring Agreements” means agreements providing for the Lead Borrower or any of its Subsidiaries to sell or otherwise dispose of any receivable on arm’s length terms for cash payable at the time of the disposal to a third-party factor on a non-recourse basis, including those certain agreements set forth on Schedule 1.1(a) and provided to the Administrative Agent and the European Administrative Agent and their respective counsel, and all amendments, modifications, replacements, renewals and extensions thereof.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury regulations or other administrative guidance promulgated thereunder, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction which (in either case) facilitates the implementation of the preceding clause (a), or (c) any agreement entered into pursuant to the implementation of the preceding clauses (a) or (b) with the United States Internal Revenue Service, the US Government or any governmental or taxation authority under any other jurisdiction.
“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.
“Fee Letters” means, collectively, any fee letter between the Lead Borrower or any Credit Party on the one hand and any of the Agents on the other hand.
“Financial Assets” has the meaning specified in the UCC or the PPSA, as applicable.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of the Lead Borrower that such financial statements fairly present, in all material respects, the financial condition of the Lead Borrower and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens which are junior in priority (or, to the extent provided in the Intercreditor Agreement with respect to Term Priority Collateral, senior in priority) to the Collateral Agent’s or European Collateral Agent’s, as the case may be, Lien on such Collateral.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Lead Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for the Lead Borrower and its Subsidiaries for the most recent four consecutive Fiscal Quarter period, of (a) Adjusted EBITDA for such period minus an amount equal to the sum of (i) all cash Capital Expenditures made during such period (except to the extent financed with (x) Indebtedness for borrowed money other than with the Advances or other working capital revolving credit facilities, (y) Net Asset Sale Proceeds or (z) Net Insurance/Condemnation Proceeds), plus (ii) all taxes paid in cash during such period, plus (iii) all cash dividends or other cash distributions made on account of the Lead Borrower’s Capital Stock and all cash repurchases or redemptions of the Lead Borrower’s Capital Stock in each case made during such period to (b) all Fixed Charges paid or payable in cash for such period.
“Fixed Charges” means, with respect to the Lead Borrower and its Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (i) Consolidated Interest Expense during such period, plus (ii) all regularly scheduled (as determined as of the first day of the respective period) and mandatory principal payments of Indebtedness (including the principal component of Capital Leases) made or required to be made during such period, plus (iii) the applicable Monthly Amortization Amount for such period.
“Fixed Rate Loan” means a CDOR Rate Loan or a LIBOR Rate Loan.
“Flood Hazard Property” means any improved Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in whole or in part in an area designated by the Federal Emergency Management Agency or other Governmental Authority as having special flood or mud slide hazards.
“Foreign In-Transit Canadian Inventory” means Inventory of a Canadian Borrower that is in transit from a location outside Canada to any location within Canada of such Canadian Borrower or a Customer of such Canadian Borrower.
“Foreign In-Transit US Inventory” means Inventory of a US Borrower that is in transit from a location outside the United States to any location within the United States of such US Borrower or a Customer of such US Borrower.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Account” means the deposit account(s) of the US Borrowers (and acceptable to Administrative Agent) to which the Administrative Agent is authorized by the US Borrowers to transfer the proceeds of any Revolving Advances made to the US Borrowers that are requested or authorized pursuant to this Agreement.
“Funding Notice” means a notice in a form reasonably acceptable to the Applicable Agent and shall include that certain funding notice and flow of funds memorandum dated the Closing Date provided by the applicable Borrowers with respect to, among other things, the initial Revolving Advances made on the Closing Date.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, for the Lead Borrower and its Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Germany” means the Federal Republic of Germany.
“German Collateral Document” means each pledge agreement, security assignment agreement, security transfer agreement, land charge deed, security purpose agreement or other agreement that is entered into by any German Credit Party in favour of the European Collateral Agent, and any other pledge agreement, security assignment agreement, security transfer agreement, land charge deed, security purpose agreement or other agreement entered into by a Credit Party granting a security interest in favour of the European Collateral Agent that is governed by the laws of Germany, in each case, in form and substance satisfactory to the European Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.
“German Credit Parties” means, collectively the European Borrowers and any Credit Party that (i) is organized under the laws of Germany, and/or (ii) becomes a party to a German Collateral Document.
“German Insolvency Event” means;
(a)    a German Relevant Entity is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, including a stoppage of payment situation (Zahlungsunfähigkeit), a status of over-indebtedness (Überschuldung), the presumed inability to pay its debts as they fall due (drohende Zahlungsunfähigkeit), or actual insolvency proceedings;

(b) a moratorium is declared in respect of any Indebtedness of a German Relevant Entity, or

(c) (i) such German Relevant Entity is otherwise in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung) and (ii) a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) has been filed based on section 17 to section 19 of the German Insolvency Code (Insolvenzordnung).

“German Relevant Entity” means any German Credit Party or any Credit Party capable of becoming subject of insolvency proceedings under the German Insolvency Code (Insolvenzordung).
“Global Excess Availability” means the amount, as determined by the Administrative Agent (and, in connection with the European Facility components thereof, the European Administrative Agent) in its Permitted Discretion, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base at such time and (ii) the Maximum Credit at such time, minus (b) the sum of: (i) the Aggregate Exposure at such time, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrowers which are past due beyond the due date therefor by at least sixty (60) days (other than trade payables or other obligations being contested or disputed by the Borrowers in good faith).
“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means any federal, provincial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or any foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Grantor” as defined in the Security Agreements.
“Guaranteed Canadian Obligations” as defined in Section 7.1.
“Guaranteed European Obligations” as defined in Section 7.1.
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” means each US Guarantor, each Canadian Guarantor and each European Guarantor.
“Guarantor Subsidiary” means each US Guarantor Subsidiary, each Canadian Guarantor Subsidiary and each European Guarantor Subsidiary.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7 or any other guaranty which purports to guaranty all or a portion of the Obligations.
“Hazardous Materials” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes; provided that the obligations owing to a Lender or an Affiliate of a Lender in connection with applicable documents creating the Hedging Obligations entered into by such Lender or an Affiliate of such Lender during any period in which such Lender was a Defaulting Lender shall not be Hedging Obligations to the extent incurred or arising during such period.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non- usurious interest rate than applicable laws now allow.
“Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of the Lead Borrower and its Subsidiaries, for the Fiscal Year ended December 31, 2014, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of the Lead Borrower and its Subsidiaries as at the Fiscal Quarter ended June 30, 2015, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer or treasurer of the Lead Borrower that they fairly present, in all material respects, the financial condition of the Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in each case, including such separate financial statements covering the European Borrowers on a stand-alone basis as provided to European Administrative Agent on or prior to the Closing Date.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002.
“Immaterial Account” means any deposit, securities or investment account that is (i) exclusively a payroll account, (ii) a zero-balance account or (iii) petty cash accounts having a balance, in the aggregate, of less than $1,500,000.
“Immaterial Subsidiary” means, subject to the proviso below, each direct or indirect Subsidiary of the Lead Borrower designated as such by the Lead Borrower to the Administrative Agent in writing that meets the criteria set forth in clauses (i) and (ii) below, in each case, as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.1: (i) such Subsidiary has operations that generated Adjusted EBITDA not exceeding $1,000,000 for the most recently completed Fiscal Year and (ii) such Subsidiary had total assets as of the end of the most recently completed Fiscal Year the aggregate value of which was equal to or less than one percent (1.0%) of the Consolidated Total Assets of the Lead Borrower and its Subsidiaries, taken as a whole; provided, however, that at no time shall (x) the aggregate total amount of Adjusted EBITDA generated by all Immaterial Subsidiaries for the most recently completed Fiscal Year exceed $5,000,000 or (y) the aggregate value of the total assets of all Immaterial Subsidiaries as of the end of the most recently completed Fiscal Year exceed five percent (5.0%) of the Consolidated Total Assets of the Lead Borrower and its Subsidiaries, taken as a whole; in each case, calculated on a consolidated basis in accordance with GAAP on the basis of the financial information most recently delivered to the Administrative Agent by the Lead Borrower pursuant to Section 5.1. Notwithstanding the foregoing, for the purposes of Sections 8.1(f) and (g), (i) no Borrower shall be considered an Immaterial Subsidiary and (ii) no Guarantor (for so long as its Guaranty is in effect) shall be considered an Immaterial Subsidiary.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR Rate”.
“Imported Goods Agreement” means an imported goods agreement (or similar agreement), between an Eligible Customs Broker and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.
“Increasing Lender” as defined in Section 2.22(a).
“Indebtedness” means, with respect to any Person, the principal and premium (if any) of any indebtedness of such Person, whether or not contingent: (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, other than (A) trade payables incurred in the Ordinary Course, (B) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (C) liabilities associated with customer prepayments and deposits, (iv) in respect of Capitalized Lease Obligations, (v) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that any obligation constituting Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (vi) Attributable Indebtedness or (vii) representing any Hedging Obligations. To the extent not otherwise included, Indebtedness shall include (a) any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the Ordinary Course), and (b) Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person.
Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of (x) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the Ordinary Course, and (y) account credits to participants under any compensation plan, shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, provincial, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws and including any fees or expenses resulting from changes in laws in effect on the date of this Agreement), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby (including, for the avoidance of doubt, any Deposit Account Control Agreements) or thereby (including the Lenders’ agreement to make a Credit Extension or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Lead Borrower or any of its Subsidiaries.
“Indemnified Taxes” as defined in Section 2.29(a).
“Indemnitee” as defined in Section 10.3.
“Individual Aggregate European Exposure” means, at any time, with respect to any individual European Borrower, the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Advances to the such European Borrower outstanding at such time and (b) the Dollar Equivalent of the aggregate amount of all European Letter of Credit Obligations issued on behalf of such European Borrower at such time (exclusive of such European Borrower’s European Letter of Credit Obligations which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Advances by such European Borrower).
“Individual European Borrowing Base” means, at any time, as to any individual European Borrower, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the European Administrative Agent pursuant to this Agreement (as such amount may be adjusted from time to time in accordance with the terms of this Agreement) equal to:
(a)    eighty-five percent (85%) of Eligible Receivables of such European Borrower, plus
(b)    the lesser of (i) sixty-five percent (65%) of the Value of the Eligible Inventory of such European Borrower, or (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory of such European Borrower, plus
(c)    the PP&E Component, minus
(d)    Reserves attributable to such European Borrower.
“Information” as defined in Section 10.17.
“Initial Business Plan” means the Business Plan of the Lead Borrower and its Subsidiaries delivered on September 8, 2015 to the Administrative Agent.
“Insolvency Event” means, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect Parent Company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under any Insolvency Laws), (b) has had a receiver, interim receiver, receiver and manager, conservator, trustee, administrator, monitor, liquidator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of applicable law, or (e) in the good faith determination of any Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause(a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent Company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), the Bankruptcy Code, the German Insolvency Code (Insolvenzordnung) and the applicable reorganization provisions of the applicable corporate statute under which a corporation is formed, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Intellectual Property” means property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under applicable law.
“Intellectual Property Claim” means the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
“Intercreditor Agreement” means the Intercreditor Agreement dated May 17, 2013 among Collateral Agent (as successor “ABL Agent” thereunder to PNC Bank, National Association, in its capacity as the predecessor “ABL Agent” thereunder with respect to the Existing Revolving Credit Facility, pursuant to an intercreditor agreement joinder executed on the Closing Date), the Term Agent and acknowledged by the Lead Borrower and the other US Credit Parties, as amended prior to the Closing Date.
“Interest Period” means the period provided for any LIBOR Rate Loan or CDOR Rate Loan pursuant to Section 2.2(b).
“Internet Posting” as defined in Section 10.1(b).
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Applicable Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where "overnight screen rate" means, in relation to any currency, the overnight rate for such currency determined by the European Administrative Agent from such service as the European Administrative Agent may select.
“Inventory” means and includes as to each Borrower, all of such Borrower’s inventory (as defined in Article 9 of the UCC as in effect in the State of New York and under the PPSA, as applicable) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title.
“Investment” means (i) any direct or indirect purchase or other acquisition by the Lead Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Lead Borrower from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the Ordinary Course) or capital contribution by the Lead Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment; provided, that the amount of any Investment in currency other than Dollars shall be calculated based on the exchange rate as of September 30, 2015 for all such Investments existing on the Closing Date and for all such Investments subsequent to the Closing Date, at the foreign exchange rate in effect at the time of such Investment and all returns on such Investment at the exchange rate in effect for the original Investment.
“ISP98 Rules” as defined in Section 2.11(b).
“Issuer” means (a) with respect to the Domestic Facility, (i) the Administrative Agent in its capacity as the initial issuer of Letters of Credit for the account of the US Borrowers or Canadian Borrowers under this Agreement, or (ii) any other Person which the Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of the Administrative Agent as issuer, and (b) with respect to the European Facility, (i) the JPMorgan Chase Bank, N.A., London Branch, in its capacity as the initial issuer of Letters of Credit for the account of the European Borrowers under this Agreement, or (ii) any other Person which the European Administrative Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of the European Administrative Agent as issuer (which shall be deemed to include JPMorgan Chase Bank, N.A. and J.P. Morgan AG). Any Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuer (and such Affiliate shall be deemed to be an “Issuer” for all purposes of the Credit Documents).
“Italia SpA” means Xerium Italia SpA, an Italian società per azioni.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.10.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Judgment Currency” as defined in Section 2.33.
“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Domestic Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for the Collateral Agent to obtain a Title Policy with respect to such Mortgage.
“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement either substantially in the form of Exhibit I (with such amendments or modifications thereto as may be approved by the Applicable Agent), or otherwise in form and substance satisfactory to the Applicable Agent (including in the case of bailees, warehousemen, consignees and other third parties).
“Lead Borrower” as defined in the preamble hereto.
“Leasehold Property” means any leasehold or subleasehold interest of any Credit Party as lessee or sublessee, respectively, under any lease or sublease of real property, other than any such leasehold or subleasehold interest designated from time to time by the Collateral Agent (with respect to a US Credit Party or Canadian Credit Party) in its sole discretion as not being required to be included in the Collateral.
“Lender” means each financial institution listed on Appendix A and any other Person that becomes a Lender party hereto pursuant to a Commitment Transfer Supplement or Section 2.22. Notwithstanding anything to the contrary contained herein, each Lender may at any time or from time to time designate, by written notice to the Applicable Agent, one or more lending offices (which, for this purpose, may include Affiliates or branches of the respective Lender) for the various Advances made, and Letters of Credit and Swing Loans participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate or branch) to act as such with respect to such Advances and Letters of Credit).  Each lending office, Affiliate or branch of any Lender designated as provided above shall, for all purposes of this Agreement and the other Credit Documents, be treated in the same manner as the respective designating Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). In furtherance of the foregoing, (i) until further notified by JPMorgan Chase Bank, N.A. to the Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, shall, in respect of JPMorgan Chase Bank, N.A.’s Revolving Commitments hereunder, make the Revolving Advances to the Canadian Borrowers and participate in Canadian Letters of Credit issued for the account of the Canadian Borrowers and (ii) until further notified by JPMorgan Chase Bank, N.A. to the European Administrative Agent, JPMorgan Chase Bank, N.A, London Branch, shall, in respect of JPMorgan Chase Bank, N.A.’s Revolving Commitments hereunder, make the Revolving Advances to the European Borrowers and participate in European Letters of Credit issued for the account of the European Borrowers.
“Lender Counterparty” means each Agent, each Lender, or any Affiliate of any Agent or a Lender, counterparty to the applicable documentation creating Hedging Obligations or Cash Management Obligations (including any Person who was an Agent or a Lender (or any Affiliate thereof) at the time of entering into the applicable documentation creating Hedging Obligations or Cash Management Obligations, even if such Person (or its Affiliate, as the case may be) subsequently ceases to be an Agent or a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Agent or European Collateral Agent, in each case so long as (a) either (i) the Applicable Lead Borrower has notified the Applicable Agent in writing that, for purposes of the Credit Documents, such Hedging Obligations or Cash Management Obligations are to be secured by the Collateral on a pari passu basis with the Collateral securing the Obligations or (ii) such Person is JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A, London Branch, J.P. Morgan Europe Limited or their Affiliates or branches and (b) that the Applicable Lead Borrower shall not have designated such Lender Counterparty as a “Lender Counterparty” (or similar defined term) under the Term Credit Documents.
“Letters of Credit” means the US Letters of Credit, the Canadian Letters of Credit and the European Letters of Credit.
“Letter of Credit Application” as defined in Section 2.11(a).
“Letter of Credit Borrowing” as defined in Section 2.13(d).
“Letter of Credit Exposure” means, with respect to any Lender at any time, its pro rata percentage of Letter of Credit Obligations outstanding at such time.
“Letter of Credit Fees” as defined in Section 2.24.
“Letter of Credit Obligations” means the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom) and (b) the undrawn stated amount of all outstanding Letters of Credit.
“Leverage Ratio” means, with respect to the Lead Borrower on any date, the ratio of (a) the remainder of (I) the Debt of the Lead Borrower and its Subsidiaries as of such date minus (II) the aggregate amount of Unrestricted Cash and Cash Equivalents in excess of $25,000,000 held by the Lead Borrower and its Subsidiaries on such date to (b) the Adjusted EBITDA of the Lead Borrower and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on such date (or if such date is not the last day of a Fiscal Quarter of the Lead Borrower, for the period of four consecutive Fiscal Quarters most recently ended).
“LIBOR Rate” means, with respect to any LIBOR Rate Loan for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Euros, Pounds Sterling and Dollars (as applicable)) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Applicable Agent in its reasonable discretion, in each case (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.27 in the event that the Applicable Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Rate Loan” means any Advance in Dollars, Pounds Sterling or Euros, as the case may be, that bears interest based on the LIBOR Rate.
“License Agreement” means any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.
“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.
“Licensor/Agent Agreement” means an agreement between the Applicable Agent and a Licensor, in form and content satisfactory to the Applicable Agent, by which the Applicable Agent is given the unqualified right, vis-a-vis such Licensor, to enforce the Applicable Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge, hypothec or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Loan Borrowing Option” has the meaning assigned to such term in the DDA Access Product Agreement.
“Local Time” means (a) local time in London with respect to (i) the receipt and sending of notices by and to, and disbursement by or payment to, the European Administrative Agent, or any Lender or Issuer with respect to the European Facility or the European Obligations and (ii) with respect to the times for the determination of LIBOR Rate by the European Administrative Agent under the European Facility and the determination of the Overnight LIBOR Rate, and (b) in all other circumstances, New York time.
“London Banking Day” means any day on which dealings in Dollar or Pounds Sterling deposits are conducted by and between banks in the London interbank market or the principal financial center of such currency (and, if the Advances or Letter of Credit Borrowings which are the subject of a borrowing, drawing payment, reimbursement or rate selection are denominated in Euro, the term Business Day shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euros.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means any effect, event, matter or circumstance which is materially adverse to: (a) the business, assets or financial condition of the Lead Borrower and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform the Obligations in accordance with the terms of the Credit Documents or (c) the rights and remedies of the Agents or the Lenders under the Credit Documents, taken as a whole.
“Material Contract” means any Senior Notes Document, any Term Credit Document or any contract or other arrangement to which the Lead Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Non-Public Information” means information which is (a) not publicly available and (b) material with respect to the Lead Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.
“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the terms of the lease or sublease are less than $500,000 per annum (unless such lease or sublease is a ground lease), in each case located in the United States or Canada.
“Maximum Credit” means $55,000,000 (subject to adjustment as provided herein).
“Maximum Domestic Credit” means $40,000,000 (subject to adjustment as provided herein).

“Maximum European Credit” means $15,000,000 (subject to adjustment as provided herein).
“Maximum European Swing Loan Advance Amount” means $7,500,000.

“Maximum Swing Loan Advance Amount” means $10,000,000.

“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit as of any date of determination, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Moody’s” means Moody’s Investors Service, Inc.
“Monthly Amortization Amount” means, with respect to any Borrower for any period of time, the amount of the reduction contemplated by clauses (a)(i)(B) and (b)(i)(B) occurring during such period of time.
“Mortgage” means a mortgage or deed of hypothec in such form as may be acceptable to the Collateral Agent in its reasonable discretion.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in section 3(37) or 4001(a)(3) of ERISA.
“National Flood Insurance Program” means the program created by the United States
Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of
1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in
each case as amended from time to time, and any successor statutes.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
“Negotiable Document” means a Document that is “negotiable” within the meaning of Article 7 of the UCC.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Lead Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (including, without limitation, reasonable transaction costs) incurred in connection with such Asset Sale, including (a) Taxes payable by the seller directly as a result of any gain recognized in or otherwise directly resulting from such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans and any Advance) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Lead Borrower or any of its Subsidiaries in connection with such Asset Sale.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Lead Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder (excluding proceeds of business interruption insurance) or (b) as a result of the taking of any assets of the Lead Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Lead Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Lead Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
“Net Orderly Liquidation Value” means the Dollar Equivalent of the “net orderly liquidation value” determined by an unaffiliated valuation company acceptable to the Applicable Agent after performance of a recent inventory or equipment valuation, as applicable, to be done at the Applicable Agent’s request (or as otherwise required hereunder) and the Borrowers’ expense (subject to the limitations set forth in Section 5.19), less the amount estimated by such valuation company for marshaling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory or equipment and assuming that the time required to dispose of such Inventory or equipment is customary with respect to such Inventory or equipment and expressed as a percentage of the net book value of such Inventory or equipment.
“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
“Non-US Lender” as defined in Section 2.29(c).
“Non-US Plan” means all Canadian Registered Pension Plans and any plan, fund (including, without limitation, any superannuation fund, but does not include any plans excepted out of the definitions of Canadian Benefit Plan or Canadian Registered Pension Plan) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Lead Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Lead Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Note” or “Notes” means, individually or collectively, each Revolving Credit Note and each Swing Loan Note.
“Obligations” means all obligations of every nature of a Credit Party from time to time owed to the Agents (including former Agents), the Lenders, each Issuer, each Swing Loan Lender, or any of them, any Lender Counterparties, including Hedging Obligations and Cash Management Obligations, under any Credit Document or the applicable documents creating the Hedging Obligations or Cash Management Obligations (including, without limitation, with respect to Hedging Obligations and Cash Management Obligations, obligations owed to any person who was an Agent, a Lender or an Affiliate of an Agent or a Lender, at the time such Hedging Obligation or Cash Management Obligation was incurred), and including Guaranteed Obligations, Guaranteed European Obligations and Guaranteed Canadian Obligations, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedging Obligations, Parallel Debt, fees, expenses, indemnification or otherwise; provided, however, the term “Obligations” shall not include any Excluded Swap Obligations.
“Obligee Guarantor” as defined in Section 7.7.
“Officer’s Certificate” means a certificate signed on behalf of the Lead Borrower by the chief executive officer, the chief financial officer, the treasurer or the chief accounting officer of the Lead Borrower.
“Operating Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Lead Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Order” as defined in Section 2.18(b).
“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary, typical and carried out in a manner consistent with past practice.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization (or its equivalent organizational documents), as amended, and its bylaws (or its equivalent organizational documents), as amended, with respect to any limited partnership, its certificate of limited partnership (or its equivalent organizational documents), and with respect to a limited liability company established under the laws of Germany (Gesellschaft mit beschränkter Haftung), the articles of association (Gesellschaftervertrag), the shareholder list (Liste der Gesellschafter), an excerpt from the commercial register (Handelsregisterauszug) and any other organizational agreement applicable to it, and with respect to a stock corporation incorporated under the laws of Germany (Aktiengesellschaft), the articles of association (Satzung) and an excerpt from the commercial register (Handelsregisterauszug), and any other organizational agreement applicable to it as amended, and its partnership agreement (or its equivalent organizational documents), as amended, and (iii) with respect to any limited liability company, its articles of organization (or its equivalent organizational documents), as amended, and its operating agreement (or its equivalent organizational documents), as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Overnight LIBOR Rate” means, with respect to any Overnight LIBOR Rate Loan on any day, a rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for overnight deposits of Euros, Pounds Sterling or Dollars (as applicable) as displayed on the applicable Thomson Reuters screen page (currently page LIBOR01 or LIBOR02 (as applicable)) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the European Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if the Overnight LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Overnight LIBOR Rate Loan” means any Advance in Dollars, Pounds Sterling or Euros, as the case may be, that bears interest based on the Overnight LIBOR Rate.
“Parallel Debt” as defined in Section 9.4(a).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” means each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participant Register” as defined in Section 10.6(g).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Participation Advance” as defined in Section 2.13(d).
“Participation Commitment” means the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.20(b)(iii)) in Swing Loans made hereunder or in the Letters of Credit issued hereunder as provided for in Section 2.13(a).
“Patriot Act” as defined in Section 10.21.
“Payment Office” means, singularly or collectively, as the context may require, the Domestic Payment Office and the European Payment Office.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Code or section 302 of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, the Lead Borrower, any of its Subsidiaries or any of its ERISA Affiliates.
“Permitted Acquisition” means any acquisition by the Lead Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
(i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
(iii)    in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Lead Borrower in connection with such acquisition shall be owned (directly or indirectly) 100% by the Lead Borrower or another US Credit Party; provided that the Lead Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Lead Borrower (or such later date as may be specified in Section 5.11), each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;
(iv)    the Applicable Conditions shall have been satisfied on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined pursuant to Section 1.4);
(v)    there are no material contingent liabilities (including, without limitation, Environmental Claims) relating to the company or business acquired;
(vi)    any Person or assets or division as acquired in accordance herewith (x) shall be in the same business or lines of business in which the Lead Borrower and/or any of its Subsidiaries are engaged as of the Closing Date or which are permitted by Section 6.13;
(vii)    the Lead Borrower shall have delivered to the Administrative Agent at least five (5) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above; and
(viii)    such Acquisition is consummated on a non-hostile basis approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened.
Notwithstanding the foregoing, no assets acquired in connection with a Permitted Acquisition shall be eligible for inclusion in the Borrowing Base (or any component definition thereof) until the Applicable Agent receives an appraisal and collateral audit satisfactory to it with respect to such assets proposed to be included in the Borrowing Base. If an appraisal and collateral audit satisfactory to the Applicable Agent is received with respect to such assets proposed to be included in the Borrowing Base, the Applicable Agent shall notify the Lead Borrower of the inclusion of such assets in the Borrowing Base (subject to eligibility criteria) within ten (10) Business Days after receipt thereof.
“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Joint Venture” means a Person: (a) that is a corporation, limited liability company, joint venture or similar limited liability legal entity hereafter formed or entered into by the Lead Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person; (b) that is not a strategic alliance formed or entered into by the Lead Borrower or any of its Subsidiaries with any other Person for the purposes of joint research, product development, marketing, or other similar purposes that does not create a Person; and (c) that does not own any Capital Stock in a Credit Party nor at any time itself has been a Credit Party.
“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
“Permitted Refinancing Indebtedness” as defined in Section 6.1(p).
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Platform” as defined in Section 10.1(b).
“Pounds Sterling” and “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Pounds Sterling Denominated Advances” means each Revolving Advance denominated in Pounds Sterling at the time of the incurrence thereof.
“PP&E Component” means, (a) with respect to the European Borrowers, the lesser of (i) 85% of the remainder of (A) the Net Orderly Liquidation Value of Eligible Equipment of the European Borrowers on the Closing Date (or the most recent date that an appraisal on such Eligible Equipment was conducted by the Applicable Agent or its designee after the Closing Date), which is $5,184,900.21 as of the Closing Date, minus (B) the cumulative amount of amortization of the Eligible Equipment of the European Borrowers after the Closing Date determined monthly on a seven year straight line amortization basis or (ii) $6,000,000 and (b) with respect to the US Borrowers, the lesser of (i) 85% of the remainder of (A) the Net Orderly Liquidation Value of Eligible Equipment of the US Borrowers, minus (B) the cumulative amount of amortization of the Eligible Equipment of the US Borrowers after the Closing Date (or the most recent date that an appraisal on such Eligible Equipment was conducted by the Applicable Agent or its designee after the Closing Date) determined monthly on a five year or seven year straight line amortization basis to be determined by Administrative Agent in its Permitted Discretion after consultation with the Lead Borrower or (ii) $9,000,000.
“PPSA” means the Personal Property Security Act (Ontario), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, Liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
“Principal Office” means, for any Agent, the “Principal Office” as set forth on Appendix B, or such other office as the Applicable Agent may from time to time designate in writing to the Lead Borrower and each Lender.
“Priority Payables” means (a) the full amount of the obligations, liabilities or indebtedness of any Canadian Borrower which (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a Lien, choate or inchoate, ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Obligations on any Collateral under any Requirement of Law of Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Canadian Obligations under any Requirement of Law of Canada, including, but not limited to, claims for unremitted and/or accelerated rents, utilities, taxes (including sales taxes and goods and services taxes and harmonized sales taxes and withholding taxes), amounts payable to an insolvency administrator, wages, employee withholdings or deductions and vacation pay, severance and termination pay, government royalties and pension fund obligations (including any amounts payable under the Wage Earner Protection Program Act (Canada) and amounts representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Registered Pension Plan or a Canadian multi-employer pension plan, as defined under applicable laws, for which a Canadian Borrower or any Affiliate of a Canadian Borrower is responsible) and (b) the amount equal to the aggregate value of the Inventory located in Canada which the Administrative Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the Liens securing the Canadian Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other Requirement of Law granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction; provided, that to the extent such Inventory has been excluded from Eligible Inventory, the amount owing to such supplier shall not be a Priority Payable.
“Protective Advance” as defined in Section 2.34.
“Public Lenders” means Lenders that do not wish to receive Material Non-Public Information.
“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Administrative Agent).
“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1(a)(18)(A)(v)(II) of the Commodity Exchange Act.
“Real Estate Asset” means, at any time of determination, any right, title and interest (fee, leasehold or otherwise) then owned in fee, leasehold or otherwise held by any Credit Party in any real (immovable) property.
“Receivables” means and includes, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the UCC as in effect in the State of New York or, under the PPSA, as applicable) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Applicable Agent, as applicable, hereunder.
“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Applicable Agent.
“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Applicable Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.
“Refinancings” means, collectively, the repayment in full in cash of all obligations outstanding under the Existing Revolving Credit Facility, together with the termination of all lending commitments thereunder and the payment of related transaction costs, fees and expenses on the Closing Date, from the proceeds of the initial Revolving Advances hereunder as further set forth on the Funding Notice delivered on the Closing Date.
“Reimbursement Obligation” as defined in Section 2.13(b).
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Interbank Market” means the London interbank market or, with respect to any Advances denominated in Euros, the European interbank market..
“Replacement Lender” as defined in Section 2.32.
“Replacement Notice” as defined in Section 2.32.
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.
“Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, local and foreign laws, rules and regulations, orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject; provided that the foregoing shall not apply to non-binding recommendations or guidance of any Governmental Authority.
“Requisite Lenders” means, collectively (but subject to Section 2.20(c)), Administrative Agent and European Agent, together with one or more Lenders having or holding Revolving Commitments and representing more than fifty percent (50.0%) of the sum of the aggregate amount of Revolving Commitments of all Lenders; provided that, after the termination of the Revolving Commitments, the Requisite Lenders means one or more Lenders having or holding outstanding Revolving Advances and Revolving Commitment Percentages of (x) outstanding Swing Loans and (y) Letter of Credit Obligations and representing more than fifty percent (50.0%) of the sum of the total outstanding Revolving Advances and the aggregate Revolving Commitment Percentages of all Lenders of the total outstanding Swing Loans and Letter of Credit Obligations.
“Reserves” means such reserves as the Applicable Agent may from time to time establish in its Permitted Discretion, including, without limitation, reserves for (a) matters that could adversely affect the Collateral, its value or the amount that the Agents and the Lenders might receive from the sale or other disposition thereof or the ability of any Agent to realize thereon, (b) sums that the Borrowers are required to pay under any provision of this Agreement or any other Credit Document or otherwise (such as taxes, assessments, payroll, insurance premiums, amounts owing to customs brokers, or, in the case of leased assets or locations, rents or other amounts payable under such leases or, in the case of license agreements, royalties or other amounts payable under such license agreements), (c) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral or over any assets or properties of any Customer of any Borrower (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, income, payroll, excise, sales, pension plan obligations or other taxes), including without limitation any Permitted Liens and Priority Payables, (d) amounts believed by the Applicable Agent to be necessary to provide for possible inaccuracies in any report or in any information provided to the Applicable Agent pursuant to this Agreement, (e) dilution with respect to the Receivables of the Borrowers (based on the ratio of the aggregate amount of non-cash reductions in the Receivables of the Borrowers for any period to the aggregate dollar amount of sales of the Borrowers for such period) calculated by the Applicable Agent for any period that is or is reasonably anticipated to be greater than five (5%) percent, (f) the Canadian Inventory Reserve and the European Inventory Reserve, (g) the Administrative Agent’s estimate of the costs and expenses associated with the importation of Foreign In-Transit Canadian Inventory and Foreign In-Transit US Inventory as of such date, including an estimate for all customs broker fees then due or to become due with respect to such Foreign In-Transit Canadian Inventory or Foreign In-Transit US Inventory, (h) reserves for "extended" or "extendable" retention of title, (i) reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments, reserves for VAT, (j) reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (Insolvenzordnung) (or relevant successor provisions), and (k) Cash Management Obligations or Hedging Obligations to the extent that such Cash Management Obligations or Hedging Obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of the Applicable Agent in any Collateral. The amount of any Reserve established by the Applicable Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Applicable Agent in its Permitted Discretion and to the extent that such Reserve is in respect of amounts that may be payable to third parties, the Applicable Agent may, at its option, deduct such Reserve from the Maximum Credit, the Maximum Domestic Credit, the Canadian Revolving Loan Maximum Amount or the Maximum European Credit, as applicable, at any time that such limit is less than the amount of the US Borrowing Base at such time with respect to the US Borrowers, the Canadian Borrowing Base at such time with respect to the Canadian Borrowers or the European Borrowing Base at such time with respect to the European Borrowing Base, as applicable. Notwithstanding the foregoing, so long as no Default or Event of Default then exists, the Applicable Agent shall provide the Applicable Lead Borrower with two (2) days’ prior notice of the establishment of any Reserves not in effect on the Closing.
“Reserve Percentage” means as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.
“Restricted” means, when referring to Cash or Cash Equivalents of the Lead Borrower or any of its Subsidiaries, that such Cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Lead Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents, the Term Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (x) the Collateral Agent or European Collateral Agent for the benefit of the Secured Parties or (y) to the extent subject to the Intercreditor Agreement, the Term Agent for the benefit of the secured parties under the Term Credit Documents or (iii) are not otherwise generally available for use by the Lead Borrower or such Subsidiary.
“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, (whether in cash, securities or other property) on account of any shares of any class of stock of the Lead Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Lead Borrower or any of its Subsidiaries now or hereafter outstanding, except any payment made solely in shares of that class of stock to the holders of that class; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Lead Borrower or any of its Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of or premium, if any, on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(o), excluding, in respect of this clause (iv), any Permitted Refinancing Indebtedness with respect thereto and payments in kind.
“Revolving Advances” means the revolving loans made (or deemed made) from time to time by the Lenders to the Borrowers pursuant to Section 2.1(a) or otherwise pursuant to this Agreement (other than Swing Loans but including, for the avoidance of doubt, Protective Advances).
“Revolving Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Advances and participate in Letters of Credit, Swing Loans and Protective Advances, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
“Revolving Commitment Amount” means, (i) as to any Lender (other than an Additional Lender), the Revolving Commitment amount (if any) set forth below such Lender’s name on Appendix A-1 (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 10.6(c), the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is an Additional Lender, the Revolving Commitment amount provided for in the joinder signed by such Additional Lender under Section 2.22, in each case, as the same may be adjusted upon any increase by such Lender pursuant to Section 2.22, or any assignment by or to such Lender pursuant to Section 10.6(c).
“Revolving Commitment Increase” as defined in Section 2.22(a).
“Revolving Commitment Increase Amendment” as defined in Section 2.22(c)(i).
“Revolving Commitment Increase Effective Date” as defined in Section 2.22(c)(ii).
“Revolving Commitment Percentage” means, with respect to a Lender’s obligation to make Revolving Advances and participate in Letters of Credit and in Swing Loans, and right to receive payments of principal, interest and fees with respect thereto, (e) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment by (ii) the aggregate Revolving Commitments of all Lenders, and (f) from and after the time that the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (i) the outstanding principal amount of such Lender’s Revolving Advances and ratable portion in Swing Loans and in Letters of Credit by (ii) the outstanding principal amount of all Revolving Advances made by the Lenders and the aggregate ratable portion of the Lenders in the outstanding principal amount of all Swing Loans made by the Swing Loan Lenders and all Letters of Credit issued by the Issuers.
“Revolving Commitment Termination Date” means the date that is five (5) years after the Closing Date; provided, however, (i) in the event that any Senior Notes remain outstanding on March 16, 2018 or have not been renewed with a new maturity date of at least 60 days beyond five (5) years after the Closing Date, then the Revolving Commitment Termination Date instead shall be March 16, 2018 and (ii) in the event that any Term Loans remain outstanding on March 17, 2019 or have not been renewed with a new maturity date of at least 60 days beyond five (5) years after the Closing Date, then the Revolving Commitment Termination Date instead shall be March 17, 2019.
“Revolving Credit Notes” as defined in Section 2.1(a).
“Revolving Interest Rate” means an interest rate per annum equal to:
(a) with respect to Domestic Rate Loans, the sum of the Alternate US Base Rate plus the Applicable Margin,
(b) with respect to LIBOR Rate Loans, the sum of the LIBOR Rate plus the Applicable Margin,
(c) with respect to Canadian Prime Rate Loans, the sum of the Canadian Prime Rate plus the Applicable Margin,
(d) with respect to CDOR Rate Loans, the sum of the applicable CDOR Rate plus the Applicable Margin,
(e) with respect to US Base Rate Loans, the sum of the Alternate US Base Rate plus the Applicable Margin, and
(f) with respect to Overnight LIBOR Rate Loans, the sum of the Overnight LIBOR Rate plus the Applicable Margin.
“Robec Germany” as defined in the preamble hereto.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies.
“Sanctioned Country” means a country subject to Sanctions.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Compliance Authorities.
“Sale and Lease Back Transaction” as defined in Section 6.11.
“Secured Parties” means any Agent (including former agents), the Lenders, each Issuer, each Swing Loan Lender, any Lender Counterparties, or any of them.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” has the meaning specified in the UCC or the PPSA, as applicable.
“Securities Account Control Agreement” means a letter agreement, in form and substance reasonably satisfactory to the Collateral Agent or European Collateral Agent, as applicable, executed by the relevant Credit Party, the Collateral Agent or European Collateral Agent, and the relevant Securities Intermediary.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securities Intermediary” has the meaning specified in the UCC.
“Security Agreements” means the US Pledge and Security Agreement, the Canadian Pledge and Security Agreement, the German Collateral Documents, and the European Collateral Documents.
“Senior Notes” means the Lead Borrower’s 8.875% senior unsecured notes due 2018 issued pursuant to the Senior Notes Indenture.
“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and any other indenture and/or other agreement governing the Senior Notes and all documentation delivered pursuant thereto.
“Senior Notes Indenture” means the Indenture, dated as of May 26, 2011, by and among the Lead Borrower, certain Subsidiaries of the Lead Borrower, as guarantors, and U.S. Bank National Association, as trustee, governing the Senior Notes.
“Settlement” as defined in Section 2.5(d).
“Settlement Date” as defined in Section 2.5(d).
“Solvency Certificate” means a solvency certificate of the chief financial officer or treasurer of the Lead Borrower.
“Solvent” means, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Initial Business Plan or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances and by the laws of the jurisdiction where such Credit Party is incorporated, formed or organized. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent and the European Administrative Agent.
“Stowe Germany” as defined in the preamble hereto.
“Subject Transaction” as defined in Section 1.4.
“Subordinated Debt” means any unsecured subordinated Debt of any Credit Party which meets the requirements of Section 6.1(c), other than Debt incurred by a Credit Party, or for which a Credit Party could remain liable, in accordance with Section 6.1(b).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that each Permitted Joint Venture shall be deemed not to be a Subsidiary of the Borrower or its Subsidiaries for all purposes under this Agreement and the other Credit Documents. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Lead Borrower.
“Supermajority Lenders” means Administrative Agent and European Agent, together with those Lenders which would constitute the Requisite Lenders under, and as defined in, this Agreement, if each reference to “fifty percent (50.0%)” contained therein were changed to “sixty-six and two-thirds percent (66⅔%)”.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any swap agreement to the extent that such swap agreement constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Loan Lender” means, singularly or collectively as the context may require, the Domestic Swing Loan Lender and the European Swing Loan Lender.
“Swing Loans” as defined in Section 2.3(a).
“Swing Loan Notes” as defined in Section 2.3(a).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which as launched on 19 November 2007.
“Target Balance” has the meaning assigned to such term in the DDA Access Product Agreement.
“Target Day” means any day on which TARGET2 is open for the settlement of payments in Euros.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed, by any Governmental Authority including any interest, penalties or additions thereto and any installments in respect thereof.
“Term Agent” means Jefferies Finance LLC, in its capacity as administrative agent under the Term Credit Agreement, together with any of its successors in such capacity.
“Term Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 17, 2013, among the Lead Borrower, certain of its Subsidiaries from time to time party thereto, the Term Lenders from time to time party thereto, the Term Agent and the other agents and parties from time to time party thereto (including any Permitted Refinancing Indebtedness in respect thereof).
“Term Credit Documents” means the “Credit Documents” (or any similarly defined term) as defined in the Term Credit Agreement.
“Term Lenders” means the lenders from time to time party to the Term Credit Agreement.
“Term Loans” means the term loans from time to time made under the Term Credit Agreement.
“Term Priority Collateral” has the meaning assigned to that term in the Intercreditor Agreement.
“Title Policy” means an ALTA mortgage title insurance policy or an unconditional commitment therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent.
“Transactions” means, collectively, (a) the transactions to occur pursuant to the Credit Documents, including (i) the execution and delivery of the Credit Documents and (ii) the Refinancings and (b) the initial borrowings thereunder.
“Treasury Regulations” means the United Stated federal income tax regulations promulgated under the Code.
“Type” means, when referring to an Advance, an Advance maintained as a CDOR Rate Loan, a LIBOR Rate Loan, a Canadian Prime Rate Loan, a Domestic Rate Loan, a US Base Rate Loan or an Overnight LIBOR Rate Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UCP” as defined in Section 2.11(b).
“U.K. Collateral Document” means each lien, mortgage, pledge, assignment, security interest, charge, hypothec or encumbrance of any kind entered into by any Credit Party granting a security interest in favour of the European Collateral Agent that is governed by the laws of England and Wales, in each case, in form and substance satisfactory to the European Collateral Agent and entered into pursuant to the terms of this Agreement or any other Credit Document.
“Unrestricted” means, when referring to Cash or Cash Equivalents of the Lead Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.
“Unused Line Fee” as defined in Section 2.25.
“Unused Line Fee Rate” means 0.375%.
“US Aggregate Payments” as defined in Section 7.2.
“US Base Rate” means the base commercial lending rate in the United States with respect to the US Borrowers and in Canada with respect to the Canadian Borrowers, in each case for loans made in Dollars as determined by the Administrative Agent, as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the Administrative Agent as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Administrative Agent to any particular class or category of customers of the Administrative Agent.
“US Base Rate Loans” means an Advance made by the Lenders (including the Domestic Swing Loan Lender) in Dollars to the Canadian Borrowers that bears interest determined by reference to the Alternate US Base Rate in accordance with the terms hereof.
“US Borrower Revolving Credit Note” as defined in Section 2.1(a).
“US Borrowers” as defined in the preamble to this Agreement.
“US Borrowing Base” means, at any time, as to the US Borrowers, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to this Agreement (as such amount may be adjusted from time to time in accordance with the terms of this Agreement) equal to:
(a)    Eighty-five percent (85%) of Eligible Receivables of the US Borrowers, plus
(b)    the least of (i) sixty-five percent (65%) of the Value of the Eligible Inventory and Eligible Foreign In-Transit US Inventory of the US Borrowers, (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Inventory and Eligible Foreign In-Transit US Inventory of the US Borrowers or (iii) an amount equal to the remainder of (x) $20,000,000 minus (y) the amount of Canadian Obligations supported by Eligible Inventory of the Canadian Borrowers on any date of determination, plus
(c)    the sum of the PP&E Component for the US Borrowers (which, as of the Closing Date, is $-0-) minus
(d)    Reserves.
“US Cash Management Products and Services” means agreements or other arrangements entered into with a Lender Counterparty in the Lead Borrower’s or any of its Subsidiaries’ Ordinary Course that provides any of the following products or services to the Lead Borrower or any of its Subsidiaries: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges. The indebtedness, obligations and liabilities of the Lead Borrower and all of its Subsidiaries to the provider of any of the foregoing products or services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “US Cash Management Obligations”) shall be “Obligations” hereunder, "US Obligations" hereunder, Guaranteed Obligations under the Guaranty and secured obligations under the US Collateral Documents, as applicable, and otherwise treated as Obligations for purposes of each of the other Credit Documents.
“US Cash Management Obligations” as defined in the definition of “US Cash Management Products and Services.”
“US Collateral” means all of the Collateral which is subject or is purported to be subject to the Liens granted by any of the US Collateral Documents.
“US Collateral Documents” means the US Pledge and Security Agreement, the US Mortgages, the Landlord Consent and Estoppels, if any, the Landlord Personal Property Collateral Access Agreements, if any, entered by any US Credit Party, and all other instruments, documents and agreements delivered by any US Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant and/or confirm to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that US Credit Party as security for the Obligations.
“US Contributing Guarantors” as defined in Section 7.2.
“US Credit Party” means the Lead Borrower, each other US Borrower and each US Guarantor.
“US Fair Share” as defined in Section 7.2.
“US Fair Share Contribution Amount” as defined in Section 7.2.
“US Funding Guarantor” as defined in Section 7.2.
“US Guarantor” means (i) with respect to the Obligations of each Borrower and each other Credit Party, each US Borrower, (ii) each Guarantor listed in Schedule 1.1(b) as a US Guarantor and (iii) each other Domestic Subsidiary that becomes a party to the Guaranty. For purposes of the Guaranty, the term “US Guarantor” as applied to any US Borrower shall refer to such US Borrower as a guarantor of Obligations incurred by another Credit Party and not to Obligations directly incurred by such US Borrower in its capacity as a US Borrower hereunder.
“US Guarantor Subsidiary” means each US Guarantor other than a US Borrower.
“US Hedging Obligations” means any Hedging Obligations owed by a US Credit Party.
“US Lender” as defined in Section 2.29(c).
“US Letters of Credit” means standby and/or trade letters of credit issued for the account of a US Borrower pursuant to this Agreement.
“US Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all US Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under US Letters of Credit for which the applicable Issuer has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to the applicable Issuer with respect to such Lender’s participation in US Letters of Credit as provided in Section 2.13 for which the US Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Advance or otherwise.
“US Mortgages” means any Mortgage entered into by a US Credit Party.
“US Obligations” means all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuer, any Swing Loan Lender, any Lender or any Lender Counterparty by any US Borrower.
“US Pledge and Security Agreement” means the US Pledge and Security Agreement, dated as of the Closing Date, executed by each US Credit Party, as may be amended, supplemented or otherwise modified from time to time.
“US Swing Loan Note” as described in Section 2.3(a).
“US Swing Loans” as defined in Section 2.3(a).
“Value” means, the Dollar Equivalent, as determined by the Applicable Agent in its Permitted Discretion, with respect to Inventory, of the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP consistently applied or (b) market value; provided, that, for purposes of the calculation of the applicable Borrowing Base, the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates.
“Weekly Borrowing Base Period” means any period commencing on the date on which (x) a Default or an Event of Default shall have occurred and be continuing, (y) Domestic Excess Availability shall have been less than the greater of (i) ten percent (10%) of the lesser of (A) the Maximum Credit at such time and (B) the Borrowing Base at such time, and (ii) $3,000,000, provided, that, any such Weekly Borrowing Base Period resulting solely from this clause (y) shall cease to exist on such date as (b) Domestic Excess Availability shall have been at least equal to the greater of (i) ten (10%) of the lesser of (A) the Maximum European Credit at such time and (B) the Domestic Borrowing Base at such time, and (ii) $3,000,000 for sixty (60) consecutive calendar days, or (z) European Excess Availability shall have been less than the greater of (i) ten percent (10%) of the lesser of (A) the Maximum European Credit at such time and (B) the European Borrowing Base at such time, and (ii) $2,500,000, provided that notwithstanding the foregoing, the European Administrative Agent may, in its sole discretion, allow the Lead Borrower to maintain its monthly reporting schedule pursuant to Section 5.19, and provided further that, any such Weekly Borrowing Base Period resulting solely from this clause (z) shall cease to exist on such date as (b) European Excess Availability shall have been at least equal to the greater of (i) ten (10%) of the lesser of (A) the Maximum European Credit at such time and (B) the European Borrowing Base at such time, and (ii) $2,500,000 for sixty (60) consecutive calendar days.
“Xerium Canada” as defined in the preamble hereto.
Any reference to “knowledge” of any Credit Party shall mean the actual knowledge of one or more of such Credit Party’s Authorized Officers, so long as such Authorized Officers have undertaken reasonable investigation and inquiry with their direct reports.
1.2    Accounting Terms.
(a)    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Lead Borrower to the Administrative Agent pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of the Fixed Charge Coverage Ratio and the Leverage Ratio shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value.”
(b)    If at any time any change in GAAP or conversion to IFRS (including without limitation modifications to or issuance of accounting standards under GAAP which create material changes to the financial statements such as the proposed lease accounting guidance and conversion to IFRS as described below) would affect the computation of any ratio, basket, covenant or requirement set forth in any Credit Document, and either the Lead Borrower or the Requisite Lenders shall so request, the Administrative Agent and the Lead Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP or conversion to IFRS; provided that, until so amended, (i) such ratio, basket, covenant or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein or such conversion to IFRS and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation (which shall be required to be provided only once) in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP (or such conversion to IFRS). If the Lead Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP).
(c)    Notwithstanding anything to the contrary contained in clause (a) above or the definition of Capitalized Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capitalized Lease Obligations on the date hereof shall be considered Capitalized Lease Obligations and all calculations and deliverables under this Agreement or any other Credit Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).
1.3    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. All terms used in the definitions of Inventory, Receivables, Eligible Receivables and Eligible Inventory, to the extent defined in the UCC as adopted in the State of New York from time to time, shall have the respective meanings given therein unless otherwise defined herein; provided, however, all such terms, to the extent used in the calculation of the Canadian Borrowing Base and defined in the PPSA, shall have the respective meanings given in the PPSA unless otherwise defined.
In this Agreement, where it relates to a German Credit Party, a reference to:

i.	a necessary action to authorize, where applicable, includes without limitation, obtaining an unconditional positive advice from the competent works council(s);

ii.	gross negligence includes grobe Fahrlässigkeit;

iii.	negligence includes Fahrlässigkeit;

iv.
a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche), and, in general, any right in rem created for the purpose of granting security;

v.	a winding-up, administration or dissolution (and any of those terms) includes a German entity being declared bankrupt (insolvent) or dissolved (ausfgelöst);

vi.
any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung); and

vii.	an administrator includes an Insolvenzverwalter or insolvency trustee Sachverständiger.
1.4    Certain Calculations.
(i)With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with any financial ratios set forth in this Agreement, Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including (x) pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and identifiable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and applicable interest expense shall be calculated with respect to such period on a pro rata basis, which pro forma adjustments shall be certified by the chief financial officer or treasurer of the Lead Borrower and (y) such other adjustments not addressed in preceding clause (x) in an aggregate amount not to exceed 10% of the Adjusted EBITDA of the Lead Borrower and its Subsidiaries for the period of four most recent consecutive Fiscal Quarters for which financial statements have been delivered in accordance with Section 5.1 (calculated without giving any effect to pro forma adjustments in accordance with the foregoing clause (x) or this clause (y)) that are acceptable to the Administrative Agent and the European Administrative Agent) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Lead Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
1.Whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
1.5    Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Credit Documents to the Secured Parties shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement (including without limitation, the determination of whether a repayment is required under Section 2.6), shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted to the Dollar Equivalent thereof on the date of calculation, comparison, measurement or determination. If any Agent shall receive payment in a currency other that the currency in which the Obligations are due, whether pursuant to the exercise of control under a Securities Account Control Agreement or Deposit Account Control Agreement, or as proceeds or realization of the Collateral or otherwise, then such Agent shall be authorized to convert such amounts at the Exchange Rate to the currencies in which such Obligations are due for application thereto.
SECTION 2.    ADVANCES, PAYMENTS
2.1    Revolving Advances.
(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement,
(i)    each Lender, severally and not jointly, agrees to make its Revolving Commitment Percentage of Revolving Advances in Dollars (which Revolving Advances shall be repayable in Dollars) to the US Borrowers (on a joint and several basis) from time to time in amounts requested by the Lead Borrower on behalf of the US Borrowers up to the aggregate principal amount outstanding for all Lenders at any time such that (1) the Aggregate Exposure at such time shall not exceed the Maximum Credit at such time, (2) the Aggregate Domestic Exposure at such time shall not exceed the Maximum Domestic Credit at such time and (3) the Aggregate US Exposure at such time shall not exceed the US Borrowing Base at such time,
(ii)    each Lender, severally and not jointly, agrees to make its Revolving Commitment Percentage of Revolving Advances in Canadian Dollars or Dollars to the Canadian Borrowers (on a joint and several basis) (which Revolving Advances shall be repayable in the currency in which such Revolving Advance was made) from time to time in amounts requested by the Lead Borrower on behalf of the Canadian Borrowers up to the aggregate principal amount outstanding for all Lenders at any time such that (1) the Aggregate Exposure at such time shall not exceed the Maximum Credit at such time, (2) the Aggregate Domestic Exposure at such time shall not exceed the Maximum Domestic Credit at such time and (3) the Aggregate Canadian Exposure at such time shall not exceed the lesser of (x) the Canadian Borrowing Base at such time and (y) the Canadian Revolving Loan Maximum Amount at such time, and
(iii)    each Lender, severally and not jointly, agrees to make its Revolving Commitment Percentage of Revolving Advances in Pounds Sterling, Euros or Dollars to the European Borrowers (on a joint and several basis) (which Revolving Advances shall be repayable in the currency in which such Revolving Advance was made) from time to time in amounts requested by the European Lead Borrower on behalf of the European Borrowers up to the aggregate principal amount outstanding for all Lenders at any time such that (1) the Aggregate Exposure at such time shall not exceed the Maximum Credit at such time, (2) the Aggregate European Exposure at such time shall not exceed the lesser of (x) the European Borrowing Base at such time and (y) the Maximum European Credit at such time and (3) the Individual Aggregate European Exposure of any European Borrower at such time shall not exceed such European Borrower’s Individual European Borrowing Base, and
Revolving Advances include Protective Advances provided that the Lenders' several (and not joint) commitments to participate in Protective Advances are subject to Section 2.34. All Revolving Advances made by the Lenders to (x) the US Borrowers shall be Dollar Denominated Advances, (y) the Canadian Borrowers shall be Canadian Dollar Denominated Advances or Dollar Denominated Advances and (z) the European Borrowers shall be Pounds Sterling Denominated Advances, Euros Denominated Advances or Dollar Denominated Advances. Revolving Advances constituting Dollar Denominated Advances shall be available by way of Domestic Rate Loans, US Base Rate Loans, and LIBOR Rate Loans (except that Dollar Denominated Advances to the European Borrowers shall be LIBOR Rate Loans only); Revolving Advances constituting Canadian Dollar Denominated Advances shall be available by way of Canadian Prime Rate Loans and CDOR Rate Loans; Revolving Advances constituting Pounds Sterling Denominated Advances or Euros Denominated Advances shall be available by way of LIBOR Rate Loans. The Revolving Advances made to the US Borrowers shall be evidenced by one or more secured promissory notes (collectively, the “US Borrower Revolving Credit Note”) substantially in the form attached hereto as Exhibit A-1 if requested by an applicable Lender from time to time. The Revolving Advances made to the Canadian Borrowers shall be evidenced by one or more secured promissory notes (collectively, the “Canadian Borrower Revolving Credit Note” and, together with the US Borrower Revolving Credit Note collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit A-2 if requested by an applicable Lender from time to time. As of the Closing Date, it is hereby acknowledged that no Lender has requested a Revolving Credit Note or Swing Loan Note; provided that, if after the Closing Date any Lender or Swing Loan Lender requests a Revolving Credit Note or Swing Loan Note, the applicable Borrowers shall dully executed and provide an original counterpart of the same promptly upon such request being received by the applicable Borrowers or Lead Borrower on their behalf.
(b)    Discretionary Rights. The Advance Rates may be increased subject to the provisions of Section 10.5. The Advance Rate may be decreased by the Applicable Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances or Letters of Credit requested by the Borrowers. Prior to the occurrence of a Default or an Event of Default, the Applicable Agent shall provide the Applicable Lead Borrower two (2) days prior notice of its intention to decrease the Advance Rates.
2.2    Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for Revolving Advances.
(a)    With respect to Revolving Advances under the Domestic Facility, subject to clause (b) below in the case of Fixed Rate Loans, the Lead Borrower on behalf of the applicable Borrowers may notify the Administrative Agent prior to 10:00 a.m. Local Time on a Business Day of the Lead Borrower’s request to incur, on that day, a Revolving Advance hereunder, which request shall specify (i) the date of the proposed borrowing (which shall be a Business Day) and (ii) the Type and borrowing amount of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of  $1,000,000 for Dollar Denominated Advances and Cdn$1,000,000 for Canadian Dollar Denominated Advances and in integral multiples of $500,000 for Dollar Denominated Advances and Cdn$500,000 for Canadian Dollar Denominated Advances (or, in each case, such lower required minimum amounts as allowed by the Applicable Agent from time to time).
(b)    (x) With respect to Revolving Advances under the Domestic Facility, notwithstanding the provisions of subsection (a) above, and (y) with respect to any request by the European Lead Borrower for Revolving Advances under the European Facility, in the event the Applicable Lead Borrower on behalf of any applicable Borrower desires to obtain a Fixed Rate Loan for any Revolving Advance, the Applicable Lead Borrower shall provide the Applicable Agent written notice by no later than 10:00 a.m. Local Time on the day which is three (3) Business Days prior to the date such Fixed Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the Type of borrowing and the amount of such Revolving Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 for Dollar Denominated Advances, Cdn$1,000,000 for Canadian Dollar Denominated Advances, €1,000,000 for Euros Denominated Advances and £1,000,000 for Pounds Sterling Denominated Advances and in integral multiples of $500,000 for Dollar Denominated Advances, Cdn$500,000 for Canadian Dollar Denominated Advances, €100,000 for Euros Denominated Advances and £100,000 for Pounds Sterling Denominated Advances, (iii) the duration of the first Interest Period therefor and (iv) in the case of any request under the European Facility, the applicable European Borrower for which the applicable Revolving Advance is requested. Interest Periods for Fixed Rate Loans shall be for one, three or six months (or in addition, two (2) months in the case of any Revolving Advance under the European Facility); provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Fixed Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Fixed Rate Loan, including those which are converted from a Base Rate Loan under Section 2.2(e), there shall not be outstanding more than (A) five (5) Fixed Rate Loans in the aggregate under the Domestic Facility (or such greater number of Fixed Rate Loans as may be acceptable to the Administrative Agent) or (B) ten (10) Fixed Rate Loans in the aggregate under the European Facility (or such greater number of Fixed Rate Loans as may be acceptable to the European Administrative Agent).
(c)    Each Interest Period of a Fixed Rate Loan shall commence on the date such Fixed Rate Loan is made and shall end on such date as the Applicable Lead Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the Applicable Agent’s normal practice and no Interest Period shall end after the last day of the Revolving Commitment Termination Date.
(d)    The Applicable Lead Borrower shall elect the initial Interest Period applicable to a Fixed Rate Loan by its Funding Notice given to the Applicable Agent pursuant to Section 2.2(b) or by its notice of conversion given to the Applicable Agent pursuant to Section 2.2(e), as the case may be. The Applicable Lead Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to the Applicable Agent of such duration not later than 10:00 a.m. Local Time on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Fixed Rate Loan. If the Applicable Agent does not receive timely notice of the Interest Period elected by the Applicable Lead Borrower, (i) with respect to Revolving Advances under the Domestic Facility, the Lead Borrower shall be deemed to have elected to convert such Fixed Rate Loan to a Base Rate Loan subject to Section 2.2(e), and (ii) with respect to any Revolving Advance under the European Facility, the European Lead Borrower shall be deemed to have elected to convert such Fixed Rate Loan on the last day of the applicable Interest Period to a Fixed Rate Loan with an Interest Period of one (1) month.
(e)    Provided that no Default or Event of Default shall have occurred and be continuing, the Lead Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Fixed Rate Loan under the Domestic Facility only, or with respect to Revolving Advances under the Domestic Facility only, the Lead Borrower may on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another Type in the same currency and in the same aggregate principal amount provided that any conversion of a Fixed Rate Loan under the Domestic Facility shall be made only on the last Business Day of the then current Interest Period applicable to such Fixed Rate Loan. If the Lead Borrower desires to convert a loan under the Domestic Facility, the Lead Borrower shall give the Administrative Agent written notice by no later than 10:00 a.m. Local Time (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a Fixed Rate Loan under the Domestic Facility, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Fixed Rate Loan) with respect to a conversion from a Fixed Rate Loan to a Base Rate Loan under the Domestic Facility, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a Fixed Rate Loan, the duration of the first Interest Period therefor.
(f)    At its option and upon written notice given prior to 10:00 a.m. Local Time at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g), prepay the Fixed Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Revolving Advances which are Fixed Rate Loans and the amount of such prepayment. In the event that any prepayment of a Fixed Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify the Agents and the Lenders therefor in accordance with Section 2.2(g).
(g)    Each Borrower shall indemnify the Agents and the Lenders and hold the Agents and the Lenders harmless from and against any and all losses or expenses that the Agents and the Lenders may sustain or incur as a consequence of any prepayment or conversion of, prior to the last day of the applicable Interest Period, any Fixed Rate Loan or failure by such Borrower to complete a borrowing of, a prepayment of or conversion of or to a Fixed Rate Loan after a request therefor has been given, including, but not limited to, any interest payable by the Agents or the Lenders to lenders of funds obtained by it in order to make or maintain its Fixed Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Agent or any Lender to the Applicable Lead Borrower shall be conclusive absent manifest error. For the avoidance of doubt, this Section 2.2(g) does not apply to any Taxes incurred by the Agents and the Lenders, which shall exclusively be dealt with in Section 2.29.
(h)    Notwithstanding anything to the contrary provided herein, should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with the Agents or the Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as (i) a Domestic Rate Loan, if a US Borrower is the obligor with respect to such amount, fee, charge or other Obligation, (ii) a Revolving Advance bearing interest based at the Canadian Prime Rate or the Alternate US Base Rate, as applicable, if a Canadian Borrower is the obligor with respect to such amount, fee, charge or other Obligation or (iii) a LIBOR Rate Loan in the applicable currency of such outstanding Obligations with an Interest Period of one (1) month if a European Borrower is the obligor with respect to such amount, fee, charge or other Obligation, in each case as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.
(i)    Notwithstanding anything to the contrary provided herein Borrowers may not convert or continue Protective Advances.
2.3    Swing Loans.
(a)    Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between the Lenders and the Applicable Agent for administrative convenience, the Agents, the Lenders and each Swing Loan Lender agree that in order to facilitate the administration of this Agreement, (A) the Domestic Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (x) to any US Borrower by way of Domestic Rate Loans (each, a “US Swing Loan” and, collectively, the “US Swing Loans”) and (y) to any Canadian Borrower by way of US Base Rate Loans or Canadian Prime Rate Loans (each, a “Canadian Swing Loan” and, collectively, the “Canadian Swing Loans”) in each case, as provided for in this Section 2.3 at any time or from time to time after the Closing Date to, but not including, the Revolving Commitment Termination Date, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, and (B) the European Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances to any European Borrower by way of Overnight LIBOR Rate Loans (each, together with each Existing European Swing Loan, a “European Swing Loan” and, collectively, the “European Swing Loans” and, together with the US Swing Loans and the Canadian Swing Loans, each, a “Swing Loan” and, collectively, the “Swing Loans”) in each case, as provided for in this Section 2.3 at any time or from time to time after the Closing Date to, but not including, the Revolving Commitment Termination Date, in an aggregate principal amount up to but not in excess of (i) in the case of the aggregate amount of US Swing Loans and Canadian Swing Loans, the Maximum Swing Loan Advance Amount, and (ii) in the case of European Swing Loans, the Maximum European Swing Loan Advance Amount; provided that (x) the outstanding aggregate principal amount of all US Swing Loans outstanding at any time shall not exceed an amount that would cause (1) the Aggregate Exposure at such time to exceed the Maximum Credit at such time, (2) the Aggregate Domestic Exposure at such time to exceed the Maximum Domestic Credit at such time and (3) the Aggregate US Exposure at such time to exceed the US Borrowing Base at such time, (y) the outstanding aggregate principal amount of all Canadian Swing Loans outstanding at any time shall not exceed an amount that would cause (1) the Aggregate Exposure at such time to exceed the Maximum Credit at such time, (2) the Aggregate Domestic Exposure at such time to exceed the Maximum Domestic Credit at such time and (3) the Aggregate Canadian Exposure at such time to exceed the lesser of (A) the Canadian Borrowing Base at such time and (B) the Canadian Revolving Loan Maximum Amount at such time, and (z) the outstanding aggregate principal amount of all European Swing Loans outstanding at any time shall not exceed an amount that would cause (1) the Aggregate Exposure at such time to exceed the Maximum Credit at such time, (2) the Aggregate European Exposure at such time to exceed the lesser of (A) the European Borrowing Base at such time and (B) the Maximum European Credit at such time and (3) the Individual Aggregate European Exposure of any European Borrower at such time to exceed such European Borrower’s Individual European Borrowing Base. All (i) US Swing Loans and Canadian Swing Loans shall be Base Rate Loans only and (ii) European Swing Loans shall be Overnight LIBOR Rate Loans only. The Borrowers may borrow (at the option and election of the applicable Swing Loan Lender), repay and reborrow (at the option and election of the applicable Swing Loan Lender) Swing Loans and the applicable Swing Loan Lender may make Swing Loans as provided in this Section 2.3 during the period between Settlement Dates.  All (i) US Swing Loans shall be evidenced by a secured promissory note (the “US Swing Loan Note”) substantially in the form attached hereto as Exhibit A-3 if requested by an applicable Lender from time to time and (ii) Canadian Swing Loans shall be evidenced by a secured promissory note (the “Canadian Swing Loan Note”; and together with the US Swing Loan Note, each, a “Swing Loan Note” and, collectively, the “Swing Loan Notes”) substantially in the form attached hereto as Exhibit A-4 if requested by an applicable Lender from time to time. Each Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by any Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which such Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future. The Existing European Swing Loans shall be deemed to be European Swing Loans outstanding under, and subject to the terms of, this Agreement.
(b)    Upon either (x) any request by the Lead Borrower or the European Lead Borrower for a Revolving Advance made pursuant to the terms of this Agreement or (y) the occurrence of any deemed request by the Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(h), the applicable Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to the applicable Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, the applicable Swing Loan Lender may not make Swing Loans if such Swing Loan Lender has been notified by any Agent or by the Requisite Lenders that one or more of the applicable conditions set forth in Section 3.2 have not been satisfied or the Revolving Commitments have been terminated for any reason. In addition, the US Borrowers hereby authorize JPMorgan Chase Bank, N.A., in its capacity as lender of the US Swing Loans to, subject to the terms and conditions set forth herein (but without any further written notice required), to the extent that from time to time on any Business Day funds are required under the DDA Access Product to reach the Target Balance (a “Deficiency Funding Date”), make available to the applicable US Borrower the proceeds of a US Swing Loan in the amount of such deficiency, by means of a credit to the Funding Account on or before the start of business on the next succeeding Business Day, and such US Swing Loan shall be deemed made on such Deficiency Funding Date. In addition, the US Borrowers hereby authorize JPMorgan Chase Bank, N.A., in its capacity as lender of the US Swing Loans, to, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m. Local Time, on each Business Day, make available to the US Borrowers by means of a credit to the Funding Account(s), the proceeds of a US Swing Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit such Swing Loan Lender to make available to the US Borrowers a US Swing Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the US Borrowers shall be deemed to have requested a Domestic Rate Loan pursuant to Sections 2.1 and 2.2 in the amount of such deficiency to be made on such Business Day.
(c)    Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Each Swing Loan Lender or the Applicable Agent may, at any time, require the Lenders to fund such participations by means of a Settlement as provided for in Section 2.5(d). From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, the Applicable Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral thereafter received by the Applicable Agent in respect of such Swing Loan; provided that no Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.20) of the Maximum Undrawn Amount of all outstanding Letters of Credit.
2.4    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place the Applicable Agent or the Lenders, as applicable, may designate from time to time and, together with any and all other Obligations of the Borrowers to the Agents or the Lenders, shall be charged to the applicable Borrowers’ Account on the Applicable Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by the Applicable Lead Borrower on behalf of any Borrower (in respect of any European Swing Loan, such request being made to the European Administrative Agent by or before 10:00 a.m. Local Time on the relevant day) or deemed to have been requested by any applicable Borrower under Section 2.2(h), 2.5(b) or 2.13 shall, (i) with respect to requested Revolving Advances, to the extent the applicable Lenders make such Revolving Advances in accordance with Section 2.2(h), 2.5(b) or 2.13, and with respect to Swing Loans made upon any request by the Applicable Lead Borrower for a Revolving Advance to the extent that the applicable Swing Loan Lender makes such Swing Loan in accordance with Section 2.3(b), be made available to the applicable Borrower on the day so requested by way of credit to (x) the US Borrowers’ operating account for Dollars at the Administrative Agent (or, prior to such operating account being opened with Administrative Agent, such other operating account as US Borrowers may have designated to Administrative Agent in writing), (y) the Canadian Borrowers’ operating account for Dollars or Canadian Dollars, as applicable, at the Administrative Agent (or its applicable Canadian Affiliate, as applicable) (or, prior to such operating account being opened with Administrative Agent or its applicable Canadian Affiliate, such other operating account as Canadian Borrowers may have designated to Administrative Agent in writing), or (z) the European Borrowers’ operating account for Dollars, Pounds Sterling or Euros, as applicable, at the European Administrative Agent (or its applicable European Affiliate, as applicable), or in any case such other bank as the Applicable Lead Borrower may designate following notification to and approval by the Applicable Agent, in immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to the Applicable Agent to be applied to the outstanding Obligations giving rise to such deemed request. Prior to the Revolving Commitment Termination Date, the Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.
2.5    Making and Settlement of Advances.
(a)    Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of the applicable Lenders (subject to any contrary terms of Section 2.20). Each borrowing of Swing Loans shall be advanced by the applicable Swing Loan Lender alone.
(b)    Promptly after receipt by the Applicable Agent of a request or a deemed request for a Revolving Advance pursuant to the terms of this Agreement and, with respect to Revolving Advances, to the extent the applicable Swing Loan Lender elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all applicable outstanding Swing Loans exceeding the maximum amount permitted under Section 2.3(a), the Applicable Agent shall notify the Lenders of its receipt of such request specifying the information provided by the Applicable Lead Borrower and the apportionment among the Lenders of the requested Revolving Advance as determined by the Applicable Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to the Applicable Agent such that the Applicable Agent is able to, and the Applicable Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Sections 3.1 and 3.2, fund such Revolving Advance to the applicable Borrowers in Dollars (in the case of Dollar Denominated Advances), in Canadian Dollars (in the case of Canadian Dollar Denominated Advances) in Pounds Sterling (in the case of Pounds Sterling Dollar Denominated Advances), or in Euros (in the case of Euros Denominated Advances) and immediately available funds at the applicable Payment Office prior to the close of business, on the applicable borrowing date; provided that if any Lender fails to remit such funds to the Applicable Agent in a timely manner, the Applicable Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.5(c).
(c)    Unless the Applicable Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to the Applicable Agent, the Applicable Agent may (but shall not be obligated to) assume that such Lender has made such amount available to the Applicable Agent on such date in accordance with Section 2.5(b) and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to the Applicable Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Applicable Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers through but excluding the date of payment to the Applicable Agent, at (i) in the case of a payment to be made by such Lender under (1) the Domestic Facility, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by the Administrative Agent, times (y) such amount or (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (2) the European Facility, the greater of (A) (x) the daily average Overnight LIBOR Rate (computed on the basis of a year of 360 days or for Sterling amounts on the basis of 365 days) during such period as quoted by European Administrative Agent, times (y) such amount or (B) a rate determined by European Administrative Agent in accordance with banking industry rules on interbank compensation, (ii) in the case of a payment to be made by the US Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans, (iii) in the case of a payment to be made by the Canadian Borrowers, the Revolving Interest Rate for Revolving Advances that are US Base Rate Loans or Canadian Prime Rate Loans, as applicable, and (iv) in the case of a payment to be made by the European Borrowers, the Revolving Interest Rate for Revolving Advances that are LIBOR Rate Loans with an Interest Period of one (1) month. If such Lender pays its share of the applicable Revolving Advance to the Applicable Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by the US Borrowers, the Canadian Borrowers or the European Borrowers, as applicable, shall be without prejudice to any claim the US Borrowers, the Canadian Borrowers or the European Borrowers, as applicable, may have against a Lender that shall have failed to make such payment to the Applicable Agent. A certificate of the Applicable Agent submitted to any Lender or the Applicable Lead Borrower, as applicable, with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.
(d)    The Applicable Agent, on behalf of the applicable Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with the relevant Lenders on at least a weekly basis, or on any more frequent date that the Applicable Agent elects or that the applicable Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying the relevant Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 10:00 a.m. Local Time (i) with respect to Swing Loans under the Domestic Facility, on the date of such requested Settlement and (ii) with respect to Swing Loans under the European Facility, three (3) Business Days prior to such requested Settlement (in each case, the “Settlement Date”). Subject to any contrary provisions of Section 2.20, each Lender shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by the Applicable Agent) of the applicable Swing Loan with respect to which Settlement is requested by the Applicable Agent, to such account of the Applicable Agent as the Applicable Agent may designate not later than 12:00 p.m. Local Time on such Settlement Date if requested by the Applicable Agent by 10:00 a.m. Local Time, otherwise not later than 12:00 p.m. Local Time on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 3.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to the Applicable Agent shall be applied against the amount of outstanding Swing Loans and, when so applied, shall constitute Revolving Advances of such Lenders accruing interest as the applicable Base Rate Loan or, in the case of the European Facility, LIBOR Rate Loans with an Interest Period of one (1) week. If any such amount is not transferred to the Applicable Agent by any Lender on such Settlement Date, the Applicable Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.5(c).
(e)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under any Requirement of Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.
2.6    Maximum Advances and Repayments. On any day on which one or more of the following conditions shall exist, the applicable Borrowers shall repay on such day the applicable Advances and/or cash collateralize on such day outstanding Letters of Credit (in Dollars, Canadian Dollars, Pounds Sterling or Euros, as applicable, and pursuant to cash collateral arrangements reasonably satisfactory to the Applicable Agent) in such amount as may be required to cause such conditions to cease to exist on such day:
(a)    the Aggregate Exposure at such time exceeds the Maximum Credit at such time;
(b)    the Aggregate Domestic Exposure at such time exceeds the Maximum Domestic Exposure at such time;
(c)    the Aggregate US Exposure at such time exceeds the US Borrowing Base at such time;
(d)    the Aggregate Canadian Exposure at such time exceeds the lesser of (i) the Canadian Borrowing Base at such time and (ii) the Canadian Revolving Loan Maximum Amount at such time;
(e)    the Aggregate European Exposure at such time exceeds the lesser of (i) the European Borrowing Base at such time and (ii) the Maximum European Credit at such time;
(f)    the Individual Aggregate European Exposure of any European Borrower at such time exceeds such European Borrower’s Individual European Borrowing Base at such time;
(g)    the aggregate outstanding principal amount of US Swing Loans and Canadian Swing Loans at such time exceeds the Maximum Swing Loan Advance Amount at such time;
(h)    the aggregate outstanding principal amount of European Swing Loans at such time exceeds the Maximum European Swing Loan Advance Amount at such time;
(i)    the aggregate Letter of Credit Obligations at such time exceeds $20,000,000;
(j)    the aggregate Canadian Letter of Credit Obligations at such time exceeds the Canadian Letter of Credit Limit at such time; and/or
(k)    the aggregate European Letter of Credit Obligations at such time exceeds the European Letter of Credit Limit at such time.
In connection with the foregoing, to the extent applicable, the applicable Borrowers shall (i) first, repay outstanding Swing Loans, (ii) second, repay outstanding Revolving Advances, and (iii) third, cash collateralize outstanding Letters of Credit in such amount as may be required to cause such conditions giving rise to such mandatory repayment and/or cash collateralization requirement to cease to exist on such day.
2.7    Manner and Repayment of Advances. (a)    The Revolving Advances and Swing Loans shall be due and payable in full on the Revolving Commitment Termination Date subject to earlier prepayment or repayment as herein provided. Notwithstanding the foregoing, all Revolving Advances and Swing Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of the Revolving Commitments. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of the Lenders, to the applicable outstanding Revolving Advances (subject to any contrary provisions of Section 2.20).
(b)    Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by the Applicable Agent on the date received by the Applicable Agent. The Applicable Agent shall conditionally credit the applicable Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by the Applicable Agent or sooner if customarily done so by the Applicable Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). The Applicable Agent is not, however, required to credit the applicable Borrowers’ Account for the amount of any item of payment which is unsatisfactory to the Applicable Agent, and the Applicable Agent may charge the applicable Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to the Applicable Agent, unpaid. Subject to the foregoing, the Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by the Applicable Agent shall be deemed applied by the Applicable Agent on account of the Obligations on its respective Application Date. The US Borrowers shall pay to Administrative Agent (for its own account) a fee equal to the additional interest that the US Borrowers would have paid in respect of the Revolving Advances, at the Alternate US Base Rate plus the Applicable Margin, as if each uncollected item had not been received in a collection account and credited to the US Borrowers until the earlier of (i) the date that such check is actually collected and (ii) three Business Days after the Business Day that such uncollected item was actually received in the collection account. Such fee will be payable monthly in arrears.
(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the other Credit Documents shall be made to the Applicable Agent at the applicable Payment Office not later than 1:00 p.m. Local Time on the due date therefor in immediately available funds and in the currency in which such Advance or other amount is denominated hereunder. The Applicable Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging the applicable Borrowers’ Account or by making Revolving Advances as provided in Section 2.2.
(d)    Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim.
(e)    At any time during a Cash Dominion Period and except as otherwise provided with respect to Defaulting Lenders:

(i)    all payments remitted to the Administrative Agent by any US Credit Party and all proceeds of US Collateral received by the Administrative Agent shall be applied to the US Obligations as follows (it being understood that in the event that any Lender, as opposed to the Administrative Agent, receives such payment or proceeds from any source other than the Administrative Agent, such Lender shall remit such payment or proceeds, as applicable to the Administrative Agent for application to the US Obligations as provided in this Agreement): first, to the US Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Administrative Agent and the Collateral Agent in connection with this Agreement or any other Credit Document and to the principal and interest of Advances made to the US Borrowers (including US Swing Loans and Protective Advances) by the Administrative Agent and not reimbursed by the Lenders until paid in full; second, pro rata to interest due to the Lenders upon any of the Advances made to the US Borrowers and to the US Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Lenders in connection with (and to the extent payable or reimbursable to the Lenders under) this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; third, pro rata to fees due to the Administrative Agent and the Lenders in connection with this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; fourth, to the principal of the US Swing Loans made by the Domestic Swing Loan Lender and Protective Advances by the Administrative Agent; fifth, pro rata to the principal of the Revolving Advances made to the US Borrowers by each Lender according to their respective Revolving Commitment Percentages thereof and, after an Event of Default pursuant to Section 8.1(f) or (g) or if requested by the Administrative Agent or the Requisite Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to the Administrative Agent cash collateral in an amount not less than one hundred five (105%) percent of the Maximum Undrawn Amount of all US Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to the Administrative Agent until paid in full; sixth, to pay, pro rata, (x) any of the Canadian Obligations in the manner provided in clause (e)(ii) below until paid in full (other than Canadian Cash Management Obligations and Canadian Hedging Obligations) and (y) any of the European Obligations in the manner provided in clause (e)(iii) below until paid in full (other than European Cash Management Obligations and European Hedging Obligations); seventh, pro rata to any US Cash Management Obligations or any US Hedging Obligations until paid in full; eighth, pro rata to any Canadian Cash Management Obligations and Canadian Hedging Obligations in the manner provided in clause (e)(ii) below until paid in full; (y) any European Cash Management Obligations and European Hedging Obligations in the manner provided in clause (e)(iii) below until paid in full, in each case on a pro rata basis; ninth, pro rata to any other Obligations (including all Guaranteed Obligations) until paid in full; and tenth, any remaining amounts to the Lead Borrower on behalf of the Borrowers.
(ii)    all payments remitted to the Administrative Agent by any Canadian Credit Party and, to the extent provided in clause (e)(i) above, any US Credit Party and all proceeds of Canadian Collateral and, to the extent provided in clause (e)(i) above, US Collateral received by the Administrative Agent shall be applied to the Canadian Obligations as follows (it being understood that in the event that any Lender, as opposed to the Administrative Agent, receives such payment or proceeds from any source other than the Administrative Agent, such Lender shall remit such payment or proceeds, as applicable to the Administrative Agent for application to the Canadian Obligations as provided in this Agreement): first, to the Canadian Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Administrative Agent and the Collateral Agent in connection with this Agreement or any other Credit Document and to the principal and interest of the Advances made to the Canadian Borrowers (including Canadian Swing Loans and Protective Advances made to Canadian Borrowers) by the Administrative Agent and not reimbursed by Lenders until paid in full; second, pro rata to interest due to the Lenders upon any of the Advances made to the Canadian Borrowers and to the Canadian Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by Lenders in connection with (and to the extent payable or reimbursable to the Lenders under) this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; third, pro rata to fees due to the Administrative Agent and the Lenders in connection with this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; fourth, to the principal of the Canadian Swing Loans made by the Domestic Swing Loan Lender and Protective Advances by the Administrative Agent to the Canadian Borrowers; fifth, pro rata to the principal of the Revolving Advances made to the Canadian Borrowers made by each Lender according to their respective Revolving Commitment Percentages thereof and, after an Event of Default pursuant to Section 8.1(f) or (g) or if requested by the Administrative Agent or Requisite Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to the Administrative Agent cash collateral in an amount not less than one hundred five (105%) percent of the Maximum Undrawn Amount of all Canadian Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to the Administrative Agent until paid in full; sixth, pro rata to any Canadian Cash Management Obligations or any Canadian Hedging Obligations until paid in full; seventh, pro rata to any other Canadian Obligations until paid in full (other than the Guaranteed European Obligations); eighth, to the Guaranteed European Obligations until paid in full; and ninth, any remaining amounts to the Lead Borrower on behalf of the Borrowers.
(iii)    all payments remitted to the European Administrative Agent by any European Credit Party and all proceeds of European Collateral received by the European Administrative Agent shall be applied to the European Obligations as follows (it being understood that in the event that any Lender, as opposed to the European Administrative Agent, receives such payment or proceeds from any source other than the European Administrative Agent, such Lender shall remit such payment or proceeds, as applicable to the European Administrative Agent for application to the European Obligations as provided in this Agreement): first, to the European Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the European Administrative Agent and the European Collateral Agent in connection with this Agreement or any other Credit Document and to the principal and interest of Advances made to the European Borrowers (including European Swing Loans and Protective Advances under the European Facility) by the European Administrative Agent and not reimbursed by the Lenders until paid in full; second, pro rata to interest due to the Lenders upon any of the Advances made to the European Borrowers and to the European Obligations consisting of costs and expenses (including attorneys’ fees and expenses) incurred by the Lenders in connection with (and to the extent payable or reimbursable to the Lenders under) this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; third, pro rata to fees due to the European Administrative Agent and the Lenders in connection with this Agreement or any other Credit Document according to their respective Revolving Commitment Percentages thereof until paid in full; fourth, to the principal of the European Swing Loans made by the European Swing Loan Lender and Protective Advances by the Administrative Agent; fifth, pro rata to the principal of the Revolving Advances made to the European Borrowers by each Lender according to their respective Revolving Commitment Percentages thereof and, after an Event of Default pursuant to Section 8.1(f) or (g) or if requested by the European Administrative Agent or the Requisite Lenders after the occurrence of any other Event of Default, on a pro rata basis, to furnish to the European Administrative Agent cash collateral in an amount not less than one hundred five (105%) percent of the Maximum Undrawn Amount of all European Letters of Credit, such cash collateral arrangements to be in form and substance reasonably satisfactory to the European Administrative Agent until paid in full; sixth, pro rata to any European Cash Management Obligations or any European Hedging Obligations until paid in full; seventh, pro rata to any other European Obligations until paid in full (other than Guaranteed Canadian Obligations); eighth, to the Guaranteed Canadian Obligations; and ninth, any remaining amounts to the European Lead Borrower on behalf of the Borrowers.
(iv)    If any deficiency shall arise, the applicable Credit Parties shall remain liable to the Applicable Agent and the Lenders therefor. If it is determined by an authority of competent jurisdiction that a disposition by the Applicable Agent did not occur in a commercially reasonably manner, the Applicable Agent may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded. The Applicable Agent will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless the Applicable Agent has entered into a written agreement with the Credit Party to that effect.
Notwithstanding the foregoing, amounts received from any Credit Party that is not an ECP shall not be applied to any Excluded Swap Obligations owing to any Lender Counterparty (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Applicable Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 2.7 from amounts received from ECP’s to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 2.7 by Lender Counterparties that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 2.7.

2.8    [Reserved].
2.9    Statement of Account. The Applicable Agent shall maintain, in accordance with its customary procedures, a separate sub-loan account for the US Borrowers, the Canadian Borrowers and the European Borrowers and by applicable currency (collectively, the “Borrowers’ Account”) in the name of the US Borrowers, the Canadian Borrowers and the European Borrowers, in which shall be recorded separately the date and amount of each Advance made by the Applicable Agent and the Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by the Applicable Agent to record the date and amount of any Advance shall not adversely affect the Applicable Agent or any Lender. Each month the Applicable Agent shall send to the Applicable Lead Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between the Applicable Agent, the Lenders and each Borrower during such month. The monthly statements shall be deemed correct and binding upon each Borrower in the absence of manifest error and shall constitute an account stated between the Lenders and the Borrowers unless the Applicable Agent receives a written statement of the Applicable Lead Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by the Applicable Lead Borrower. The records of the Applicable Agent with respect to the applicable Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
2.10    Letters of Credit.
(a)    Subject to the terms and conditions hereof, (i) at the request of the Lead Borrower on behalf of a US Borrower, the Administrative Agent agrees to cause the applicable Issuer to issue, and such Issuer agrees to issue, for the joint and several account of the US Borrowers one or more US Letters of Credit denominated in Dollars, Canadian Dollars, Euros, Australian Dollars or another currency acceptable to such Issuer in its sole discretion, for the ratable risk of each Lender according to its Revolving Commitment Percentage, containing terms and conditions acceptable to the Administrative Agent and such Issuer, (ii) at the request of the Lead Borrower on behalf of a Canadian Borrower, the Administrative Agent agrees to cause the applicable Issuer to issue, and such Issuer agrees to issue, for the joint and several account of the Canadian Borrowers one or more Canadian Letters of Credit denominated in Dollars or Canadian Dollars, for the ratable risk of each Lender according to its Revolving Commitment Percentage, containing terms and conditions acceptable to the Administrative Agent and such Issuer and (iii) at the request of the European Lead Borrower on behalf of a European Borrower, the European Administrative Agent agrees to cause the applicable Issuer to issue, and such Issuer agrees to issue, for the joint and several account of the European Borrowers one or more European Letters of Credit denominated in Dollars, Pounds Sterling or Euros, for the ratable risk of each Lender according to its Revolving Commitment Percentage, containing terms and conditions acceptable to the European Administrative Agent and such Issuer; provided, however, that, no Issuer will be required to issue any (r) Letters of Credit to the extent that the Dollar Equivalent of the face amount of such Letters of Credit would cause the Aggregate Exposure to exceed the Maximum Credit at such time, (s) Letters of Credit to the extent that the Dollar Equivalent of the face amount of such Letters of Credit would cause the Aggregate Domestic Exposure to exceed the Maximum Domestic Credit at such time, (t) Letters of Credit to the extent that the Dollar Equivalent of the face amount thereof would exceed $20,000,000, (u) US Letters of Credit to the extent that the Dollar Equivalent of the face amount of such US Letters of Credit would cause the Aggregate US Exposure to exceed the US Borrowing Base at such time, (v) Canadian Letters of Credit to the extent that the Dollar Equivalent of the face amount of such Canadian Letters of Credit would cause the Aggregate Canadian Exposure to exceed the lesser of (I) the Canadian Borrowing Base at such time and (II) Canadian Revolving Loan Maximum Amount at such time, (w) European Letters of Credit to the extent that the Dollar Equivalent of the face amount of such European Letters of Credit would cause the Aggregate European Exposure to exceed the lesser of (I) the European Borrowing Base at such time and (II) Maximum European Credit at such time, (x) Canadian Letters of Credit to the extent that the Dollar Equivalent of the face amount thereof would exceed the Canadian Letter of Credit Limit, (y) European Letters of Credit to the extent that the Dollar Equivalent of the face amount thereof would exceed the European Letter of Credit Limit and (z) European Letters of Credit to the extent that the Dollar Equivalent of the face amount of such European Letters of Credit would cause the Individual Aggregate European Exposure of any European Borrower to exceed the Individual European Borrowing Base of such European Borrower at such time. All disbursements or payments related to US Letters of Credit issued for the account of the US Borrowers shall be deemed to be Domestic Rate Loans consisting of Revolving Advances (subject to Section 2.13(b)) and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. All disbursements or payments related to Canadian Letters of Credit issued for the account of the Canadian Borrowers shall be deemed to be Canadian Prime Rate Loans or US Base Rate Loans, according to the applicable currency, consisting of Revolving Advances and shall bear interest at the Canadian Prime Rate or the US Base Rate, as applicable. All disbursements or payments related to European Letters of Credit issued for the account of the European Borrowers shall be deemed to be LIBOR Rate Loans with an Interest Period of one (1) month consisting of Revolving Advances (subject to Section 2.13(b)) and shall bear interest at the Revolving Interest Rate for LIBOR Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.24).
(b)    Notwithstanding any provision of this Agreement, no Issuer shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing any Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which such Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally.
2.11    Issuance of Letters of Credit.
(a)    The Applicable Lead Borrower, on behalf of any Borrower, may request the applicable Issuer to issue or cause the issuance of a Letter of Credit by delivering to such Issuer, with a copy to the Applicable Agent at the applicable Payment Office prior to 10:00 a.m. Local Time, at least five (5) Business Days prior to the proposed date of issuance (or such shorter period of time as may be acceptable to such Issuer), such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of the Applicable Agent (which, in the case of a Letter of Credit issued for any European Borrower, must include the form of Letter of Credit to be issued, which must be in an agreed form 3 Business Days prior to its issuance) and such Issuer; and such other certificates, documents and other papers and information as the Applicable Agent or such Issuer may reasonably request. No Issuer shall issue any requested Letter of Credit if such Issuer has received notice from the Applicable Agent or any Lender that one or more of the applicable conditions set forth in Section 3.2 have not been satisfied or the commitments of the Lenders to make Revolving Advances hereunder have been terminated for any reason.
(b)    Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of issuance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance (or, in the case of European Letters of Credit, such longer period as the European Administrative Agent may agree in its sole discretion) and in no event later than five (5) Business Days prior to the Revolving Commitment Termination Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.
(c)    The Applicable Agent shall use its reasonable efforts to notify Lenders of the request by the Applicable Lead Borrower for a Letter of Credit hereunder.
2.12    Requirements For Issuance of Letters of Credit.
(a)    The Applicable Lead Borrower shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If the Applicable Agent is not the Issuer of any Letter of Credit, the Applicable Lead Borrower shall authorize and direct such Issuer to deliver to the Applicable Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon the Applicable Agent’s instructions and agreements with respect to all matters arising in connection with the applicable Letter of Credit and the application therefor.
(b)    In connection with all trade Letters of Credit issued or caused to be issued by an Issuer under this Agreement, each Borrower hereby appoints such Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or the Canadian Borders Services Agency, as applicable (“Customs”), in the name of such Borrower or such Issuer or such Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s name, or in the name of such Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither any Agent, any Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for such Agent’s, such Issuer’s or their respective attorney’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.
2.13    Disbursements, Reimbursement.
(a)    Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuer a participation in each such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(b)    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuer will promptly notify the Applicable Agent and the Applicable Lead Borrower. Regardless of whether the Applicable Lead Borrower shall have received such notice, the US Borrowers (in the case of a US Letter of Credit), the Canadian Borrowers (in the case of a Canadian Letter of Credit) and the European Borrowers (in the case of a European Letter of Credit) shall joint and severally reimburse (such obligation to reimburse the applicable Issuer shall sometimes be referred to as a “Reimbursement Obligation”) the applicable Issuer prior to 12:00p.m. Local Time, on each date that an amount is paid by such Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by such Issuer. In the event the applicable Borrowers fail to reimburse the applicable Issuer for the full amount of any drawing under any Letter of Credit by 12:00p.m. Local Time, on the Drawing Date, such Issuer will promptly notify the Applicable Agent and each Lender thereof, and the applicable Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as an applicable Base Rate Loan (or a LIBOR Rate Loan with an Interest Period of one (1) month under the European Facility for European Letters of Credit) be made by the Lenders, as applicable, to be disbursed on the Drawing Date under such Letter of Credit (which Revolving Advance, in the case of a US Letter of Credit or European Letter of Credit) denominated in a currency other than Dollars, shall be in an aggregate principal amount equal to the Dollar Equivalent of the applicable Reimbursement Obligation), and the Lenders shall be unconditionally obligated to fund such Revolving Advance (whether or not the conditions specified in Section 3.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.13(c). Any notice given by an Issuer pursuant to this Section 2.13(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)    Each Lender shall upon any notice pursuant to Section 2.13(b) make available to the applicable Issuer through the Applicable Agent at the applicable Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.20) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.13(d)) each be deemed to have made a Revolving Advance maintained as a Base Rate Loan (or a LIBOR Rate Loan with an Interest Period of one (1) month under the European Facility in respect of European Letters of Credit) to the applicable Borrowers in that amount. If any Lender so notified fails to make available to the Applicable Agent, for the benefit of the applicable Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. Local Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate or one month CDOR Rate (or the Overnight LIBOR Rate under the European Facility), as applicable, during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as Base Rate Loans (or an Overnight LIBOR Rate Loan under the European Facility) on and after the fourth (4th) day following the Drawing Date. The Applicable Agent and the applicable Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of the Applicable Agent or such Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.13(c); provided that such Lender shall not be obligated to pay interest as provided in Section 2.13(c)(i) and (ii) until and commencing from the date of receipt of notice from the Applicable Agent or such Issuer of a drawing.
(d)    With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Base Rate Loan (or a LIBOR Rate Loan with an Interest Period of one (1) month under the European Facility) to the applicable Borrowers in whole or in part as contemplated by Section 2.13(b), because of the applicable Borrowers’ failure to satisfy the conditions set forth in Section 3.2 (other than any notice requirements) or for any other reason, the applicable Borrowers shall be deemed to have incurred from the Applicable Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing (or, in the case of a drawing under a US Letter of Credit or European Letter of Credit denominated in a currency other than Dollars, the Dollar Equivalent of such drawing). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Base Rate Loan (or a LIBOR Rate Loan with an Interest Period of one (1) month under the European Facility). Each applicable Lender’s payment to the Applicable Agent pursuant to Section 2.13(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.13.
(e)    Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) the applicable Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than the Borrowers) have been fully reimbursed for all payments made under or relating to the Letters of Credit.
2.14    Repayment of Participation Advances.
(a)    Upon (and only upon) receipt by the Applicable Agent for the account of the applicable Issuer of immediately available funds from the applicable Borrowers (i) in reimbursement of any payment made by such Issuer or the Applicable Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Applicable Agent or (ii) in payment of interest on such a payment made by such Issuer or the Applicable Agent under such a Letter of Credit, the Applicable Agent will pay to each Lender, in the same funds as those received by the Applicable Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except the Applicable Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Applicable Agent (and, to the extent that any of the other Lender(s) have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.20, the Applicable Agent will pay over to such Non-Defaulting funding Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).
(b)    If any Issuer or the Applicable Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding pursuant to an Insolvency Event, any portion of the payments made by the Borrowers to any Issuer or the Applicable Agent pursuant to Section 2.14(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Applicable Agent forthwith return to such Issuer or the Applicable Agent the amount of its Revolving Commitment Percentage of any amounts so returned by such Issuer or the Applicable Agent plus interest at the Federal Funds Effective Rate or one month CDOR Rate, as applicable (or under the European Facility, the Overnight LIBOR Rate).
2.15    Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by the applicable Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by such Issuer’s written regulations and customary practices relating to letters of credit, though the Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), no Issuer shall be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Applicable Lead Borrower or any other Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.16    Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
2.17    Nature of Participation and Reimbursement Obligations. The obligation of each Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Borrowers to reimburse the applicable Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.17 under all circumstances, including the following circumstances:
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against any Issuer, any Agent, any Borrower or any Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)    the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.13;
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Borrower, any Agent, any Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, any Agent, any Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), any Issuer, any Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the applicable Issuer or any of such Issuer’s Affiliates has been notified thereof;
(vi)    payment by any Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse such Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by any Issuer or any of such Issuer’s Affiliates to issue any Letter of Credit in the form requested by the Applicable Lead Borrower, unless the Applicable Agent and such Issuer have each received written notice from the Applicable Lead Borrower of such failure within three (3) Business Days after such Issuer shall have furnished the Applicable Agent and the Applicable Lead Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    the occurrence of any Material Adverse Effect;
(x)    any breach of this Agreement or any other Credit Document by any party hereto or thereto;
(xi)    the occurrence or continuance of an Insolvency Event with respect to any Borrower or any Guarantor;
(xii)    the fact that a Default or Event of Default shall have occurred and be continuing;
(xiii)    the fact that the Revolving Commitment Termination Date shall have occurred or this Agreement or the obligations of the Lenders to make Advances have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.18    Liability for Acts and Omissions.
(a)    As between the Borrowers and each Issuer, the Agents and the Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve any Issuer from liability for such Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall any Issuer or any Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)    Without limiting the generality of the foregoing, each Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by each Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
(c)    In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put such Issuer under any resulting liability to any Borrower, any Agent or any Lender.
2.19    Use of Proceeds.
(a)    The Borrowers shall apply the proceeds of Advances and use the Letters of Credit to (i) provide for their working capital and general corporate needs, (ii) in connection with the initial Advances, consummate the Refinancings and (iii) in the case of Advances, reimburse drawings under Letters of Credit.
(b)    Without limiting the generality of Section 2.19(a), neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the other Credit Documents as a Borrower or a Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances or any Letters of Credit, directly or indirectly, for any purpose in violation of any Requirement of Law.
2.20    Defaulting Lender.
(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.20 so long as such Lender is a Defaulting Lender.
(b)    (c) Except as otherwise expressly provided for in this Section 2.20, Revolving Advances shall be made pro rata from the Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any Type of Revolving Advance shall be applied to reduce such Type of Revolving Advance of each Lender (other than a Defaulting Lender) in accordance with their Revolving Commitment Percentages; provided, that, neither Applicable Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Applicable Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Applicable Agent. The Applicable Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(i)    fees pursuant to Section 2.25 shall cease to accrue in favor of such Defaulting Lender;
(ii)    if any Swing Loans or Protective Advances are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which the applicable Issuer has not been reimbursed) are outstanding or exist at the time any such Lender becomes a Defaulting Lender, then:
(A)    the Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and Protective Advances and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the applicable Non-Defaulting Lenders in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one (1) Business Day following notice by the Applicable Agent (x) first, prepay any outstanding Swing Loans and Protective Advances that cannot be reallocated, and (y) second, cash collateralize for the benefit of each Issuer the applicable Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit issued for the account of such Borrower (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 2.24(b) for so long as such Obligations are outstanding;
(C)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit pursuant to clause (B) above, the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.24(b) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;
(D)    if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the applicable Lenders pursuant to Section 2.25 shall be adjusted and reallocated to the Non-Defaulting Lenders in accordance with such reallocation;
(E)    if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of any Issuer or any Lender hereunder, all applicable Letter of Credit Fees payable under Section 2.25 with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all applicable Letters of Credit shall be payable to the respective Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Revolving Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit is reallocated and/or cash collateralized; and
(iii)    so long as any Lender is a Defaulting Lender, no Swing Loan Lender shall be required to fund any Swing Loans and no Issuer shall be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all applicable Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by the applicable Borrowers in accordance with clauses (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(b)(iii)(A) (and such Defaulting Lender shall not participate therein).
(d)    A Defaulting Lender shall not be entitled to give instructions to any Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Credit Documents, and all amendments, waivers and other modifications of this Agreement and the other Credit Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Requisite Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i), (ii), (iii), (iv), (v), (vi) or (ix) of Section 10.5(b).
(e)    Other than as expressly set forth in this Section 2.20, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agents and the Lenders) and the other parties hereto shall remain unchanged. Nothing in this Section 2.20 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Credit Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, any Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(f)    In the event that the Agents, the Lead Borrower, the European Lead Borrower, each Swing Loan Lender and the Issuers agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Agent will so notify the parties hereto, and the Participation Commitments of the Lenders (including such cured Defaulting Lender) of the Swing Loans, Protective Advances and the Maximum Undrawn Amount of all outstanding applicable Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the applicable Revolving Advances of the other applicable Lenders as the Applicable Agent shall determine may be necessary in order for such Lender to hold such applicable Revolving Advances in accordance with its Revolving Commitment Percentage.
(g)    If any Swing Loan Lender or any Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swing Loan Lender shall not be required to fund any Swing Loans and no Issuer shall be required to issue, amend or increase any Letter of Credit, unless such Swing Loan Lender or such Issuer, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Swing Loan Lender or such Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
2.21    Payment of Obligations. The Applicable Agent may charge to the applicable Borrowers’ Account as a Revolving Advance (or as a Protective Advance, as applicable) or at the discretion of the applicable Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the respective US Obligations, Canadian Obligations or European Obligations, as the case may be, required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 10.2 and 10.3) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), subject to any grace periods hereunder, and all amounts so charged shall be added to the US Obligations, the Canadian Obligations or the European Obligations, as applicable, and shall be secured by the applicable Borrower’s Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to the Applicable Agent, and the Applicable Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the other Credit Documents with respect to such Revolving Advances.
2.22    Increase in Maximum Credit
(a)    Increase Requests. The (A) Lead Borrower may make one or more requests to the Administrative Agent, in writing, at any time prior to the Revolving Commitment Termination Date, to request that the Maximum Credit be increased, with a corresponding increase to the Maximum Domestic Credit, and (B) the European Lead Borrower may make one or more requests to the Administrative Agent (with a copy to the European Administrative Agent), in writing, at any time prior to the Revolving Commitment Termination Date, to request that the Maximum Credit be increased, with a corresponding increase to the Maximum European Credit (in each case, a “Revolving Commitment Increase”) by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “Additional Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder; provided, that after giving effect to any such increase, (i) the aggregate amount of all Revolving Commitments provided pursuant to Revolving Commitment Increases requested by the Lead Borrower pursuant to clauses (A) and (B) above shall not exceed $25,000,000 in the aggregate, and (ii) the aggregate amount of all Revolving Commitments provided pursuant to Revolving Commitment Increases requested by the European Lead Borrower pursuant to clause (B) above shall not exceed $10,000,000.00; provided, further that any such Revolving Commitment Increase must be in a minimum amount of at least $5,000,000 (or such lesser amount which shall be approved by the Applicable Agent) and in integral multiples of $1,000,000 in excess thereof. Notwithstanding the foregoing, (i) no Borrower may request the addition of an Additional Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the Revolving Commitment Increase being requested by such Borrower, and (ii) each Increasing Lender shall have the option to be allocated such portion of the increase in the Revolving Commitment Amount as will allow such Lender to maintain its Revolving Commitment Percentage after giving effect to such increase in the Revolving Commitment Amount.
(b)    General. A Revolving Commitment Increase will:
(i)    only become effective if:
(A)    the Lead Borrower shall have given the Administrative Agent, or the European Lead Borrower shall have given the Administrative Agent and the European Administrative Agent, at least five (5) Business Days’ notice of its intention to effect a Revolving Commitment Increase and the desired amount of such Revolving Commitment Increase;
(B)    the conditions precedent to a Credit Extension set forth in Section 3.2 (except for Section 3.2(a)(i) to the extent inapplicable) are satisfied as of the date of such Revolving Commitment Increase;
(C)    as of the date of such Revolving Commitment Increase and immediately after giving effect thereto, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the date of such Increase to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
(D)    as of the date of such Revolving Commitment Increase and immediately after giving effect thereto, no event shall have occurred and be continuing or would result from the consummation of such Revolving Commitment Increase that would constitute an Event of Default or a Default;
(E)    if requested by the Administrative Agent (or in the case of any increase requested by the European Lead Borrower, the European Administrative Agent), Organizational Documents of the Credit Parties, resolutions (or equivalent authorization) of each Credit Party’s board of directors (or equivalent body) or shareholders (or equivalent), as applicable, approving such Revolving Commitment Increase and an opinion of counsel to the Credit Parties in form and substance and from counsel reasonably satisfactory to the Administrative Agent (and in the case of any increase requested by the European Lead Borrower, the European Administrative Agent) and addressed to each Agent and the Lenders and addressing such matters as the applicable Agents may reasonably request shall be delivered to the Administrative Agent (and in the case of any increase requested by the European Lead Borrower, the European Administrative Agent); and
(F)    Administrative Agent shall have received evidence satisfactory to it that such Revolving Commitment Increase and the additional debt incurred thereunder shall be permitted pursuant to the terms of the Term Credit Documents and the Senior Notes Documents, in each case as may be amended in connection with such Revolving Commitment Increase.
(ii)    be secured by the Collateral on a pari passu basis with the other Revolving Advances, rank pari passu in right of payment with the other Revolving Advances, and be guaranteed to the same extent as the other Revolving Advances; and
(iii)    (A) have the same maturity date as the Revolving Commitment Termination Date for the existing Revolving Advances, (B) have the same Applicable Margins as the Revolving Advances and (C) otherwise be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Advances.
(c)    Procedures. %4. Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment Amount pursuant to an acknowledgement in a form acceptable to the Administrative Agent and the European Administrative Agent, signed by it and each Borrower and delivered to the Administrative Agent and the European Administrative Agent at least five (5) days before the effective date of such increase. No Lender shall be obligated to provide any Revolving Commitment Increase unless it so agrees in its sole discretion. Any Additional Lender shall be subject to the approval of the Administrative Agent (and with respect to any such increase requested by the European Lead Borrower, the European Administrative Agent), the Domestic Swing Loan Lender (and with respect to any such increase requested by the European Lead Borrower, the European Swing Loan Lender) and each Issuer. Any increase in the Maximum Credit shall be effected pursuant to an amendment to this Agreement (each such amendment a “Revolving Commitment Increase Amendment”) and, as appropriate, the other Credit Documents, executed by the Borrowers, each Additional Lender, if any, and the Administrative Agent (and with respect to any such increase requested by the European Lead Borrower, the European Administrative Agent). Any such Commitment Increase Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the European Administrative Agent, to effect the provisions of this Section 2.22. Each such Revolving Commitment Increase Amendment and all other documentation in respect of such Revolving Commitment Increase shall be reasonably satisfactory to the Administrative Agent (and with respect to any such increase requested by the European Lead Borrower, the European Administrative Agent).
(i)    The Administrative Agent, European Administrative Agent and the Applicable Lead Borrower shall determine the effective date of such Revolving Commitment Increase (the “Revolving Commitment Increase Effective Date”). The Applicable Agent shall promptly notify the Applicable Lead Borrower and the Lenders of the final allocation of such Revolving Commitment Increase and the Revolving Commitment Increase Effective Date. On each Revolving Commitment Increase Effective Date, each Lender or Additional Lender which is providing a Revolving Commitment Amount shall become a “Lender” for all purposes of this Agreement and the other Credit Documents.
(ii)    On the Revolving Commitment Increase Effective Date, (i) the Borrowers shall repay all Revolving Advances then outstanding, subject to the Borrowers’ obligations under Sections 2.28 or 2.29; provided that subject to the other conditions of this Agreement, the Applicable Lead Borrower may request new Revolving Advances on such date and (ii) the Revolving Commitment Percentages of all of the Lenders holding a Revolving Commitment (including each Increasing Lender and/or Additional Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders. Each of the Lenders shall participate in any new Revolving Advances made on or after such date in accordance with their respective Revolving Commitment Percentages after giving effect to the increase in the Maximum Credit and recalculation of the Revolving Commitment Percentages contemplated by this Section 2.22.
(iii)    On the Revolving Commitment Increase Effective Date, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each Additional Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.22(b)) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Revolving Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or Additional Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Revolving Commitment (including each Increasing Lender and/or Additional Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.22(b) above).

(iv)    Nothing set forth in Section 10.5 or any pro rata payment provisions in Section 2.14 shall be interpreted as restricting or prohibiting any aspect of the transactions contemplated by this Section 2.21.

(d)    Use of Proceeds of Facility Increase. The proceeds of any Revolving Commitment Increase may be used as specified in Section 2.19.
(e)    At the time of any provision of any Revolving Commitment Increase pursuant to this Section 2.21, all Dollar thresholds included in any determination made with respect to Global Excess Availability, 90-Day Global Excess Availability, European Excess Availability and Domestic Excess Availability shall be increased automatically in an amount equal to the percentage by which the Revolving Commitment Increase increases the Maximum Credit.
2.23    Interest. Interest on Advances shall be payable in arrears on the first day of each Fiscal Quarter with respect to Base Rate Loans and Overnight LIBOR Rate Loans and, with respect to Fixed Rate Loans, at (a) the end of each Interest Period, and (b) for Fixed Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period; provided, that all accrued and unpaid interest shall be due and payable on the Revolving Commitment Termination Date (or any earlier termination of this Agreement or the Revolving Commitments). Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable period at a rate per annum equal to (i) with respect to Revolving Advances (other than Protective Advances), the applicable Revolving Interest Rate and (ii) with respect to (y) US Swing Loans, Canadian Swing Loans and Protective Advances under the Domestic Facility, the Revolving Interest Rate for applicable Base Rate Loans and (z) European Swing Loans and Protective Advances under the European Facility, the Revolving Interest Rate for Overnight LIBOR Rate Loans. Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for applicable Base Rate Loans (or in the case of the European Facility, the Revolving Interest Rate for LIBOR Rate Loans for an Interest Period of one (1) month), subject to the provision of the final sentence of this Section 2.23 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate US Base Rate, the US Base Rate, the Canadian Prime Rate or the Overnight LIBOR Rate is increased or decreased, the Revolving Interest Rate for Base Rate Loans or Overnight LIBOR Rate Loans, as applicable, shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate US Base Rate or the Canadian Prime Rate or US Base Rate or the Overnight LIBOR Rate, as applicable, during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to Fixed Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage (or any statutory reserve requirement for Eurocurrency liabilities affecting the LIBOR Rate with respect to Advances under the European Facility) as of such effective date. The Overnight LIBOR Rate shall be adjusted with respect to Overnight LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), and during the continuation thereof, (i) the Advances other than Fixed Rate Loans and Overnight LIBOR Rate Loans shall bear interest at the applicable Revolving Interest Rate for Base Rate Loans plus two (2.00%) percent per annum, (ii) Fixed Rate Loans shall bear interest at the Revolving Interest Rate for Fixed Rate Loans plus two (2.00%) percent per annum and (iii) Overnight LIBOR Rate Loans shall bear interest at the Revolving Interest Rate for Overnight LIBOR Rate Loans plus two (2.00%) percent per annum (as applicable, the “Default Rate”).
2.24    Letter of Credit Fees.
(a)    The applicable Borrowers shall pay (x) to the Applicable Agent, for the ratable benefit of the Lenders, fees for their respective US Letters of Credit, Canadian Letters of Credit or European Letters of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the Dollar Equivalent of the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of Fixed Rate Loans under the Domestic Facility or European Facility as applicable, such fees to be calculated with respect to US Letters of Credit, Canadian Letters of Credit and European Letters of Credit (other than any such Letters of Credit denominated in Canadian Dollars or Pounds Sterling), on the basis of a 360-day year for the actual number of days elapsed and with respect to US Letters of Credit or Canadian Letters of Credit denominated in Canadian Dollars and European Letters of Credit denominated in Pounds Sterling, on the basis of a 365-day (or 366-day, as applicable) year for the actual number of days elapsed, and to be payable quarterly in arrears on the first day of each Fiscal Quarter and on the first day on or after the termination of the Revolving Commitments on which no Letters of Credit remain outstanding, and (y) to each Issuer, a fronting fee of one quarter of one percent (0.25%) per annum (calculated on a basis consistent with preceding clause (x)) times the Dollar Equivalent of the average daily face amount of each outstanding Letter of Credit issued by such Issuer for the period from and excluding the date of issuance of same to and including the date of expiration or termination, and to be payable at the same times as the fees set forth in preceding clause (x) (all of the foregoing fees, the “Letter of Credit Fees”). In addition, the applicable Borrowers shall pay to the Applicable Agent, for the benefit of each Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to US Letters of Credit, Canadian Letters of Credit or European Letters of Credit, as applicable, issued by such Issuer and all fees and expenses as agreed upon by such Issuer and the Applicable Lead Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the respective Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default under Section 8.1(a), 8.1(f) or (g), and during the continuation thereof, the Letter of Credit Fees described in clause (x) of this Section 2.24(a) shall be increased by an additional two percent (2.00%) per annum.
(b)    At any time following the occurrence of an Event of Default, at the option of the Applicable Agent or at the direction of Requisite Lenders (or, in the case of any Event of Default under Section 8.1(f) or (g), immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or on the Revolving Commitment Termination Date or any other termination of this Agreement or the Revolving Commitments, (i) the US Borrowers will cause cash to be deposited and maintained in an account with the Administrative Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding US Letters of Credit, (ii) the Canadian Borrowers will cause cash to be deposited and maintained in an account with the Administrative Agent as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Canadian Letters of Credit and (iii) the European Borrowers will cause cash to be deposited and maintained in an account with the European Administrative Agent as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding European Letters of Credit, and each Borrower hereby irrevocably authorizes the Applicable Agent, in its sole discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of such Borrower’s Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time in accordance with the terms of this Agreement. The Applicable Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which the Applicable Agent and the Applicable Lead Borrower mutually agree (or, in the absence of such agreement, as the Applicable Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or the Applicable Agent may (notwithstanding the foregoing) establish the account provided for under this Section 2.24(b) as a non-interest bearing account and in such case the Applicable Agent shall have no obligation (and the Borrowers hereby waive any claim) under Article 9 of the UCC or under any other Requirement of Law to pay interest on such cash collateral being held by the Applicable Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all US Obligations, Canadian Obligations or European Obligations, as applicable; (y) expiration of all US Letters of Credit, Canadian Letters of Credit or European Letters of Credit, as applicable; and (z) termination of this Agreement. The (i) US Borrowers and Canadian Borrowers hereby assign, pledge and grant to the Administrative Agent for its benefit and the ratable benefit of each Issuer, each Swing Loan Lender, the Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of such Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the US Obligations or Canadian Obligations, as applicable, specifically including all Obligations with respect to any US Letters of Credit and Canadian Letters of Credit and (ii) European Borrowers hereby assign, pledge and grant to the European Administrative Agent for its benefit and the ratable benefit of each Issuer, each Swing Loan Lender, the Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of such Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the European Obligations, specifically including all Obligations with respect to any European Letters of Credit. The Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, the Applicable Agent may use such cash collateral to pay and satisfy such Obligations.
2.25    Unused Line Fee. The (x) US Borrowers shall pay to the Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Maximum Domestic Credit exceeds the sum of the Dollar Equivalent of the average principal balance of the outstanding Revolving Advances under the Domestic Facility (for purposes of this computation, US Swing Loans and Canadian Swing Loans shall be deemed to be Revolving Advances made by JPMorgan Chase Bank, N.A. or its Canadian Affiliate as a Lender) and Letter of Credit Obligations under the Domestic Facility during the immediately preceding Fiscal Quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding and (y) European Borrowers shall pay to the European Administrative Agent, for the pro rata benefit of the Lenders (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Maximum European Credit exceeds the sum of the Dollar Equivalent of the average principal balance of the outstanding Revolving Advances under the European Facility (for purposes of this computation, European Swing Loans shall be deemed to be Revolving Advances made by JPMorgan Chase Bank, N.A, London Branch, as a Lender) and Letter of Credit Obligations under the European Facility during the immediately preceding Fiscal Quarter (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding (such fee, in each case, the “Unused Line Fee”). Such fee shall be, in each case, calculated based on the actual number of days elapsed over a 360-day year and payable quarterly in arrears, on the first day of each Fiscal Quarter and on the Revolving Commitment Termination Date (or any earlier termination of this Agreement or the Revolving Commitments).
2.26    Computation of Interest and Fees.
(a)    Interest and fees hereunder (i) with respect to Canadian Prime Rate Loans, US Base Rate Loans, CDOR Rate Loans and LIBOR Rate Loans denominated in Sterling shall be computed on the basis of a 365 day (or 366 day, as applicable) year for the actual number of days elapsed, and (ii) with respect to all other Advances and all fees (other than as provided in Section 2.24(a)), interest and all other amounts chargeable under this Agreement or the other Credit Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Base Rate Loans (or Revolving Interest Rate for Overnight LIBOR Rate Loans with respect to the European Facility) during such extension.
(b)    For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
2.27    Basis for Determining Interest Rate Inadequate or Unfair. In the event that any Agent or any Lender shall have determined that:
(a)    reasonable means do not exist for ascertaining the LIBOR Rate or CDOR Rate applicable pursuant to Section 2.2 for any Interest Period; or
(b)    deposits in the relevant currency and amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan; or
(c)    the making, maintenance or funding of any Fixed Rate Loan has been made impracticable or unlawful by compliance by such Agent or such Lender in good faith with any Requirement of Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law), then the Applicable Agent shall give the Lead Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such (y) requested Fixed Rate Loan under the Domestic Facility shall be made as a Base Rate Loan (plus, for the purpose of calculating interest on such Base Rate Loans, the Applicable Margin for Base Rate Loans), unless the Lead Borrower shall notify the Administrative Agent no later than 10:00 a.m. Local Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Fixed Rate Loan, if any and (z) requested Fixed Rate Loan under the European Facility shall be made as a Revolving Advance at a rate determined by the European Administrative Agent which expresses a percentage rate per annum equal to the Lenders’ or applicable Lender’s (as applicable) cost of funding its or their participation in such Revolving Advance (plus, for the purpose of calculating interest on such Advance, the Applicable Margin for LIBOR Rate Loans) (in each case, a “Cost of Funds Loan”), unless the European Lead Borrower shall notify the European Administrative Agent no later than 10:00 a.m., Local Time, two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Fixed Rate Loan, if any, (ii) any Base Rate Loan or Fixed Rate Loan which was to have been converted to an affected type of Fixed Rate Loan shall be continued as or converted into a Base Rate Loan (or a Cost of Funds Loan under the European Facility), or, if the Applicable Lead Borrower shall notify the Applicable Agent, no later than 10:00 a.m. Local Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Fixed Rate Loan, if any, and (iii) any outstanding affected Fixed Rate Loans shall be converted into a Base Rate Loan (or a Cost of Funds Loan under the European Facility), or, if the Applicable Lead Borrower shall notify the Applicable Agent, no later than 10:00 a.m. Local Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Fixed Rate Loan, shall be converted into an unaffected type of Fixed Rate Loan, if any, on the last Business Day of the then current Interest Period for such affected Fixed Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Fixed Rate Loan). Until such notice has been withdrawn, the Lenders shall have no obligation to make an affected type of Fixed Rate Loan or maintain outstanding affected Fixed Rate Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of Fixed Rate Loan into an affected type of Fixed Rate Loan.
2.28    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.29 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender or any Issuer shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender or such Issuer with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental or quasi-Governmental Authority (whether or not having the force of law) (each of the foregoing, a “Change in Law”): (i) subjects such Lender (or its applicable lending office) or such Issuer to any additional Tax (other than an Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) or such Issuer of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or such Issuer (other than any such reserve or other requirements with respect to LIBOR Rate Loans); or (iii) imposes any other condition on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the Relevant Interbank Market; and the result of any of the foregoing is to increase the cost to such Lender or such Issuer of agreeing to make, making, converting to, continuing or maintaining Advances or Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender or such Issuer, as applicable, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or such Issuer, as applicable, in its sole discretion shall determine) as may be necessary to compensate such Lender or such Issuer for any such increased cost or reduction in amounts received or receivable hereunder; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any European equivalent regulations (such as the European Market and Infrastructure Regulation and other regulations related thereto) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. Such Lender or such Issuer, as applicable, shall deliver to the Applicable Lead Borrower (with a copy to the Applicable Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or such Issuer under this Section 2.28(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. The obligations of the Borrowers pursuant to this Section 2.28(a) and Section 2.28(b) shall survive the termination of this Agreement and the payment of all amounts hereunder. For the avoidance of doubt, this Section 2.28(a) shall not apply to the extent that any loss, liability or cost is compensated for by an increased payment under Section 2.29(b) or to the extent that such loss, liability or cost is an Excluded Tax.
(b)    Capital Adequacy Adjustment. In the event that any Lender or any Issuer shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) or any Issuer with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or such Issuer or any corporation controlling such Lender or such Issuer as a consequence of, or with reference to, such Lender’s Advances, or participations therein or in any Letter of Credit or other obligations hereunder with respect to the Revolving Commitments (or related Obligations) to a level below that which such Lender or such Issuer or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such Issuer or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Applicable Lead Borrower from such Lender or such Issuer of the statement referred to in the next sentence, the Borrowers shall pay to such Lender or such Issuer such additional amount or amounts as will compensate such Lender or such Issuer or such controlling corporation on an after tax basis for such reduction. Such Lender or such Issuer, as applicable, shall deliver to the Applicable Lead Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or such Issuer under this Section 2.28(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
2.29    Taxes; Withholding, etc.
(a)    Payments to Be Free and Clear. All sums payable by any Credit Party or any other Person hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than any Excluded Taxes) imposed, levied, collected, withheld or assessed by any Governmental Authority or by any federation or organization of which such Governmental Authority is a member at the time of payment (such Taxes, “Indemnified Taxes”).
(b)    Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party or any other Person to any Agent, any Issuer or any Lender under any of the Credit Documents: (i) the Applicable Lead Borrower shall notify the Applicable Agent of any such requirement or any change in any such requirement as soon as the Applicable Lead Borrower becomes aware of it; (ii) the Borrowers shall pay to the appropriate taxing or other authority any such Tax before the date on which penalties attach thereto and such payment shall be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on such Agent, such Issuer or such Lender, as the case may be) on behalf of and in the name of such Agent, such Issuer or such Lender; (iii) subject to Section 2.29(c), the sum payable by such Credit Party or Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, (including deductions, withholdings or payments applicable to additional sums payable under this Section 2.29(b)) such Agent, such Issuer or such Lender, as the case may be, receives on the date due a net sum equal to what it would have received had no such deduction, withholding or payment been required or made in respect of Indemnified Taxes; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, each applicable Credit Party shall deliver to the Applicable Agent evidence satisfactory to the Applicable Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority. Each Credit Party shall indemnify each Agent, each Issuer and each Lender, within ten (10) days after written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Indemnified Taxes (and provide such other evidence thereof as has been received by such Agent, such Issuer or such Lender, as the case may be), for the full amount of any Indemnified Taxes paid by such Agent, such Issuer or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Lender, by an Issuer or by an Agent on its own behalf or on behalf of a Lender or an Issuer, as applicable, shall be conclusive absent manifest error. From and after the effective date of this Agreement, the Borrowers shall indemnify each Agent, and hold them harmless from, any and all losses, claims, damages, liabilities and related expenses, including Taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with an Agent’s treating, for purposes of determining withholding Taxes imposed under FATCA, this Agreement as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(c)    Withholding Tax Documentation and Other Information. (I) Each Lender, each Issuer or the Applicable Agent shall deliver to the Lead Borrower and to the Applicable Agent, whenever reasonably requested in writing by the Lead Borrower or the Applicable Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Lead Borrower or the Applicable Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Credit Document are subject to deduction, withholding, or backup withholding of United States federal income tax or Canadian withholding tax, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish the entitlement of such Lender, such Issuer or the Applicable Agent to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender, such Issuer or the Applicable Agent pursuant to any Credit Document or otherwise to establish the status of such Lender, such Issuer or the Applicable Agent for withholding tax purposes in an applicable jurisdiction. Without limiting the generality of the foregoing, each Lender and each Issuer that is not a “United States person” (as such term is defined in section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Lead Borrower, on or prior to the Closing Date (in the case of each Lender and each Issuer listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Commitment Transfer Supplement pursuant to which it becomes a Lender or an Issuer (in the case of each other Lender or other Issuer), and at such other times as may be necessary in the determination of the Lead Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender or such Issuer, and such other documentation required under the Code and reasonably requested by the Lead Borrower to establish that such Lender or such Issuer is qualified for an exemption from or reduction in United States federal withholding tax with respect to any payments to such Lender or such Issuer of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender or such Issuer is not a “bank” or other Person described in section 881(c)(3) of the Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, two original copies of a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender or such Issuer, and such other documentation required under the Code and reasonably requested by the Lead Borrower to establish that such Lender or such Issuer is qualified for an exemption from or reduction in United States federal withholding tax with respect to any payments to such Lender or such Issuer of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender and each Issuer that is a “United States person” (as such term is defined in section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “US Lender”) and is listed on the signature pages hereof on the Closing Date shall deliver to the Administrative Agent for transmission to the Lead Borrower, on or prior to the Closing Date, two original copies of Internal Revenue Service Form W-9, and each other US Lender (other than US Lenders described in Treasury Regulations section 1.6049-4(c)(1)(ii)(A)(1)) shall deliver to the Administrative Agent for transmission to the Lead Borrower, on or prior to the date of the Commitment Transfer Supplement pursuant to which it becomes a Lender or an Issuer, two original copies of Internal Revenue Service Form W-9. Each US Lender shall deliver to the Administrative Agent for transmission to the Lead Borrower, at such times as may be necessary in the determination of the Lead Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), such other form or forms, certificates or documentation, including two original copies of Internal Revenue Service Form W-9, as reasonably requested by the Administrative Agent or the Lead Borrower in writing to confirm or establish that such Lender is not subject to deduction, withholding, or backup withholding of United States federal income tax with respect to any payments to such Lender or such Issuer of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender and each Issuer required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.29(c) hereby agrees, from time to time after the initial delivery by such Lender or such Issuer of such forms, certificates or other evidence, whenever a (i) lapse in time or (ii) change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that, in the case of (i), only upon the reasonable written request of the Lead Borrower or the Administrative Agent, and in the case of (ii), upon the occurrence of such change in circumstances, such Lender or such Issuer, as the case may be, shall promptly deliver to the Administrative Agent for transmission to the Lead Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or two original copies of a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), or two new original copies of Internal Revenue Service Form W-9, as the case may be, properly completed and duly executed by such Lender or such Issuer, and such other documentation required under the Code and reasonably requested by the Lead Borrower in writing to confirm or establish that such Lender or such Issuer qualifies for an exemption from or reduction in United States federal withholding tax with respect to payments to such Lender or such Issuer under the Credit Documents, or notify the Administrative Agent and the Lead Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything to the contrary in this Section 2.29(c), no Lender, Issuer or Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.
(II)    If a payment made to a Lender, as Issuer or the Administrative Agent under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender, such Issuer or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA, such Lender, such Issuer or the Administrative Agent shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender, such Issuer or the Administrative Agent has or has not complied with such Lender’s, such Issuer’s or the Administrative Agent’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.29(c)(II), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(d)    Certain Documents. If any Tax was not correctly or legally asserted, the relevant Lender(s) or Issuer(s) shall, upon any Credit Party’s reasonable request and at the expense of such Credit Party, provide such documents to the Credit Party to enable the Credit Party to contest such Tax pursuant to appropriate proceedings then available to the relevant Lender(s) or Issuer(s) (so long as providing such documents shall not, in the good faith determination of the relevant Lender(s) or Issuer(s) result in any liability to the relevant Lender(s) or Issuer(s) and doing so is otherwise permitted under applicable law as determined by the relevant Lender(s) or Issuer(s)).
(e)    Withholdings for Certain Taxes. The provisions of Sections 2.29(a), (b), (c) and (d) shall, in addition to all other deductions and withholdings on account of any Taxes, also apply to deductions and withholdings that are to be made by a Credit Party with respect to any sums payable under the Credit Documents that constitute deemed distributions by a Credit Party. As among the Credit Parties on the one hand and the Agents, the Issuers and the Lenders on the other hand, the Credit Parties shall be responsible for, and effect, the payment of these deductions and withholdings and indemnify the Agents, the Issuers and the Lenders against any sums paid or damages incurred as a result of being required to make the respective payments; Section 2.29(b) shall in such event apply, mutatis mutandis.
2.30    Obligation to Mitigate. Each Lender and each Issuer agrees that, as promptly as practicable after the officer of such Lender or Issuer, as applicable, responsible for administering its Revolving Commitments becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender or Issuer to become an Affected Lender or that would entitle such Lender or Issuer to receive payments under Sections 2.27, 2.28 or 2.29, it will, to the extent not inconsistent with the internal policies of such Lender or Issuer and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund, maintain or participate in its Advances or Letters of Credit through another office of such Lender or Issuer, as applicable, or (b) take such other measures as such Lender or Issuer may deem reasonable, if as a result thereof the circumstances which would cause such Lender or Issuer to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuer pursuant to Section 2.27, 2.28 or 2.29 would be materially reduced and if, as determined by such Lender or Issuer in its sole discretion, the making, issuing, funding, maintaining of or participation in, such Advances or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Advances, such Letters of Credit or the interests of such Lender or Issuer; provided, such Lender or Issuer will not be obligated to utilize such other office pursuant to this Section 2.30 unless the Applicable Lead Borrower agrees to pay all incremental expenses incurred by such Lender or Issuer as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by the Applicable Lead Borrower pursuant to this Section 2.30 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuer, as applicable, to the Applicable Lead Borrower (with a copy to the Applicable Agent) shall be conclusive absent manifest error.
2.31    Tax Refund. If a Credit Party pays any additional amount under Section 2.29(b) and the relevant Lender (or the relevant Agent, as the case may be) determines in its sole discretion that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.29(b), to the extent that it can do so without prejudice to the retention of such refund, pay such amount, net of all reasonable out-of-pocket expenses of such Lender (or such Agent, as the case may be) to the Credit Party; provided, however, that such Credit Party, upon the request of such Lender or Agent, agrees to repay the amount paid over to such Credit Party to such Lender or Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) within fifteen (15) days of such Lender’s or such Agent’s request in the event that such Lender or such Agent is required, pursuant to a request from the relevant Governmental Authority, to repay that refund. Nothing herein contained shall interfere with the right of any Lender (or any Agent, as the case may be) to arrange its affairs in whatever manner it thinks fit and, in particular, no Lender (or Agent, as the case may be) shall be under any obligation to claim a refund or to disclose or make available its tax returns or other details of its affairs. Any amount to be paid by a Lender pursuant to this Section 2.31 shall be made promptly on the date of receipt of the relevant refund by such Lender (or the Applicable Agent, as the case may be).
2.32    Removal or Replacement of a Lender. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to Sections 2.27, 2.28 or 2.29, (b) is a Defaulting Lender, or (c) denies any consent requested by the Administrative Agent pursuant to Section 10.5 for which the consent of all Lenders (or all affected Lenders) is required, the Lead Borrower may, within twenty (20) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing Section 2.27 to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by the Administrative Agent pursuant to Section 10.5, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Lead Borrower in obtaining a replacement Lender satisfactory to the Administrative Agent and the Lead Borrower (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Administrative Agent (not to be unreasonably withheld). If any satisfactory Replacement Lender shall be obtained pursuant to the foregoing clause (iii), and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 10.6, all of its Advances and its Revolving Commitment Percentage, and other rights and obligations under this Agreement and the other Credit Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
2.33    Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Applicable Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practices. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Applicable Agent of the amount due, the Borrowers will, on the date of receipt by the Applicable Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Applicable Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Applicable Agent is the amount then due under this Agreement or such other Credit Document in the Currency Due. If the amount of the Currency Due which the Applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrowers shall indemnify and save the Applicable Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Applicable Agent or the Lenders from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Credit Document or under any judgment or order.
2.34    Protective Advances.
(a)    Subject to the limitations set forth below, Administrative Agent (with respect to the Domestic Facility) and European Administrative Agent (with respect to the European Facility) are each authorized by the Borrowers and the Lenders, from time to time in the Applicable Agent’s sole discretion (but neither Applicable Agent shall have any obligation to), to make Advances to the Borrowers, on behalf of all Lenders, which the Applicable Agent, in its Permitted Discretion, deems necessary or desirable, in connection with the Domestic Facility or European Facility, as applicable, (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any of such Advances are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of the Maximum Domestic Credit in respect of Protective Advances by the Administrative Agent in connection with the Domestic Facility and 10% of the Maximum European Credit in respect of Protective Advances by the European Administrative Agent in connection with the European Facility; provided further that after giving effect to any such Protective Advances, (i) the Aggregate Domestic Exposure at such time shall not exceed the Maximum Domestic Credit at such time, (ii) the Aggregate Canadian Exposure at such time shall not exceed the Canadian Revolving Loan Maximum Amount at such time, (iii) the Aggregate European Exposure at such time shall not exceed the Maximum European Credit at such time and (iv) the Aggregate Exposure at such time shall not exceed the Maximum Credit at such time. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the applicable Agent in and to the Collateral and shall constitute Obligations hereunder. Each Applicable Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Applicable Agent’s receipt thereof. At any time that there is sufficient borrowing availability and the conditions precedent set forth in Section 3.2 have been satisfied, each Applicable Agent may request the Lenders to make an Advance to repay a Protective Advance. At any other time each Applicable Agent may require the Lenders to fund their risk participations described in Section 2.34(b).
(b)    Upon the making of a Protective Advance by either Applicable Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such Applicable Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Commitment Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Applicable Agent shall promptly distribute to such Lender, such Lender's pro rata portion of all payments of principal and interest and all proceeds of Collateral received by such Applicable Agent in respect of such Protective Advance.
SECTION 3.    CONDITIONS PRECEDENT
3.1    Conditions to Closing Date. The obligation of each Lender, each Issuer and each Swing Loan Lender to make Credit Extensions hereunder on the Closing Date is, in addition to the conditions specified in Sections 3.2, subject at the time of or concurrent with the making of such Credit Extensions, the satisfaction, or waiver in accordance with Section 10.5, of the following conditions:
(a)    Credit Documents. The Agents shall have received sufficient copies of each Credit Document to be executed by the appropriate Credit Party on the Closing Date including, without limitation, the Intercreditor Agreement, and delivered by each applicable Credit Party for each Lender (which may be delivered by facsimile or other electronic means for the purposes of satisfying this Section 3.1(a) on the Closing Date, with signed originals to be delivered promptly thereafter) and such Credit Documents shall be in form and substance satisfactory to the Borrowers and their counsel and the Agents and their counsel. The Agents shall have further received such other closing documents as are customary or that it may reasonably request, all in form and substance satisfactory to the Agents and their counsel.
(b)    Organizational Documents; Incumbency. The Agents shall have received, in form and substance satisfactory to the Applicable Agent: (i) a copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body or shareholder resolutions of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary, an assistant secretary, or other Authorized Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date, if applicable.
(c)    Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of the Lead Borrower.
(d)    No Liabilities. Neither the Lead Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the audited financial statements delivered pursuant to Section 3.1(e) for Fiscal Year 2014 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Lead Borrower and its Subsidiaries taken as a whole.
(e)    Financial Statements. The Lenders shall have received from the Lead Borrower (i) the audited consolidated balance sheets of the Lead Borrower and its Subsidiaries as of December 31, 2014 for the Fiscal Year then ended and the related consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Year, together with a report thereon of Ernst & Young LLP, which financial statements and report shall be in form and substance reasonably satisfactory to the Agents and (ii) the unaudited consolidated balance sheets of the Lead Borrower and its Subsidiaries as of June 30, 2015 for the Fiscal Quarter then ended and the related consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Quarter.
(f)    Governmental Authorizations and Consents. Each Credit Party shall have obtained all material necessary Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Agents. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(g)    Solvency Certificate. On the Closing Date, the (i) Administrative Agent shall have received a Solvency Certificate from the Lead Borrower dated the Closing Date and addressed to the Agents and the Lenders, and (ii) European Administrative Agent shall have received a Solvency Certificate from each European Borrower dated the Closing Date and addressed to the Agents and the Lenders.
(h)    Personal Property Collateral. In order to create in favor of the Collateral Agent or the European Collateral Agent, as applicable, for the benefit of the Secured Parties, a valid, perfected security interest in the personal property Collateral, the Collateral Agent or the European Collateral Agent, as applicable, shall have received:
(i)    evidence reasonably satisfactory to the Collateral Agent or the European Collateral Agent, as applicable, of the compliance by each Credit Party of their obligations under the Security Agreements and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, PPSA financing statements (or equivalent filings), other securities, instruments and chattel paper and any agreements or notifications governing deposit and/or securities accounts as provided therein);
(ii)    (A) the originals of certificates representing the shares of Capital Stock pledged pursuant to the Security Agreements and the other Collateral Documents, together with an original of an undated stock power for each such certificate executed in blank by a duly Authorized Officer of the pledgor thereof (if and to the extent permitted by the applicable Requirements of Law and subject to the provisions of the relevant Collateral Document); provided, that no pledge of Capital Stock by the European Credit Parties shall be included in the European Collateral, and (B) originals of each promissory note (if any) pledged to the Collateral Agent or the European Collateral Agent, as applicable, pursuant to the Security Agreements and the other Collateral Documents endorsed in blank (or, if and to the extent permitted by the applicable law and subject to the provisions of the relevant Collateral Document, accompanied by an executed transfer form in blank) by the pledgor thereof;
(iii)    a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of the Lead Borrower, together with all attachments contemplated thereby, with respect to the Credit Parties;
(iv)    (A) the results of a recent search, by a Person satisfactory to the Collateral Agent or the European Collateral Agent, as applicable, of all effective UCC and PPSA financing statements (or equivalent filings) made with respect to any personal, real or mixed property of any Credit Party (except for the German Credit Parties) in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC and PPSA termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC and PPSA financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
(v)    opinions of counsel (which counsel shall be reasonably satisfactory to the Applicable Agent) with respect to the creation and perfection of the security interests in favor of the Collateral Agent or European Collateral Agent, as applicable, in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as the Collateral Agent or European Collateral Agent, as applicable, may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent or European Collateral Agent, as applicable,; and
(vi)    evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document, notice and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent or European Collateral Agent, as applicable.
(i)    Insurance. The (y) Collateral Agent shall have received a certificate from the Domestic Credit Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and naming the Collateral Agent, on behalf of the Secured Parties as lender loss payee thereunder to the extent required under Section 5.5, and (z) European Collateral Agent shall have received a certificate from the European Credit Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the European Collateral Agent, for the benefit of the Secured Parties, as additional insured and naming the European Collateral Agent, on behalf of the Secured Parties as lender loss payee thereunder to the extent required under Section 5.5.
(j)    Opinions of Counsel to Credit Parties. The (i) Administrative Agent and its counsel shall have received executed copies of the favorable written opinions of counsel (including, without limitation, New York and Canadian counsel) to the Domestic Credit Parties as to such matters as the Administrative Agent may reasonably request and (ii) European Administrative Agent and its counsel shall have received executed copies of the favorable written opinions of counsel to the European Credit Parties as to such matters as the European Administrative Agent may reasonably request, in each case dated as of the Closing Date, addressed to the Agents and Lenders and otherwise in form and substance reasonably satisfactory to the Administrative Agent and European Administrative Agent, as applicable.
(k)    Fees and Expenses. The Agents and the Lenders shall have received payment in full of all fees and expenses invoiced and due to the Agents (including the reasonable fees and expenses due of their advisors and legal counsel) in connection with this Agreement.
(l)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of any Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents or that could reasonably be expected to have a Material Adverse Effect.
(m)    Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that any representation or warranty that is by its terms qualified by materiality shall be true and correct in all respects.
(n)    No Default. No event shall have occurred and be continuing or would result from the consummation of the transaction contemplated hereunder or under the Credit Documents that would constitute an Event of Default or a Default.
(o)    Compliance with Law and Regulations. All Advances and all other financings to the Borrowers (and all guaranties thereof and security therefor), as well as the transactions contemplated by the Credit Documents and the consummation thereof, shall be in full compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.
(p)    No Conflict with Material Contracts. After giving effect to the transactions contemplated by the Credit Documents, there shall be no conflict with, or default under, any Material Contract. Without limiting the foregoing, the execution, delivery and performance by the Credit Parties of the Credit Documents (including the all incurrences of debt hereunder) shall be permitted by the terms of the Term Credit Documents and the Senior Notes Indenture.
(q)    Patriot Act Information. Each of the Credit Parties shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and applicable Anti-Terrorism Laws, including, without limitation, the Patriot Act.
(r)    Borrowing Base Certificate. On the Closing Date, the Agents shall have received the initial Borrowing Base Certificate from the Lead Borrower and meeting the requirements of Section 5.19(a) (together with such supporting documentation and supplemental reports as requested by Agents).
(s)    Collateral Examination. The Agents shall have completed and received (i) collateral field examinations of the receivables and inventory of each Borrower and all books and records in connection therewith and (ii) appraisals of the inventory, machinery and equipment of each Borrower, the results of which shall in all cases be satisfactory in form and substance to the Applicable Agent and shall have been conducted by independent firms and appraisers directly engaged by the Applicable Agent, with no direct or indirect interest, financial or otherwise, in the property of the Credit Parties or their Subsidiaries or their assets.
(t)    Excess Availability; Aggregate Exposure. After giving effect to the initial Advances and Letters of Credit on the Closing Date and all fees and expenses pertaining to the closing of this Agreement and the other Transactions, the Borrowers shall have Global Excess Availability of at least $15,000,000.
(u)    Due Diligence. European Administrative Agent shall have completed its business and legal due diligence, with results satisfactory to European Administrative Agent, including its satisfactory review of audited and unaudited financial statements, projections up to the end of the Fiscal Year ending December 31, 2020, and reasonable due diligence on the Guarantors, including, but not limited to, field exams, appraisals, financial statements and projections provided to Administrative Agent. European Administrative Agent shall have completed its review of regulatory and tax matters, corporate structure, capital structure, debt instruments and existing debt financing arrangements, material accounts, and governing documents of the European Borrowers and their affiliates, with results satisfactory to European Administrative Agent.
(v)    Account Documentation. The Credit Parties shall have, to the satisfaction of the Applicable Agent, entered into all Deposit Account Control Agreements required by the Credit Documents.
(w)    Refinancings. (i) The Refinancings shall have occurred, (ii) all guarantees and Liens under the Existing Revolving Credit Facility shall be terminated and released on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and (iii) the Agents shall have received payoff letters duly executed and delivered by the Lead Borrower, the other Credit Parties thereto and each of the existing agents and trustees, as applicable, under the Existing Revolving Credit Facility or other evidence of such repayment transactions, in each case, in form and substance reasonably satisfactory to the Agents, which payoff letters shall provide, among other things, that all original possessory collateral shall be returned to the Borrowers or their designee and all Liens shall be evidenced as terminated (including by the filing of UCC-3 terminations) with respect to the Existing Revolving Credit Facility.
For purposes of determining compliance with the conditions specified in this Section 3.1, each of the Lenders shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of any Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such Lender prior to the initial Credit Extension hereunder specifying its objection thereto and such Lender shall not have made available to the Applicable Agent such Lender’s Revolving Commitment Percentage of such Credit Extension.
3.2    Conditions to Each Credit Extension.
(a)    Conditions Precedent. The obligation of each Lender, each Issuer and each Swing Loan Lender to make any Credit Extension on any Credit Date including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
(i)    the Applicable Lead Borrower shall have delivered to the Applicable Agent (and the applicable Swing Loan Lender in the case of a borrowing of Swing Loans and the applicable Issuer in the case of an issuance of a Letter of Credit) a Funding Notice or Letter of Credit Application, as the case may be;
(ii)    no Protective Advances are outstanding and the limits set forth in Sections 2.1, 2.3 or 2.10 are not exceeded after giving effect to such Advances or Letters of Credit, as applicable;
(iii)    as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
(iv)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.
(b)    Notices. Any Funding Notice or Letter of Credit Application shall be executed by an Authorized Officer in a writing delivered to the Applicable Agent. In lieu of delivering a Funding Notice, the Applicable Lead Borrower may give the Applicable Agent telephonic notice by the required time of any proposed borrowing or conversion or continuation of any Advance; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to the Applicable Agent on or before the applicable date of any such borrowing, conversion, continuation or issuance. Neither any Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that the Applicable Agent believes in good faith to have been given by an Authorized Officer of the Lead Borrower or European Lead Borrower or other person authorized on behalf of any Borrower or for otherwise acting in good faith.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders, the Issuers and the Swing Loan Lenders to make each Credit Extension to be made by this Agreement, and to induce each Lender Counterparty to enter into any transaction in respect of any Hedging Obligations or any Cash Management Obligations, each Credit Party represents and warrants to each Lender, each Issuer, each Swing Loan Lender and each Lender Counterparty, on the Closing Date and each Credit Date, that the following statements are true and correct:
4.1    Organization; Requisite Power and Authority; Qualification. Each of the Lead Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (or, for Foreign Subsidiaries of equivalent status when reasonably ascertainable) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2    Capital Stock and Ownership. The Capital Stock of each of the Lead Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Lead Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Lead Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Lead Borrower or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Lead Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Lead Borrower or any of its Subsidiaries. Schedules 4.1 and 4.2 correctly set forth the ownership interest of the Lead Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.
4.3    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4    No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Lead Borrower or any of its Subsidiaries, any of the Organizational Documents of the Lead Borrower or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Lead Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Lead Borrower or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Lead Borrower or any of its Subsidiaries (other than (x) any Liens created under any of the Credit Documents in favor of the Collateral Agent or European Collateral Agent, on behalf of the Secured Parties and (y) subject to the terms of the Intercreditor Agreement, any Liens on the US Collateral created under the Term Credit Documents in favor of the Term Agent); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Lead Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have, and could not reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, the execution, delivery and performance by the Credit Parties of the Credit Documents (including the all incurrences of debt hereunder) are permitted by the terms of the Term Credit Documents and the Senior Notes Indenture.
4.5    Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) filings and recordings to be made in connection with the perfection of Collateral acquired after the Closing Date.
4.6    Binding Obligation.
(a)    Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(b)    The choice of governing law provisions contained in this Agreement and each other Credit Document to which any European Credit Party is a party are enforceable in the jurisdictions where such European Credit Party is organized or incorporated or any Collateral of such European Credit Party is located. Any judgment obtained in connection with this Agreement or any other Credit Document in the jurisdiction of the governing law this Agreement or such other Credit Document will be recognized and be enforceable in the jurisdictions where such European Credit Party is organized or any Collateral is located, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and subject to the matters which are set out as qualifications or reservations as to matters of law of general applicability in the legal opinions provided to the Secured Parties in accordance with this Agreement.
4.7    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons (including the European Borrowers on a stand-alone basis where applicable) described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Lead Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and any of its Subsidiaries taken as a whole.
4.8    Business Plan. The Initial Business Plan and each Business Plan delivered pursuant to Section 5.1(m) is and will be based on good faith estimates and assumptions made by the management of the Borrower.
4.9    No Material Adverse Change. Since December 31, 2014, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.
4.10    Use of Proceeds. The proceeds of the Advances and the Letters of Credit shall be used by the Borrowers solely in accordance with Section 2.19.
4.11    Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Lead Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.12    Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal, foreign country, state, provincial, territorial and all other material tax returns and reports of the Lead Borrower and its Subsidiaries required to be filed by any of them have been timely filed, all such tax returns are complete and correct in all material respects and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Lead Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises and all Priority Payables which are due and payable have been paid when due and payable, except those taxes which are being contested in good faith by appropriate proceedings diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which adequate reserves have been provided in accordance with GAAP. The Lead Borrower knows of no proposed tax assessment against the Lead Borrower or any of its Subsidiaries which is not being actively contested by the Lead Borrower or such Subsidiary in good faith and by appropriate proceedings diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which adequate reserves have been provided in accordance with GAAP.
4.13    Properties.
(a)    Title. Each of the Lead Borrower and its Subsidiaries has (i) good, valid and legal title to (in the case of fee interests in real property), (ii) valid leasehold and subleasehold interests in (in the case of leasehold and subleasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the Ordinary Course or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
(b)    Real Estate. As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Lead Borrower does not have knowledge of any default that has occurred and is continuing thereunder except where the consequences, direct or indirect, of such default or defaults, if any, could not be reasonably expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
4.14    Environmental Matters. Neither the Lead Borrower nor any of its Subsidiaries nor any of their respective Operating Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of the Lead Borrower’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Lead Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Lead Borrower nor any of its Subsidiaries nor, to any Credit Party’ s knowledge, any predecessor of the Lead Borrower or any of its Subsidiaries, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Operating Facility that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, and none of the Lead Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials, except as would not reasonably be expected to form the basis of an Environmental Claim against the Lead Borrower or any of its Subsidiaries, or as listed on Schedule 4.14-1. Compliance with all current or reasonably foreseeable applicable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 4.14-2, no event or condition has occurred or is occurring with respect to the Lead Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. The Lead Borrower and its Subsidiaries have made available to the Agents true and complete final copies of all material environmental, health or safety assessments, audits, studies, reports, analyses and investigations in the Lead Borrower’s or its Subsidiaries’ possession with respect to the Lead Borrower or any of its Subsidiaries, to the Operating Facilities or to any pending or any unresolved Environmental Claim that could result in material environmental liability to any of the Credit Parties.
4.15    No Defaults. Neither the Lead Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.16    Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except any such default or failure to be in force and effect which could not reasonably be expected to result in an exercise of remedies or acceleration of the indebtedness created thereunder.
4.17    Governmental Regulation. Neither the Lead Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, provincial, territorial or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Lead Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    Margin Stock. Neither the Lead Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Advances or any Letter of Credit will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
4.19    Employee Matters. Neither the Lead Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Lead Borrower or any of its Subsidiaries, or to the best knowledge of the Lead Borrower and each other Credit Party, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Lead Borrower or any of its Subsidiaries or to the best knowledge of the Lead Borrower and each other Credit Party, threatened against any of them, (b) no strike, work stoppage or lock-out in existence or threatened involving the Lead Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Lead Borrower and each other Credit Party, no union representation question existing with respect to the employees of the Lead Borrower or any of its Subsidiaries and, to the best knowledge of the Lead Borrower and each other Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
4.20    Employee Benefit Plans. (a) The Lead Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, other than any non-compliance or non-performance that could not be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under section 401(a) of the Code has received a recent, unexpired favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, except such defect that can be corrected pursuant to Rev. Proc. 2003-44 or any successor ruling or regulation in a manner that does not and could not reasonably be expected to give rise to a Material Adverse Effect (or, in the case of an Employee Benefit Plan with an expired determination letter, an application has been timely filed for a new determination letter and nothing has occurred that would materially adversely affect the issuance of a new favorable determination letter or otherwise materially adversely affect such qualification). No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA (other than Ordinary Course contribution obligations) has been or is expected to be incurred by the Lead Borrower, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.
(b)    As at the Closing Date and at no time preceding or following that date has there been any active or retiree members of the Canadian Registered Pension Plan who are or were employed in any province outside of Quebec and Nova Scotia other than one active and eight retiree employees in Ontario or existed a Canadian multi-employer pension plan, as defined under applicable laws, contributed to or required to be contributed to by a Canadian Borrower or any Affiliate of a Canadian Borrower. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing (including, where applicable, maintaining tax-exempt or tax-preferred status) with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Non-U.S. Plan have been timely made; (iii) neither the Lead Borrower nor any of its Subsidiaries has incurred any obligation in connection with (or taken any steps to commence or received a notice from a Governmental Authority requiring) the termination of, or withdrawal from, any Non-U.S. Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Lead Borrower’s most recently ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities; and (v) no Canadian Registered Pension Plan contains a deficit, as that term is defined under applicable laws, as described in the most recent actuarial valuation report submitted to the applicable Governmental Authority in accordance with applicable laws. As of the Closing Date, (i) the solvency deficit under the Canadian Borrower’s Canadian Registered Pension Plan was Cdn$1,500,000, based upon the most recent actuarial report filed by the Canadian Borrower under the applicable Requirement of Law in Nova Scotia, and (ii) all contributions in respect of current service costs, special payments and any other amounts (as well as registration fees) in respect of the sole Canadian Registered Pension Plan have been made in a timely manner in accordance with Requirements of Law. No Canadian Pension Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.

4.21    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated by the Credit Documents.
4.22    Solvency. As of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby and the incurrence of the Indebtedness and obligations being incurred in connection herewith, each Credit Party is Solvent and with respect to each German Relevant Entity, no German Insolvency Event has occurred with respect to it.
4.23    Anti-Money Laundering/International Trade Law Compliance; Anti-Corruption. (a) No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances and Letter of Credit drawings will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States and any Anti-Terrorism Laws. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by Credit Party and the Covered Entities with all laws, rules, and regulations of any jurisdiction applicable to such persons from time to time concerning or relating to bribery or corruption (“Anti-Corruption Laws”) and applicable Sanctions, and the Covered Entities are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of (a) any Covered Entity, or (b) to the knowledge of any Credit Party or Subsidiary, any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Credit Documents will violate Anti-Corruption Laws or applicable Sanctions.
4.24    Compliance with Statutes, etc. Each of the Lead Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws, which includes obtaining, maintaining and complying with the requirements of any Governmental Authorizations required under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Lead Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
4.25    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements, including without limitation, information contained in the presentations made to the Lenders (excluding any projections and pro forma financial information contained in such materials), furnished to the Lenders by or on behalf of the Lead Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Lead Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Lead Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Lead Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
4.26    Insurance. All policies of insurance of the Lead Borrower or any of its Subsidiaries, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.
4.27    Borrowing Base Certificate.As of the date of any Borrowing Base Certificate, the information set forth in such Borrowing Base Certificate is true and correct in all material respects and has been prepared in accordance with the requirements of this Agreement.
4.28    Centre of Main Interest and Establishments Each European Credit Party (to the extent organized in the European Union) has its "centre of main interests" (as that term is used in Article 3(7) of the Council of the European Union Regulation No. 1346/2000 as Insolvency Proceeding (the "Regulation") in its jurisdiction of incorporation. No European Credit Party has an establishment (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than its jurisdiction of incorporation.
SECTION 5.    AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations (other than Hedging Obligations and Cash Management Obligations) and the cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1    Financial Statements and Other Reports. The Lead Borrower will deliver to the Administrative Agent (and, where expressly contemplated in this Section 5.1, such other Agents and Lenders described herein, including, with respect to clauses (e), (g), (h), and (m) of this Section 5.1, the European Administrative Agent):
(a)    Periodic Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter (and a separate balance sheet covering the European Borrowers on a stand-alone basis) and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries (and separate such statements covering the European Borrowers on a stand-alone basis) for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (it being understood and agreed that the consolidating financial statements shall be in the form that the Lead Borrower currently files with the Securities and Exchange Commission as part of its Form 10-Q, except for the inclusion of statements provided with respect to the European Borrowers on a stand-alone basis);
(b)    Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, beginning with Fiscal Year 2015, (i) the audited consolidated and unaudited consolidating balance sheets of the Lead Borrower and its Subsidiaries (and a separate balance sheet covering the European Borrowers on a stand-alone basis) as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries (and separate such statements covering the European Borrowers on a stand-alone basis) for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year (it being understood and agreed that the consolidating financial statements shall be in the form that the Lead Borrower currently files with the Securities and Exchange Commission as part of its Form 10-K, except for the inclusion of statements provided with respect to the European Borrowers on a stand-alone basis), and (ii) with respect to such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized international standing selected by the Lead Borrower (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on (except as otherwise disclosed in such financial statements) a basis consistent with prior years;
(c)    Compliance Certificate. Together with each delivery of financial statements of the Lead Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, including, without limitation, with respect to financial statements delivered pursuant to Section 5.1(a), a Financial Officer Certification; provided, that in respect of the fourth Fiscal Quarter of each Fiscal Year, it shall also deliver a duly executed and completed Compliance Certificate as soon as available, and in any event within 90 days after the end of the fourth Fiscal Quarter;
(d)    Sufficiency of Public Quarterly and Annual Reports. Notwithstanding anything to the contrary contained herein, delivery to the Administrative Agent by the Lead Borrower of its quarterly report on Form 10-Q and its annual report on Form 10-K shall satisfy the requirements of Sections 5.1(a) and (b), respectively, except with respect to statements provided with respect to the European Borrowers on a stand-alone basis required by Sections 5.1(a) and (b), for so long as the Lead Borrower remains a reporting company under the Exchange Act and such Form 10-Q and Form 10-K also includes the Lead Borrower’s consolidating financial statements.
(e)    Notice of Default. Promptly upon any officer of the Lead Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Lead Borrower with respect thereto, (ii) that any Person has given any notice to the Lead Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b), or (iii) of the occurrence of any event or change that has caused or evidences or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(f)    Notice of Litigation. Promptly upon any officer of the Lead Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to the Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) above could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable the Lenders and their counsel to evaluate such matters;
(g)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (2) all notices received by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent or the European Administrative Agent shall reasonably request;
(h)    Insurance Report. As soon as practicable following any material change in the insurance coverage, notice to the Administrative Agent and the European Administrative Agent of such change and an explanation in form and substance reasonably satisfactory to the Administrative Agent of such change;
(i)    Information Regarding Collateral. The (A) Lead Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Domestic Credit Party’s corporate name, (ii) in any Domestic Credit Party’s identity or corporate structure or (iii) in any Domestic Credit Party’s Federal or Canadian Taxpayer Identification Number, and (B) European Lead Borrower will furnish to the European Collateral Agent prompt written notice of any change (i) in any European Credit Party’s corporate name, (ii) in any European Credit Party’s identity or corporate structure or (iii) in any European Credit Party’s Federal Identification Number (or local law equivalent). The Applicable Lead Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or PPSA or other local law equivalents with respect to the European Credit Parties, as applicable, or otherwise that are required in order for the Collateral Agent or European Agent, as applicable, to continue at all times following such change to have a valid, legal and perfected security interest in all the applicable Collateral as contemplated in the Collateral Documents. The (i) Lead Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Domestic Collateral is damaged or destroyed and (ii) the European Lead Borrower also agree promptly to notify the European Collateral Agent if any material portion of the European Collateral is damaged or destroyed;
(j)    Intentionally Omitted;
(k)    Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the Lead Borrower to its security holders acting in such capacity or by any Subsidiary of the Lead Borrower to its security holders other than the Lead Borrower or another Subsidiary of the Lead Borrower, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Lead Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission (or any other similar Governmental Authority, as applicable) and (C) all press releases and other statements made available generally by the Lead Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Lead Borrower or any of its Subsidiaries and (ii) such other information and data with respect to the Lead Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Agent;
(l)    Electronic Delivery.
(i)    Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its reasonable best efforts to provide to each Agent all information, documents and other materials that it is obligated to furnish to the such Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new Credit Extension or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Sections 3.1 and/or 3.2 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in accordance with Section 10.1(c). In addition, each Credit Party agrees to continue to provide the Communications to each Agent in the manner specified in the Credit Documents, but only to the extent requested by such Agent pursuant to Section 10.1(c).
(ii)    Each Agent agrees that the receipt of the Communications in accordance with Section 10.1(c) shall constitute effective delivery of the Communications to such Agent for purposes of this Section 5.1(l) unless otherwise requested by such Agent pursuant to Section 10.1(c).
(iii)    Nothing in this Section 5.1(l) shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
(m)    Business Plan. Promptly after approval thereof by the board of directors of the Lead Borrower, and in any event no later than April 1 of each Fiscal Year, the Lead Borrower shall deliver to the Administrative Agent and the European Administrative Agent (commencing with Fiscal Year 2016), a detailed consolidated budget and business plan of the Lead Borrower and its Subsidiaries for such Fiscal Year prepared on a monthly basis (including a projected monthly consolidated balance sheet and related monthly statements of projected operations and cash flow as of the end of each month during such Fiscal Year), and including, in addition, all such information on a stand-alone basis for the European Borrowers, in each case in a form reasonably satisfactory to the Administrative Agent (the “Business Plan”); provided, that although any projections included in the Business Plan shall be prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such projections, it is understood that actual results may vary from such projections and that such variations may be material.
(n)    Quarterly Lender Calls. Upon request by an Applicable Agent, the Lead Borrower shall cause its management to participate, during normal business hours and with reasonable advance notice, in a conference call with the Agents and the Lenders within seven (7) Business Days (or such later date as may be agreed to by the Administrative Agent and the European Administrative Agent) after the date on which the financial statements are delivered pursuant to pursuant to Sections 5.1(a) and 5.1(b). Notwithstanding anything to the contrary contained herein, a conference call held with investors by the Lead Borrower in connection with the filing of its quarterly report on Form 10-Q and its annual report on Form 10-K to discuss its financial results for such periods shall satisfy the requirements of this Section 5.1(n) for so long as the Lead Borrower remains a reporting company under the Exchange Act.
(o)    Certification of Public Information. The Lead Borrower hereby acknowledges that (a) the Agents will make available to the Lenders materials and/or information provided by or on behalf of the Lead Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be Public Lenders and may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Lead Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and will promptly confirm, at the request of any Agent, whether any Borrower Materials contain Material Non-Public Information and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public”, and (z) the Applicable Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public” and suitable for non-Public Lenders. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Lead Borrower notifies the Administrative Agent and the European Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Credit Documents and (2) term sheets and notification of changes in the terms of this Agreement and the other Credit Documents.
(p)    Canadian Registered Pension Plans. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any Canadian Pension Plan Event, a written notice specifying the nature thereof, what action the Lead Borrower or any Subsidiary of the Lead Borrower has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Canada Revenue Agency or any applicable pension regulator; and (ii) with reasonable promptness, (1) copies of annual information return filed, within the last two (2) years, with the Canada Revenue Agency or any applicable pension regulator with respect to any Canadian Registered Pension Plan; (2) copies of all notices received by the Lead Borrower or any Subsidiary of the Lead Borrower from the administrator of a multi-employer pension plan, as defined under applicable laws, concerning a Canadian Pension Plan Event; (3) copies of each actuarial valuation for each Canadian Registered Pension Plan filed with any applicable pension regulator within the last four (4) years; (4) copies of any actuarial certifications in respect of each Canadian Registered Pension Plan filed with any applicable pension regulator within the last four (4) years, whether in connection with a request for approval to effect commuted value transfers from such plan or otherwise; (5) copies of such other documents or governmental reports or filings relating to any Canadian Registered Pension Plan as the Administrative Agent shall reasonably request.
5.2    Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
5.3    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, timely pay all Priority Payables and all federal, foreign country, state, provincial, territorial and all other material taxes imposed upon it or any of its properties or assets or in respect of any of its profits, income, capital, capital gains, payroll businesses or franchises before any penalty or fine accrues thereon, and all taxes or claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, that no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Lead Borrower or any of its Subsidiaries).
5.4    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Lead Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) maintain and preserve (i) all rights, permits, licenses, approvals and privileges (including all Governmental Authorizations) used or useful or necessary in the conduct of its business and (ii) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clause (a) or (b) above could not reasonably be expected in any individual case or in the aggregate to have a Material Adverse Effect.
5.5    Insurance. The Lead Borrower and its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Lead Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Lead Borrower and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance issued by an insurer organized or incorporated in the United States (or, in the case of (y) any Canadian Credit Party, an insurer organized or incorporated in Canada or any province thereof, and (z) any European Credit Party, an insurer organized or incorporated in a jurisdiction(s) satisfactory to European Collateral Agent (or, the United States or Canada to the extent the Borrowers maintain a global insurance policy) shall (i) name the Applicable Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to the Applicable Agent, that names the Applicable Agent, on behalf of the Secured Parties, as the loss payee thereunder for, except in the case of losses of inventory, losses of $1,000,000 or greater and provides for at least thirty (30) days’ prior written notice to the Applicable Agent of any modification or cancellation of such policy.
5.6    Books and Records; Inspections. Subject to Section 5.19(d), each Credit Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent to visit and inspect any of the properties of any Credit Party and any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
5.7    Compliance with Laws; SEC Filings. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Operating Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and Governmental Authorizations), except where failure to do so could not reasonably be expected to have a Material Adverse Effect and the Lead Borrower shall timely file with the Securities and Exchange Commission (and any other similar Governmental Authority, as applicable) all reports, notices and documents required to be filed under the Exchange Act. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by the Covered Entities with Anti-Corruption Laws and applicable Sanctions.
5.8    Use of Proceeds. The proceeds of the Advances and the Letters of Credit shall be used by the Borrowers solely in accordance with Section 2.19.
5.9    Environmental.
(a)    Environmental Disclosure. The Lead Borrower will deliver to the Administrative Agent (and the European Administrative Agent with respect to any of the following related to or affecting a European Credit Party):
(i)    as soon as practicable following receipt thereof, final copies of all environmental audits, assessments, investigations, analyses and reports prepared by personnel of the Lead Borrower or any of its Subsidiaries, independent consultants, Governmental Authorities, or any other Person with respect to significant environmental matters at any Operating Facility or with respect to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect;
(ii)    promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by the Lead Borrower or any of its Subsidiaries to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by the Lead Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) the Lead Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Operating Facility that could cause such Operating Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
(iii)    as soon as practicable following the sending or receipt thereof by the Lead Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any Release required to be reported by the Lead Borrower or any of its Subsidiaries to any Governmental Authority pursuant to Environmental Law, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Lead Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity under Environmental Law;
(iv)    prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Lead Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose the Lead Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) adversely affect the ability of the Lead Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by the Lead Borrower or any of its Subsidiaries to modify their respective operations in a manner that could reasonably be expected to subject the Lead Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
(v)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent or European Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
(b)    Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if any Agent at any time has a reasonable basis to believe that there exist any non-compliance with Environmental Laws by any Credit Party or its Subsidiaries or that there exist any environmental liabilities, in each case, that could have, or could reasonably be expected to have, in the aggregate, a Material Adverse Effect, and the respective Credit Party or Subsidiary has not cured or taken reasonable steps to perform the actions necessary to cure, such Event of Default or noncompliance with or liability under Environmental Law within thirty (30) days of receipt of written notice from such Agent, then such Agent can require the relevant Credit Party or Subsidiary to promptly engage a reputable environmental consulting firm reasonably acceptable to such Agent to perform an environmental audit and/or assessment, including, solely during the existence of an Event of Default, subsurface sampling of soil and groundwater, of the relevant Real Estate Asset(s) and to summarize the results in a report (a copy of which shall be provided to such Agent in a form and substance reasonably acceptable to the such Agent). If such Credit Party or Subsidiary fails to perform the environmental audits, assessments or reports required by this Section, any Agent may, but is not required to, cause the performance of such work, and the Credit Party and its Subsidiaries grant each Agent reasonable access during normal business hours to the relevant Real Estate Asset(s) to perform such audits and/or assessments.
5.10    Additional Collateral and Guarantees. In the event that any Person becomes (I) a Domestic Subsidiary (other than an Immaterial Subsidiary), the Lead Borrower shall promptly cause such Domestic Subsidiary (a) to become a US Guarantor hereunder (and, at the request of the Lead Borrower and with the consent of the Administrative Agent, a US Borrower hereunder), (b) to become a Grantor under the US Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Joinder Agreement and (c) to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the US Collateral described in the applicable US Collateral Documents with respect to such new Domestic Subsidiary, including the filing of UCC financing statements in such jurisdictions within any applicable time limit as may be required by the US Collateral Documents or by any Requirement of Law or as may reasonably be requested by the Collateral Agent, (II) a Canadian Subsidiary (other than an Immaterial Subsidiary), the Lead Borrower shall promptly cause such Canadian Subsidiary (a) to become a Canadian Guarantor hereunder (and, at the request of the Lead Borrower and with the consent of the Administrative Agent, a Canadian Borrower hereunder), (b) to become a Grantor under the Canadian Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Joinder Agreement and (c) to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest in the Canadian Collateral described in the applicable Canadian Collateral Documents with respect to such new Canadian Subsidiary, including the filing of PPSA financing statements in such jurisdictions within any applicable time limit as may be required by the Canadian Collateral Documents or by any Requirement of Law or as may reasonably be requested by the Collateral Agent, and (III) a European Subsidiary (other than an Immaterial Subsidiary), the European Lead Borrower shall promptly cause such European Subsidiary (a) to become a European Guarantor hereunder (and, at the request of the European Lead Borrower and with the consent of the European Administrative Agent, a European Borrower hereunder), (b) to become a Grantor under the Collateral Documents by executing and delivering to the European Administrative Agent and the European Collateral Agent a Joinder Agreement and European Collateral Documents and (c) to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the European Collateral Agent for the benefit of the Secured Parties a perfected security interest in the European Collateral described in the applicable European Collateral Documents with respect to such new European Subsidiary, including the filing of financing statements (or local law equivalents) in such jurisdictions, if applicable, within any applicable time limit as may be required by the European Collateral Documents or by any Requirement of Law or as may reasonably be requested by the European Collateral Agent. With respect to each Person that becomes a Subsidiary of the Lead Borrower, the Lead Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Lead Borrower and (ii) all of the information required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Lead Borrower, and such written notice shall be deemed to supplement to supplement Schedules 4.1 and 4.2 for purposes hereof. Notwithstanding the foregoing provisions of this Section 5.10, no more than 65% of the total voting power of the Capital Stock of each first tier Foreign Subsidiary and each Disregarded Domestic Subsidiary of any Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation owed by a US Credit Party in respect of the Obligations of another US Credit Party (provided that this limitation shall not apply to any Guaranty by the US Credit Parties of the Canadian Obligations).
5.11    Additional Material Real Estate Assets. In the event that any Credit Party acquires, leases or subleases, as applicable, a Material Real Estate Asset or a Real Estate Asset owned, leased or subleased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Credit Party, as soon as practicable but in no event later than twenty (20) days after acquiring, leasing or subleasing, as applicable, such Material Real Estate Asset (as such date may be extended by the Collateral Agent in its sole discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, UCC financing statements, title policies, surveys, flood determinations (if applicable), Recorded Documents (if applicable), documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that the Collateral Agent or European Collateral Agent, as applicable, shall reasonably request to create in favor of the Collateral Agent or European Collateral Agent, as applicable, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected lien and security interest in such Material Real Estate Assets. The applicable Credit Party shall use its commercially reasonable efforts to cause a Landlord Personal Property Collateral Access Agreement and a Landlord Consent and Estoppel to be executed by the applicable landlord and delivered to the Collateral Agent or European Collateral Agent, as applicable, (i) to the extent not previously delivered, within ninety (90) days after the Closing Date (as such date may be extended by the Collateral Agent or European Collateral Agent, as applicable, in its sole discretion) with respect to any Leasehold Property listed on Schedule 4.13(b) as a Leasehold Property and located in the United States, Canada and with respect to which aggregate payments under the terms of such lease are $500,000 or more per annum, and (ii) within ninety (90) days after the acquisition of interest therein (as such date may be extended by the Collateral Agent or European Collateral Agent, as applicable, in its sole discretion), any other Leasehold Property constituting a Material Real Estate Asset. In addition to the foregoing, the Applicable Lead Borrower shall, at the request of the Requisite Lenders, deliver, from time to time, to the Applicable Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which the Collateral Agent or European Collateral Agent, as applicable, has been granted a Lien.
5.12    Deposit Accounts; Securities Accounts. Subject to Section 5.17, as applicable, (c) The (x) Lead Borrower shall and shall cause each of its Domestic Subsidiaries, (y) Canadian Borrowers shall and shall cause each of their Canadian Subsidiaries and (z) European Borrowers shall and shall cause each of their European Subsidiaries to (i) deposit in an Approved Deposit Account all cash received by them (other than cash in any Immaterial Account), (ii) not establish or maintain any Securities Account (other than any Immaterial Account) that is not a Control Account and (iii) not establish or maintain any Deposit Account (other than any Immaterial Account) that is not with a Deposit Account Bank. Each Credit Party shall instruct all account debtors of such Credit Party to remit all payments in Dollars, Canadian Dollars, Pounds Sterling or Euros, as applicable, to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Deposit Account Bank, or to remit such payments to the applicable Deposit Account Bank by electronic settlement, electronic wire transfer or otherwise, with respect to all accounts of such account debtor, which remittances shall be collected, or transfers credited, by the applicable Deposit Account Bank and deposited into an Approved Deposit Account. All amounts received by any Credit Party and any Deposit Account Bank in respect of any account of an account debtor of any Credit Party shall upon receipt be deposited into an Approved Deposit Account.
(b)    Each Deposit Account Control Agreement relating to an Approved Deposit Account shall (unless otherwise agreed by the Applicable Agent in its sole discretion) include provisions that allow, during any Cash Dominion Period, for all collected amounts held in such Approved Deposit Account from and after the date requested by the Applicable Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Applicable Agent or an Affiliate thereof. Subject to the terms of the respective Collateral Documents, all amounts received by the Applicable Agent shall be applied (and allocated) on a daily basis in accordance with Section 2.7(e).
(c)    At any time at the request of the European Administrative Agent in its sole discretion following either (y) the occurrence and continuance of an Event of Default or Default or (z) during any Cash Dominion Period, the European Credit Parties shall (a) either (i) immediately cause all of their European Approved Deposit Accounts (each an “Existing Blocked Account”) to be transferred to the name of the European Administrative Agent or (ii) to the extent such Existing Blocked Accounts cannot be transferred to the European Administrative Agent, promptly open new Approved Deposit Accounts with (and, at the discretion of the European Administrative Agent, in the name of) the European Administrative Agent (such new bank accounts being Approved Deposit Accounts under and for the purposes of this Agreement), and (b) if new Approved Deposit Accounts have been established pursuant to this Section (each a “New Blocked Account”) ensure that the proceeds of all Receivables owing to them will immediately be re-directed to the New Blocked Accounts. Until all proceeds of Receivables have been redirected to the New Blocked Accounts, each European Credit Party shall cause all amounts on deposit in any Existing Blocked Account to be transferred to a New Blocked Account at the end of each Business Day, provided that if any such European Credit Party does not instruct such re-direction or transfer, each of them hereby authorizes the European Administrative Agent to give such instructions on their behalf to the applicable Customers and/or the account bank holding such Existing Blocked Account (as applicable).
(d)    At any time at the request of the European Administrative Agent in its sole discretion following (y) the occurrence and continuance of an Event of Default or Default or (z) any Cash Dominion Period, each European Borrower agrees that if any of its Customers have not previously received notice of the security interest of the European Administrative Agent over its Receivables, it shall promptly give notice to such Customers and if the relevant European Credit Party does not serve such notice, each of them hereby authorizes the European Administrative Agent to serve notice on their behalf.
(e)    In the event that (i) any Credit Party or any Deposit Account Bank or Securities Intermediary at a financial institution at which a Control Account or Approved Deposit Account is open shall terminate a Deposit Account Control Agreement or a Securities Account Control Agreement for any reason, (ii) the Collateral Agent or European Collateral Agent, as applicable, shall demand such termination as a result of the Deposit Account Bank or the Securities Intermediary at which a Control Account or Approved Deposit Account is open to comply with the applicable Collateral Document or (iii) the Collateral Agent or European Collateral Agent, as applicable, determines in its sole discretion that the financial condition of the Deposit Account Bank or the Securities Intermediary at which a Control Account or Approved Deposit Account is open has materially deteriorated, the Applicable Lead Borrower shall, and shall cause the applicable Domestic Subsidiary, Canadian Subsidiary or European Subsidiary, as applicable, to notify all of its obligors that were making payments to such terminated Deposit Account or Control Account, as the case may be, to make all future payments to another Approved Deposit Account or Control Account, as the case may be, in each case subject to a First Priority security interest in favor of the Collateral Agent or European Collateral Agent, as applicable, for the benefit of the Secured Parties (subject only to Permitted Liens).
(f)    The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agents and the Lenders hereunder in order for the Agents and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that the Lenders are relying on the Borrowers’ and the Guarantors’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to the Borrowers and in particular that any accommodations of credit are being provided by the Lenders to the Borrower strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.
5.13    Further Assurances. To the extent not delivered to the Collateral Agent or European Collateral Agent, as applicable, on or before the Closing Date, the Applicable Lead Borrower agrees to, and to cause each of the other Credit Parties to, promptly do each of the following:
(a)    execute and deliver to the Collateral Agent or European Collateral Agent, as applicable, such Collateral Documents and amendments to Collateral Documents and to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent or European Collateral Agent, as applicable, for the benefit of the Secured Parties a perfected security interest (or applicable equivalent under foreign law) in the assets and Securities of such Credit Party, including the filing of UCC and PPSA financing statements (or the applicable equivalent) in such jurisdictions as may be required by the Collateral Documents or as may reasonably be requested by the Collateral Agent or European Collateral Agent, as applicable,;
(b)    deliver to the Collateral Agent the certificates (if any) representing the pledged Securities, together with in the case of certificated Securities, undated stock or equivalent powers endorsed in blank;
(c)    if reasonably requested by the Collateral Agent or European Collateral Agent, as applicable, deliver to the Collateral Agent or European Collateral Agent, as applicable, legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent or European Collateral Agent, as applicable;
(d)    notwithstanding the foregoing clause (a) or clause (b), no more than 65% of the total voting power of the Capital Stock of each first tier Foreign Subsidiary and each Disregarded Domestic Subsidiary of any Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation owed by a US Credit Party in respect of the Obligations of another US Credit Party (provided that this limitation shall not apply to any Guaranty by the US Credit Parties of the Canadian Obligations); and
(e)    if requested by the Applicable Agent in its Permitted Discretion, utilize commercially reasonable efforts to provide an intercreditor agreement (in form and substance satisfactory to the Applicable Agent in its Permitted Discretion) with the applicable factor in connection with a Factoring Agreement.
5.14    Intellectual Property. The Lead Borrower and each of its Subsidiaries will continue to own or possess the right to use, free from any restrictions, all patents, trademarks, copyrights, trade secrets and domain names that are used in the operation of their respective businesses as presently conducted and as proposed to be conducted, except to the extent the failure to so own or possess could not reasonably be expected to have a Material Adverse Effect.
5.15    Know-Your-Customer Rules.
If:
(i)    (A)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date;
(B)    any change in the status of a Credit Party after the Closing Date; or
(C)    a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent, the European Administrative Agent or any Lender (or, in the case of paragraph (C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent, the European Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent or the European Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Lender) in order for the Administrative Agent, the European Administrative Agent such Lender or, in the case of the event described in paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.
(ii)    Each Lender shall promptly upon the request of the Administrative Agent or the European Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) or the European Administrative Agent in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.
(iii)    The Lead Borrower shall, by not less than ten (10) Business Days’ prior written notice to the Applicable Agent, notify the Applicable Agent (which shall promptly notify the Lenders) that one of its Subsidiaries shall become a Guarantor or Borrower pursuant to Section 5.10.
Following the giving of any notice pursuant to paragraph (iii) above, if the accession of such Subsidiary obliges the Applicable Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Lead Borrower shall promptly upon the request of the Applicable Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Applicable Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Applicable Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement.
5.16    Pari Passu Ranking. Each Credit Party will, and will cause each of its Subsidiaries to, ensure that its payment obligations under each of the Credit Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.
5.17    Post-Closing Matters. Except as otherwise agreed by both the Administrative Agent and the European Administrative Agent in their sole discretion, the Lead Borrower shall, and shall cause each of its Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth in Schedule 5.17 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent and the European Administrative Agent in their sole discretion).
5.18    Performance Obligation. The Lead Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each Contractual Obligation by which it is bound or any of its property is subject, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.19    Borrowing Base, Availability Calculations and Related Matters.
(a)    Borrowing Base Certificates. The Lead Borrower shall (i) unless clause (ii) below applies, on or before the twentieth (20th) day of each month ending after the Closing Date, (ii) during any period in which a Weekly Borrowing Base Period is in effect, on or before Wednesday of each week, (iii) at the time of the consummation of any Asset Sale involving Eligible Receivables and/or Eligible Inventory and (iv) within five (5) Business Days after any casualty event or condemnation (or similar) event involving Eligible Inventory with an aggregate value of $1,000,000 or more, in each case, deliver to the Applicable Agent a Borrowing Base Certificate setting forth each applicable Borrowing Base (in each case with supporting calculations in reasonable detail), which shall be prepared as of last calendar day of the preceding month (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery); provided that any Borrowing Base Certificate delivered pursuant to preceding clauses (iii) and (iv) shall be prepared on a pro forma basis to exclude any Eligible Receivables or Eligible Inventory the subject of any such event. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Applicable Agent. The Administrative Agent (and, in connection with the European Facility components thereof, the European Administrative Agent), may from time to time review and adjust any Borrowing Base calculation (and calculations of Global Excess Availability, 90-Day Global Excess Availability, European Excess Availability and Domestic Excess Availability, which may be based on Borrowing Base calculations) in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement, whether such calculation was made by a Credit Party or by an Agent.
(b)    Records and Schedules of Accounts. Each (i) US Borrower and Canadian Borrower shall keep accurate and complete records of its Receivables, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent on a periodic basis (but not more frequently than monthly) and (ii) European Borrower shall keep accurate and complete records of its Receivables, including all payments and collections thereon, and shall submit to the European Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the European Administrative Agent on a periodic basis (but not more frequently than monthly). Each (i) US Borrower and Canadian Borrower shall also provide to the Administrative Agent, on or before the twentieth (20th) day of each month, commencing with the first full month ending after the Closing Date, a detailed aged trial balance of all Receivables as of the end of the preceding month, specifying each Receivable’s account debtor name and the amount, invoice date and due date as the Administrative Agent may reasonably request and (ii) European Borrower shall also provide to the European Administrative Agent, on or before the twentieth (20th) day of each month, commencing with the first full month ending after the Closing Date, a detailed aged trial balance of all Receivables as of the end of the preceding month, specifying each Receivable’s account debtor name and the amount, invoice date and due date as the European Administrative Agent may reasonably request.
(c)    Notice of Dominion Period or Compliance Period. Promptly, and in any event within two (2) Business Days after any Authorized Officer of the Lead Borrower or European Lead Borrower obtains knowledge thereof, the Applicable Lead Borrower shall deliver to the Applicable Agent (and such Applicable Agent shall notify the other Applicable Agent) notice of the commencement of a Cash Dominion Period, Covenant Trigger Period or Weekly Borrowing Base Period.
(d)    Field Examinations and Appraisals. The Borrowers agree that the Applicable Agent (and its agents, representatives, consultants and appraisers) shall be permitted to conduct from time to time collateral field examinations and inventory appraisals with respect to the assets included in the applicable Borrowing Base (and related assets); provided that (i) Domestic Administrative Agent shall only be permitted to conduct one (1) collateral field examination and one (1) inventory appraisal at the Borrowers’ expense in any twelve (12) month period with respect to the Domestic Facility and (ii) and European Administrative Agent shall only be permitted to conduct one (1) collateral field examination (or, if European Administrative Agent elects in its Permitted Discretion based on the results of the collateral field examination then most recently completed, two (2) collateral field examinations) and one (1) inventory appraisal at the Borrowers’ expense in any twelve (12) month period with respect to the European Facility; provided further, that during the existence and continuance of an Event of Default, there shall be no limit on the number of additional collateral field examinations and inventory appraisals, at the Borrowers’ expense. Without limiting the foregoing, the Borrowers may request that each Applicable Agent conduct a new appraisal with respect to Eligible Equipment following the Closing Date, provided that: (A) any such appraisal will be conducted by an appraiser, and shall be in form and substance, satisfactory to the Applicable Agent; (B) neither Applicable Agent shall be under any obligation to conduct any such appraisal and the decision to grant the Borrowers' request for a new appraisal shall be made by the Applicable Agent in its sole discretion; (C) in the event the Applicable Agent elects to conduct any such appraisal, it shall promptly undertake such appraisal and notify Borrowers of such election; and (D) Borrowers shall reimburse each Applicable Agent for all reasonable out-of-pocket costs and expenses of each Applicable Agent in connection with any such appraisal (including each Applicable Agent’s then standard charges for their respective internal appraisal groups). Neither any Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Applicable Agent and Lenders for their purposes and the Borrowers shall not be entitled to rely upon them.
(e)    Expenses. Each Borrower will reimburse each Applicable Agent for all reasonable out-of-pocket costs and expenses of each Applicable Agent in connection with (i) examinations of any Borrower’s books and records or any other financial or Collateral matters as each Applicable Agent deems appropriate; and (ii) Collateral field examinations, inventory appraisals of Collateral comprising the Borrowing Base and equipment appraisals with respect to Eligible Equipment; in each case subject to the limitations on such examinations, audits and appraisals permitted under preceding clause (d). Subject to and without limiting the foregoing, the Borrowers specifically agree to pay each Applicable Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit any Agent’s right to use third parties for such purposes.
(f)    Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a European Credit Party, or work, labor or services theretofore rendered by a European Credit Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable European Credit Party’s terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by European Credit Parties to European Administrative Agent.
(g)    Each Customer, to the best of each European Credit Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any European Credit Party who are not solvent, such European Credit Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.
(h)    Neither European Administrative Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, unless such liability arises from European Administrative Agent’s or such Lender's willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.
5.20    Treasury Management. Within one hundred and eighty (180) days after the Closing Date and at all times thereafter, the Credit Parties shall cause the JPMorgan Chase Bank, N.A. (or its applicable Affiliates or branches in Canada and Europe) to be their principal treasury management and depository bank. Within one hundred and eighty (180) days after Closing Date, the Credit Parties shall direct all Receivables of such Credit Party to be paid to the Approved Deposit Accounts held with JPMorgan Chase Bank, N.A. (or its applicable Affiliates or branches in Canada and Europe).
SECTION 6.    NEGATIVE COVENANTS
Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations (other than Hedging Obligations and Cash Management Obligations) and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1    Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or guaranty any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness of any of the Lead Borrower’s Subsidiaries owed to the Lead Borrower or to any other Subsidiary of the Lead Borrower, or of the Lead Borrower owed to any Subsidiary of the Lead Borrower; provided, (i) (x) in the case of Indebtedness of any Subsidiary of the Lead Borrower that is not a Credit Party owed to a Credit Party, each of the Applicable Conditions shall be satisfied at the time such Indebtedness is incurred and the corresponding Investment was made, and (y) in the case of Indebtedness of any Canadian Credit Party or European Credit Party payable to a US Credit Party shall be permitted under Section 6.7(b) or (k), (ii) any such Indebtedness payable to a Credit Party shall be made in the Ordinary Course, shall be evidenced by promissory notes and all such notes shall be subject to a perfected First Priority Lien pursuant to the applicable Collateral Documents, which notes shall be executed and delivered as soon as commercially practicable after the incurrence of such Indebtedness, (iii) all such Indebtedness of any Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Affiliate Subordination Agreement, (iv) any payment of such Indebtedness by any US Guarantor Subsidiary under any guaranty of the US Obligations shall result in a pro tanto reduction of the amount of any such Indebtedness owed by such US Credit Party to the Lead Borrower or to any of its Subsidiaries for whose benefit such payment is made, (v) any payment of such Indebtedness by any Canadian Guarantor Subsidiary under any guaranty of the Canadian Obligations shall result in a pro tanto reduction of the amount of any such Indebtedness owed by such Canadian Credit Party to the Lead Borrower or to any of its Subsidiaries for whose benefit such payment is made, and (vi) any payment of such Indebtedness by any European Guarantor Subsidiary under any guaranty of the European Obligations shall result in a pro tanto reduction of the amount of any such Indebtedness owed by such European Credit Party to the Lead Borrower or to any of its Subsidiaries for whose benefit such payment is made;
(c)    unsecured Debt (including Subordinated Debt) of the Lead Borrower (which may be guaranteed on a like basis by the US Credit Parties but shall not have any guarantors that are not US Credit Parties); provided, that (i) no Default or Event of Default is continuing under this Agreement or would result from such issuance, (ii) after giving effect to such issuance (as determined in accordance with Section 1.4(e)), the Leverage Ratio shall not be greater than 4.75:1.00, calculated on a pro forma basis as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1, (iii) the proceeds of such issuance shall be used for Permitted Acquisitions, to fund Capital Expenditures permitted under this Agreement or to prepay the Term Loans in accordance with the terms of the Term Credit Agreement, (iv) such Debt shall have a maturity of not earlier than six months after the Revolving Commitment Termination Date, (v) such Debt has a weighted average life to maturity equal to or greater than the Advances, (vi) such Debt shall not be guaranteed by any Subsidiaries other than Subsidiaries that are US Credit Parties, (vii) the documentation relating to such Debt shall not permit or provide for any scheduled amortization (or similar) payments prior to the Revolving Commitment Termination Date and (viii) the documentation relating to such Debt shall not contain any covenant or event of default that is either (x) not substantially provided for in this Agreement or (y) more favorable to the holder of such Debt in any material respect than the comparable covenant or event of default set forth in this Agreement, and, with respect to Subordinated Debt, shall contain customary subordination provisions pursuant to which such Subordinated Debt is subordinate to the prior payment in full of the Obligations;
(d)    Indebtedness incurred by the Lead Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Lead Borrower or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Lead Borrower or any of its Subsidiaries;
(e)    Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course;
(f)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(g)    Indebtedness of the US Credit Parties under the Term Credit Documents in an aggregate principal amount not to exceed at any time outstanding $225,000,000; provided that such amount may be increased by the aggregate principal amount of any Facility Increase (as defined in the Term Credit Agreement as in effect on the Original Closing Date) so long as the aggregate principal amount of all Facility Increases does not exceed the aggregate principal amount permitted to be incurred under Section 2.21 of the Term Credit Agreement (as in effect on the Original Closing Date) (in each case, as reduced by any prepayments or repayments or principal thereof after the Original Closing Date);
(h)    guaranties or the provision of other credit support by (x) a US Credit Party of Indebtedness of another US Credit Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1, (y) a Canadian Credit Party of Indebtedness of another Canadian Credit Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1 and (z) a European Credit Party of Indebtedness of another European Credit Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;
(i)    Indebtedness, including the ability to draw on commitments to incur Indebtedness, described in Schedule 6.1(i), but not any extensions, renewals or replacements of such Indebtedness except refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable, taken as a whole, to the obligor thereon or materially more favorable, taken as a whole, to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (provided that a certificate of an Authorized Officer of the Lead Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Lead Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)); provided, such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in principal amount the Indebtedness being renewed, extended or refinanced, except as to fees and expenses at refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
(j)    Indebtedness with respect to Capital Leases or purchase money Indebtedness (including any Attributable Indebtedness incurred in connection with any Sale and Lease Back Transaction that is otherwise permitted under Section 6.11) in an amount not to exceed in the aggregate (including any Indebtedness acquired or assumed in connection with a Permitted Acquisition) at any time the greater of $50,000,000 and six and one-half percent (6.5%) of the Consolidated Total Assets of the Lead Borrower; provided, any such purchase money Indebtedness shall be secured only by the asset(s) acquired in connection with the incurrence or assumptions of such Indebtedness (other than Inventory);
(k)    other Indebtedness of the Lead Borrower and its Subsidiaries in an aggregate principal amount not to exceed $60,000,000 at any time outstanding;
(l)    (i) Indebtedness under the Factoring Agreements to which the Lead Borrower or any Subsidiary is party on the Closing Date as set forth on Schedule 1.1(a), and (ii) additional Indebtedness under Factoring Agreements in an aggregate amount not to exceed at any time $25,000,000;
(m)    working capital facilities of any Foreign Subsidiary (other than a Canadian Subsidiary or a European Subsidiary);
(n)    Hedging Obligations entered into for the purpose of hedging risks associated with the operations of the Lead Borrower and its Subsidiaries and not for speculative purposes;
(o)    Indebtedness of the US Credit Parties under the Senior Notes Documents in an aggregate principal amount not to exceed $225,000,000 (as reduced by any payments or prepayments of principal thereof after the Closing Date);
(p)    provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any replacement, renewal or refinancing of any Indebtedness described in Sections 6.1(c), (g) and (o), or a combination thereof (collectively, the “Permitted Refinancing Indebtedness”) that (i) does not exceed the aggregate principal amount of the Indebtedness being replaced, renewed or refinanced, except as to fees and expenses at refinancing (provided that, for purposes of this clause (i), new Indebtedness which refinances or replaces the Indebtedness described in both Sections 6.1(g) and (o), in whole, may be in an amount up to 110% of the principal amount of Indebtedness refinanced or replaced), (ii) does not have a maturity date earlier than the Indebtedness being replaced, renewed or refinanced, (iii) does not rank at the time of such replacement, renewal or refinancing senior to the Indebtedness being replaced, renewed or refinanced, (iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being replaced, renewed or refinanced, (v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being replaced, renewed or refinanced (provided that, for purposes of this clause (v), new Indebtedness which refinances or replaces the Indebtedness described in both Sections 6.1(g) and (o), in whole, may be secured by a Liens on any property securing any such Indebtedness being refinanced or replaced), (vi) does not have a weighted average life to maturity less than the Indebtedness being replaced, renewed or refinanced and (vii) the terms of such Permitted Refinancing Indebtedness are not materially less favorable, taken as a whole, to the Lead Borrower and its Subsidiaries than the terms of the replaced, renewed or refinanced Indebtedness and, if the terms of such Permitted Refinancing Indebtedness provide for additional or more restrictive covenants, representations, warranties, defaults or other terms (other than with respect to pricing) than the equivalent provisions of the Credit Documents, the Credit Parties shall offer to enter into an amendment to this Agreement incorporating such additional or more restrictive terms, in form and substance reasonably satisfactory to Agents; and
(q)    guaranties by Credit Parties of Indebtedness and other obligations of Subsidiaries that are not Credit Parties; provided that at the time any such guaranty is provided, the Applicable Conditions are satisfied (but, for the avoidance of doubt, without including the liabilities represented by such guaranty as a Fixed Charge for purposes of determining whether the Applicable Conditions are satisfied).
For the avoidance of doubt, (i) the Credit Parties shall not incur any Indebtedness under the Term Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof other than pursuant to clause (g) or (p) above and (ii) to the extent any Subsidiary incurs any Indebtedness pursuant to clauses (a) through (q) above, the guaranty of such Indebtedness by any other non-Credit Party shall not be required to comply with, or be counted against any baskets, in this Section 6.1.
6.2    Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Lead Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(a)    Liens in favor of the Collateral Agent or European Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;
(b)    Liens for Taxes not then due or, if due, obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.3 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which an adequate reserve has been made in accordance with GAAP;
(c)    statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to section 401 (a)(29) or 430 of the Code or by ERISA), in each case incurred in the Ordinary Course (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen (15) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)    Liens incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(e)    easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;
(g)    Liens solely on any cash earnest money deposits made by the Lead Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements or, for property located in foreign jurisdictions, the preparation and/or filing of functionally similar documents, relating solely to operating leases of personal property entered into in the Ordinary Course;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k)    (i) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by the Lead Borrower or any of its Subsidiaries in the Ordinary Course and not interfering in any material respect with the ordinary conduct of the business of the Lead Borrower or such Subsidiary and (ii) leases or subleases granted by the Lead Borrower of any of its Subsidiaries to third parties in respect of surplus property (which shall not, for the avoidance of doubt, include any property included in the Borrowing Base or any component definitions) which is not fundamental to the operation of the business in the Ordinary Course; provided that such leases and subleases are on arms- length commercial terms;
(l)    existing Liens described in Schedule 6.2(l) and replacements thereof, so long as the replacement Liens encumber only the assets subject to the Liens being replaced and the replacement Liens secure obligations in an amount no greater than the obligations secured by the Liens being replaced;
(m)    Liens (other than on ABL Priority Collateral (as defined in the Intercreditor Agreement)) securing Indebtedness permitted pursuant to Sections 6.1(j) and (k); provided, that in the case of Section 6.1(j), any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
(n)    Liens granted by entities acquired pursuant to Section 6.9 prior to their acquisition and not in contemplation of such acquisition; provided that (i) such Liens were not created in contemplation of such acquisition, (ii) such Liens do not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 6.1; provided, further, that any such Lien securing Indebtedness in an aggregate amount at any time outstanding in excess of $20,000,000 shall be permitted only to the extent that such Lien is discharged within five (5) months of the date of such acquisition.
(o)    subject to the terms of the Intercreditor Agreement, Liens on US Collateral to secure obligations under the Term Credit Documents;
(p)    Liens in connection with the performance of any response action or remediation pursuant to Environmental Law as the result of the Release of Hazardous Materials at, on or beneath any real property, provided such Lien does not (a) take priority over any Lien granted pursuant to any Collateral Document, and (b) does not materially or adversely affect the value or use of such real property;
(q)    Liens securing Permitted Refinancing Indebtedness, provided that any such Lien shall encumber only the assets that secure the Indebtedness being replaced, renewed or refinanced by such of such Permitted Refinancing Indebtedness;
(r)    existing Liens on a Title Policy delivered pursuant to Section 5.17;
(s)    any Liens arising by operation of law and any lien arising under customary retention of title arrangements of suppliers in the Ordinary Course (other than suppliers of Inventory);
(t)    any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom the Lead Borrower or any of its Subsidiaries maintains a banking relationship with a financial institution in Germany;
(u)    Liens on real estate which may not be prohibited to be created pursuant to section 1136 of the German Civil Code (Bürgerliches Gesetzbuch);
(v)    additional Liens (other than on ABL Priority Collateral (as defined in the Intercreditor Agreement)) securing Indebtedness or obligations that do not exceed $30,000,000 at any time;
(w)    Liens not otherwise permitted by the foregoing clauses of this Section 6.2 securing Indebtedness permitted pursuant to Section 6.1(l); provided that the only assets secured by such Liens are the receivables being sold or otherwise disposed of pursuant to the respective Factoring Agreement.
6.3    Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31st.
6.4    No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness permitted hereunder or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions contained in any documents evidencing unsecured Debt or Subordinated Debt permitted pursuant to Section 6.1(c), in the Senior Notes Documents, in the Term Credit Documents, and any Permitted Refinancing Indebtedness with respect thereto; provided, that in respect of such unsecured Debt or Subordinated Debt, in the Term Credit Documents and in the Senior Notes Documents and any Permitted Refinancing Indebtedness with respect thereto, such restrictions do not restrict the ability to grant security interests as required under the Credit Documents or any agreement that refinances this Agreement, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) restrictions in the agreements relating to Liens permitted to be incurred under Section 6.2 that limit the right of any Credit Party or any Subsidiary to dispose of or transfer the assets subject to such Liens, (e) provisions limiting the disposition or distribution of assets or property in sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (f) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, (g) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interest in such partnership, limited liability company, joint venture or similar Person, provided that to the extent such restriction restricts the ability to grant security interests as required under the Credit Documents, such restrictions shall have existed prior to the Closing Date, and (h) restrictions on receivables sold or otherwise disposed of pursuant to a Factoring Agreement permitted by Section 6.1(l), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
6.5    Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except:
(a)    any Subsidiary may declare and pay or make any distributions to its shareholders, provided that such payments are made to all its shareholders proportionately based on their ownership interest in such Subsidiary (provided, that no Restricted Payments shall be made by the European Borrowers to any Subsidiary of the Credit Parties unless both immediately before and after giving effect to any such Restricted Payment, the Lead Borrower shall demonstrate to the European Administrative Agent, in form and substance satisfactory to the European Administrative Agent, (A) pro forma European Excess Availability (calculated after giving effect to any Advances or Letters of Credit then being made or issued in connection with such Investment or transfer) in excess of $5,000,000, and (B) pro forma Fixed Charge Coverage Ratio for the last period of four (4) consecutive Fiscal Quarters ended prior to the date of such Investment or transfer of greater than 1.25:1.00);
(b)    the Lead Borrower or any Subsidiary may make regularly scheduled payments of principal and interest in respect of any Indebtedness that is permitted by Sections 6.1(c) and (o) but only to the extent permitted pursuant to the terms of such Indebtedness (including, without limitation, any subordination terms applicable to such Indebtedness);
(c)    if no Default or Event of Default has occurred and is continuing, the Lead Borrower may repurchase or redeem Common Stock in an amount not to exceed $7,000,000 per annum solely for the purpose of repurchases of Common Stock from departing executives of the Lead Borrower or any of its Subsidiaries or satisfying the purchase price of equity awards under, or paying withholding taxes payable with respect to, vested equity compensation programs;
(d)    if no Default or Event of Default has occurred and is continuing, (x) the Lead Borrower and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed, when added to the aggregate payments made to voluntarily or optionally repay, prepay, or purchase outstanding Term Loans pursuant to clause (i) of Section 6.18, $10,000,000, and (y) the Lead Borrower may make additional Restricted Payments so long as Domestic Excess Availability on the date of such additional Restricted Payment (calculated after giving effect to any Advances or Letters of Credit then being made or issued in connection with the action or proposed action) exceeds fifteen percent (15.0%) of the lesser of (i) the Maximum Credit at such time and (ii) the Borrowing Base at such time; and
(e)    repurchase or redeem Senior Notes with the proceeds of (x) Debt incurred pursuant to Section 6.1(c) or (y) Permitted Refinancing Indebtedness in respect thereof incurred pursuant to Section 6.1(p).
6.6    Restrictions on Subsidiary Distributions. Except as provided herein, in the Term Credit Documents and as provided in the Senior Notes Documents or documents governing any Permitted Refinancing Indebtedness with respect thereto, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Lead Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Lead Borrower or any other Subsidiary of the Lead Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Lead Borrower or any other Subsidiary of the Lead Borrower, (c) make loans or advances to the Lead Borrower or any other Subsidiary of the Lead Borrower, or (d) transfer any of its property or assets to the Lead Borrower or any other Subsidiary of the Lead Borrower, other than restrictions: (i) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; (v) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis; (vi) in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Lead Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.1; (vii) in any intercompany arrangement entered into for tax planning purposes so long as such arrangement may be terminated at any time at the direction of the Lead Borrower or any other party in its sole discretion; and (viii) on the transfer of any receivables sold or otherwise disposed of pursuant to a Factoring Agreement permitted by Section 6.1(l).
6.7    Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;
(b)    (i) equity Investments and loans existing on the Closing Date in or to the Lead Borrower or any of its Subsidiaries that are described in Schedule 6.7(i); and (ii) equity Investments and loans made after the Closing Date in or to the Lead Borrower or any Credit Party, or by a non-Credit Party in another non-Credit Party;
(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations of financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the Ordinary Course by Lead Borrower and its Subsidiaries;
(d)    intercompany loans and guaranties to the extent permitted under Sections 6.1(b) and (h);
(e)    Consolidated Capital Expenditures;
(f)    loans and advances to employees of the Lead Borrower and its Subsidiaries made in the Ordinary Course in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any one time outstanding;
(g)    Investments made in connection with Permitted Acquisitions permitted pursuant to and in accordance with Section 6.9;
(h)    Investments received in lieu of Cash in connection with Asset Sales permitted by and in accordance with Section 6.9;
(i)    Investments described in Schedule 6.7(i);
(j)    Investments in Permitted Joint Ventures in an aggregate amount not to exceed $20,000,000 at any time; and
(k)    other Investments (including without limitation Investments in Permitted Acquisitions permitted pursuant to Section 6.9 and Investments in non-Credit Parties and Subsidiaries which are not wholly owned, directly or indirectly, by the Lead Borrower) so long as the Applicable Conditions are satisfied at the time any such Investment is made.
    Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.5.
6.8    Intentionally Omitted.
6.9    Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the Ordinary Course) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
(a)    any Subsidiary of the Lead Borrower may be merged with or into the Lead Borrower or any other Subsidiary, or be liquidated, wound up or dissolved; provided, however, in the case of such a merger involving (t) the Lead Borrower, the Lead Borrower shall be the continuing or surviving Person, (u) another US Borrower, a US Borrower shall be the continuing or surviving Person, (v) a US Guarantor Subsidiary merging with a non-US Guarantor Subsidiary, the US Guarantor Subsidiary shall be the continuing or surviving Person, (w) a Canadian Borrower, a Canadian Borrower shall, except to the extent provided in preceding clauses (t), (u) or (v), be the continuing or surviving Person, (x) a Canadian Guarantor Subsidiary merging or amalgamating with a non-Canadian Guarantor Subsidiary, the Canadian Guarantor Subsidiary shall, except as provided in preceding clause (t), (u), (v) or (w), be the continuing or surviving Person, (y) a European Borrower, a European Borrower shall, except to the extent provided in preceding clauses (t), (u) or (v), be the continuing or surviving Person, or (z) a European Guarantor Subsidiary merging or amalgamating with a non-European Guarantor Subsidiary, the European Guarantor Subsidiary shall, except as provided in preceding clause (t), (u), (v) or (w), be the continuing or surviving Person;
(b)    sales or other dispositions of assets that do not constitute Asset Sales;
(c)    Asset Sales (other than Inventory, Receivables and other assets or property included in the Borrowing Base or any component definition (which shall include, for the avoidance of doubt, Eligible Equipment)), the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value (determined in good faith by the board of directors (or similar governing body) of the respective Person making such Asset Sale) in the case of other non-Cash proceeds), when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $50,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors (or similar governing body) of the respective Person making such Asset Sale), (2) in the case of any Asset Sale generating aggregate Net Asset Sale Proceeds in excess of $1,000,000, no less than 75% thereof shall be paid in Cash (for purposes of this clause (2), each of the following will be deemed to be cash: (A) Cash Equivalents and (B) any Indebtedness, as shown on the Lead Borrower’s most recent consolidated balance sheet, of any Credit Party or Subsidiary (other than Indebtedness that is by its terms subordinated to the Revolving Advances) that is assumed by the transferee of any such assets pursuant to an agreement that releases such Credit Party or Subsidiary from, or indemnifies such Credit Party or Subsidiary against, any liability under, and any Liens on such assets securing, such Indebtedness), (3) no Capital Stock of any Borrower may be sold pursuant to this Section 6.9(c) and (4) no Capital Stock of any Guarantor Subsidiary may be sold pursuant to this Section 6.9(c) unless all of the Capital Stock of such Guarantor Subsidiary is sold in compliance with this Section 6.9(c);
(d)    disposals of obsolete, worn out or surplus property, and any assets acquired in connection with the acquisition of another Person in a division or line of business of such Person reasonably determined by the acquirer to be surplus assets;
(e)    Permitted Acquisitions, if (i) the Common Stock of the Lead Borrower is used as 100% of the consideration in connection therewith or (ii) cash of the Lead Borrower or any of its Subsidiaries is used as all or a portion of the consideration; provided that, in the case of clause (ii), the Applicable Conditions are satisfied;
(f)    Investments made in accordance with Section 6.7; and
(g)    disposals of real estate which may not be prohibited pursuant to section 1136 of the German Civil Code.
6.10    Disposal of Subsidiary Interests. Except for any contribution or sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 or pursuant to the Collateral Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
6.11    Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Lead Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party or Subsidiary to any Person (other than the Lead Borrower or any of its Subsidiaries) in connection with such lease (any such transaction, a “Sale and Lease Back Transaction”), unless, in each case, (i) the sale of such property is permitted by Section 6.9, (ii) any Lien arising in connection with the use of such property by any Credit Party or any of its Subsidiaries is permitted by Section 6.2 and (iii) any Attributable Indebtedness of any Credit Party or any of its Subsidiaries in respect of such lease is permitted under Section 6.1.
6.12    Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Credit Party or its Subsidiaries on terms that are less favorable to such Credit Party or its Subsidiaries, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of such Credit Party or its Subsidiaries; provided, that the foregoing restriction shall not apply to (a) any transaction among the Lead Borrower or any of its wholly-owned Subsidiaries otherwise permitted by this Agreement; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Lead Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Lead Borrower and its Subsidiaries entered into in the Ordinary Course; and (d) transactions described in Schedule 6.12.
6.13    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by one or more Credit Parties on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
6.14    Anti-Money Laundering/International Trade Law Compliance. No Credit Party shall fail to immediately notify the Administrative Agent and the European Administrative Agent in writing upon the occurrence of a Reportable Compliance Event and shall take all such actions so that the representations and warranties set forth in Section 4.23 shall continue to be true and correct.
6.15    Amendments or Waivers to Organizational Documents. No Credit Party shall terminate or agree to any amendment, restatement, supplement or other modification to, any Organizational Document that would be materially adverse to the interests of the Lenders.
6.16    Amendments or Waivers to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(o) or any Permitted Refinancing Indebtedness with respect thereto or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate or the amortization rate on such Indebtedness or such Permitted Refinancing Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Indebtedness or such Permitted Refinancing Indebtedness (or any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness or such Permitted Refinancing Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders in any material respect.
6.17    Springing Financial Covenant. During each Covenant Trigger Period, the Lead Borrower shall not permit (i) the Fixed Charge Coverage Ratio for the last period of four (4) consecutive Fiscal Quarters ended prior to the beginning of such Covenant Trigger Period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1(a) or (b), as applicable, to be less than 1.00:1.00, (ii) the Fixed Charge Coverage Ratio for the period or four (4) consecutive Fiscal Quarters for which financial statements first are delivered to the Administrative Agent pursuant to Section 5.1(a) or (b), as applicable, during such Covenant Trigger Period to be less than 1.00:1.00 or (iii) the Fixed Charge Coverage Ratio for any period or four (4) consecutive Fiscal Quarters ending during such Covenant Trigger Period to be less than 1.00:1.00. Within three (3) Business Days after the beginning of a Covenant Trigger Period, the Lead Borrower shall provide to the Administrative Agent a compliance certificate calculating the Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters for which financial statements are required to be delivered ended immediately prior to the beginning of such Covenant Trigger Period based on the most recent financial statements required to be delivered pursuant to Section 5.1(a) or (b), as applicable.
6.18    Limitations on Voluntary Prepayments of Term Loans. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any voluntary or optional repayment, prepayment or purchase of Term Loans, except (i) so long as no Default or Event of Default then exists or would result therefrom, the Lead Borrower may make voluntary or optional repayments, prepayments or purchases of Term Loans in an aggregate amount not to exceed, when added to the aggregate amount of Restricted Payments made pursuant to clause (x) of Section 6.5(d), $10,000,000, and (ii) so long as (I) no Default or Event of Default then exists or would result therefrom and (II) Global Excess Availability on the date of the action or proposed action (calculated after giving effect to any Advances or Letters of Credit then being made or issued in connection with the action or proposed action) exceeds fifteen percent (15.0%) of the lesser of (x) the Maximum Credit at such time and (y) the Borrowing Base at such time, the Lead Borrower may make additional voluntary or optional repayments, prepayments or purchases of Term Loans.
6.19    Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as a Lender, an Agent, a Secured Party or otherwise) of Sanctions.
6.20    Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar Anti-Corruption Laws in other jurisdictions.
SECTION 7.    GUARANTY
7.1    Guaranty of the Obligations.
(x)    The Canadian Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent and the European Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Canadian Obligations and European Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under applicable Insolvency Laws (collectively, the “Guaranteed Canadian Obligations”).
(y)    Subject to the provisions of Section 7.2, the US Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent and the European Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code (collectively, the “Guaranteed Obligations”).
(z)    The European Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent and European Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all European Obligations and Canadian Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under applicable Insolvency Laws (collectively, the “Guaranteed European Obligations”).
7.2    Contribution by Guarantors.
All US Guarantors desire to allocate among themselves (collectively, the “US Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a US Guarantor (a “US Funding Guarantor”) under this Guaranty such that its US Aggregate Payments exceed its US Fair Share as of such date, such US Funding Guarantor shall be entitled to a contribution from each of the other US Contributing Guarantors in an amount sufficient to cause each US Contributing Guarantor’s US Aggregate Payments to equal its US Fair Share as of such date. “US Fair Share” means, with respect to a US Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the US Fair Share Contribution Amount with respect to such US Contributing Guarantor to (ii) the aggregate of the US Fair Share Contribution Amounts with respect to all US Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all US Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “US Fair Share Contribution Amount” means, with respect to a US Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such US Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “US Fair Share Contribution Amount” with respect to any US Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such US Contributing Guarantor arising by virtue of (a) any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder or (b) any liabilities of such US Contributing Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such US Contributing Guarantor hereunder shall not be considered as assets or liabilities of such US Contributing Guarantor. “US Aggregate Payments” means, with respect to a US Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such US Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such US Contributing Guarantor from the other US Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable US Funding Guarantor. The allocation among US Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any US Contributing Guarantor hereunder. Each US Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3    Payment by Guarantors.
(a)    The Canadian Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Canadian Guarantor by virtue hereof, that upon the failure of any Canadian Borrower or European Borrower to pay any of the Guaranteed Canadian Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under applicable Insolvency Laws), the Canadian Guarantors will upon demand pay, or cause to be paid, in Cash, to the Applicable Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Canadian Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Canadian Obligations (including interest which, but for any Canadian Borrower’s or European Borrower's becoming the subject of a case under applicable Insolvency Laws, would have accrued on such Guaranteed Canadian Obligations, whether or not a claim is allowed against such Canadian Borrower for such interest in the related bankruptcy case) and all other Guaranteed Canadian Obligations then owed to Beneficiaries as aforesaid.
(b)    Subject to Section 7.2, the US Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any US Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code), the US Guarantors will upon demand pay, or cause to be paid, in Cash, to the Applicable Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada), would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
(c)    The European Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any European Guarantor by virtue hereof, that upon the failure of any European Borrower or Canadian Borrower to pay any of the Guaranteed European Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under applicable Insolvency Laws), the European Guarantors will upon demand pay, or cause to be paid, in Cash, to the Applicable Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed European Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed European Obligations (including interest which, but for any European Borrower’s or Canadian Borrower’s becoming the subject of a case under applicable Insolvency Laws, would have accrued on such Guaranteed European Obligations, whether or not a claim is allowed against such European Borrower for such interest in the related bankruptcy case) and all other Guaranteed European Obligations then owed to Beneficiaries as aforesaid.
7.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(f)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of such Guarantor and not merely a contract of surety;
(g)    the Applicable Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;
(h)    the obligations of such Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;
(i)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, which has not been paid. Without limiting the generality of the foregoing, if the Applicable Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be;
(j)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, and take and hold security for the payment hereof or the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, any other guaranties of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, provided, however, that no Credit Document to which such Guarantor is party may be amended without its written consent; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable documentation creating Hedging Obligations or Cash Management Obligations and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; and (vi) exercise any other rights available to it under the Credit Documents or the applicable documentation creating Hedging Obligations or Cash Management Obligations; and
(k)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the applicable documentation creating Hedging Obligations or Cash Management Obligations, at law, in equity or otherwise) with respect to the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the applicable documentation creating Hedging Obligations or Cash Management Obligations or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, in each case whether or not in accordance with the terms hereof or such Credit Document, such applicable documentation creating Hedging Obligations or Cash Management Obligations or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the applicable documentation creating Hedging Obligations or Cash Management Obligations from the proceeds of any security for the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be) to the payment of indebtedness other than the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Lead Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; (vii) any defenses, set offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law or regulation of any jurisdiction or any other event affecting any term of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations as the case may be; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be.
7.5    Waivers by Guarantors. To the fullest extent permitted by any Requirement of Law, each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, or any other Person, (ii) proceed against or exhaust any security held from any Credit Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the applicable documentation creating Hedging Obligations or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.6    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations shall have been indefeasibly paid in full in Cash and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its respective obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, without limitation, (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations or the Guaranteed Canadian Obligations, as the case may be, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations shall have been indefeasibly paid in full in Cash and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in Cash, such amount shall be held in trust for the Applicable Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Applicable Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, whether matured or unmatured, in accordance with the terms hereof.
Subordination of Other Obligations
7.7    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations shall have been paid in full and the Revolving Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be.
7.8    Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.9    Financial Condition of Each Borrower. Any Credit Extension may be made to any Borrower or continued from time to time, and any applicable documentation creating Hedging Obligations or Cash Management Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time of any such grant or continuation or at the time such applicable documentation creating Hedging Obligations or Cash Management Obligations is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from any Borrower on a continuing basis concerning the financial condition of any Borrower and its ability to perform its respective obligations under the Credit Documents and the applicable documentation creating Hedging Obligations or Cash Management Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of any Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.
7.10    Bankruptcy, etc.
(a)    So long as any Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent (or in the case of any European Guarantor, the European Administrative Agent) acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any Guarantor or by any defense which any Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations because it is the intention of the Guarantors and the Beneficiaries that the Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations which are guaranteed by the applicable Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Applicable Agent, or allow the claim of the Applicable Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations are paid by any Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations for all purposes hereunder.
7.11    Discharge of Guaranty Upon Sale of Guarantor. If (i) all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (ii) any Guarantor (other than a Borrower) shall become an Immaterial Subsidiary at a time when no Default or Event of Default exists and is continuing and the Lead Borrower or European Lead Borrower (with respect to a European Guarantor) shall so request, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale and, so long as, as applicable, (a) the Lead Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably have requested, the Collateral Agent shall take, and the Lenders hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary to effect such release in accordance with the relevant provisions of this Agreement and the Collateral Documents, or (b) the European Lead Borrower shall have previously provided the European Collateral Agent and the European Administrative Agent such certifications or documents as the European Collateral Agent and/or the European Administrative Agent shall reasonably have requested, the European Collateral Agent shall take, and the Lenders hereby irrevocably authorize the European Collateral Agent to take, such actions as are necessary to effect such release in accordance with the relevant provisions of this Agreement and the Collateral Documents.
7.12    Validity and Effectiveness. This Guaranty shall remain wholly valid and effective until the full, unconditional and irrevocable performance and discharge of the Guaranteed Obligations, Guaranteed Canadian Obligations or Guaranteed European Obligations, as the case may be, and for all the period during which payments effected in such respect are subject to the claw back and/or avoidance under any applicable law.
7.13    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under the guarantee contained in this Section 7 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.14, or otherwise under the guaranty contained in this Section 7, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.14 shall remain in full force and effect until the full, unconditional and irrevocable performance and discharge of the Guaranteed Obligations, Guaranteed Canadian Obligations and Guaranteed European Obligations and the termination of all Revolving Commitments and expiration or cancellation of all Letters of Credit. Each Qualified ECP Guarantor intends that this Section 7.14 constitute, and this Section 7.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
7.14    Limitation Of Enforcement.
(a)    Limitation. The European Administrative Agent agrees to restrict the enforcement of the guarantee granted by the relevant German Credit Party in its capacity as European Guarantor pursuant to this Agreement if and to the extent that (i) the relevant payment is applied in satisfaction of any liabilities of the relevant German Credit Party in its capacity as German Guarantor's direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any of the relevant German Credit Party in its capacity as European Guarantor's subsidiaries and, for the avoidance of doubt, the relevant German Credit Party in its capacity as European Guarantor's own liabilities) and (ii) such payment under the guarantee would cause the amount of the relevant German Credit Party's net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital or Grundkapital, as applicable) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of sections 30 and 31 of the German Limited Liability Company Act (GmbHG) or section 57 of the German Stock Corporation Act (Aktiengesetz), as applicable, (each such event is hereinafter referred to as a "Capital Impairment"). For the purposes of the calculation of a Capital Impairment, the following balance sheet items shall be adjusted as follows:
(i)    the amount of any increase of the relevant German Credit Party in its capacity as European Guarantor's registered share capital after the date of this Agreement that has been effected without prior written consent of the European Administrative Agent shall be deducted from the relevant German Credit Party in its capacity as European Guarantor's registered share capital; and
(ii)    loans provided to the relevant German Credit Party in its capacity as European Guarantor by any member of the group shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law and such loans are not shown in the balance sheet as liability of the relevant German Credit Party in its capacity as European Guarantor.
(b)     Disposal of Relevant Assets. In a situation where the relevant German Credit Party in its capacity as European Guarantor would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, the relevant German Credit Party in its capacity as European Guarantor shall dispose of all assets, to the extent legally permitted, which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of the relevant German Credit Party in its capacity as European Guarantor with a book value which is significantly lower than the market value of such assets, provided, however, that such disposal does not have a commercially adverse effect.
(c)    Management Notification/Auditor's Determination.
(i)    The limitation pursuant to this Section 7.15 shall apply, subject to the following requirements, if following a notice by the European Administrative Agent that it intends to enforce any guarantee granted under this Agreement, the relevant German Credit Party in its capacity as European Guarantor notifies the European Administrative Agent("Management Notification") within fifteen (15) days upon receipt of the relevant notice that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realisation or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment).
(ii)    If the Management Notification is contested by the European Administrative Agent, the European Administrative Agent shall nevertheless be entitled to enforce any guarantee granted under this Agreement up to such amount, which is, based on the Management Notification, undisputed between itself and the relevant German Credit Party in its capacity as European Guarantor. In relation to the amount which is in dispute, the relevant German Credit Party in its capacity as European Guarantorundertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any payment under this Agreement would cause a Capital Impairment (the "Auditor's Determination"). The Auditor's Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the relevant German Credit Party in its capacity as European Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The relevant German Credit Party in its capacity as European Guarantor shall provide the Auditor's Determination to the European Administrative Agent within thirty (30) days from the date on which the European Administrative Agent contested the Management Notification in writing. The Auditor's Determination shall be binding on the relevant German Credit Party in its capacity as European Guarantor and the European Administrative Agent.
(iii)    If, and to the extent that, any security under this Agreement has been enforced without regard to the limitation set forth in clause (a) of this Section 7.15 because the amount of the available net assets pursuant to the Auditor's Determination is lower than the amount stated in the Management Notification, the European Administrative Agent shall upon written demand of the relevant German Credit Party in its capacity as European Guarantorto the European Administrative Agent repay any amount (if and to the extent already paid to the European Administrative Agent) up to and including the amount calculated in the Auditor's Determination as of the date the demand to enforce any guarantee under this Agreement was made and in accordance with clause (ii) above, provided such demand for repayment is made to the European Administrative Agent within 6 months (Ausschlussfrist) from the date any security under this Agreement has been enforced.
(iv)    If pursuant to the Auditor's Determination the amount of the available net assets is higher than set out in the Management Notification, the European Administrative Agent shall be entitled to enforce into such available net assets accordingly.
(d)    Exceptions. Notwithstanding the above, the limitations pursuant to this Clause 7.15 shall not apply:
(iv)    if the relevant German Credit Party in its capacity as European Guarantor is (i) party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), unless the dominating entity is insolvent; or
(v)    if the relevant German Credit Party in its capacity as European Guarantor has a recourse right (Rückgriffsanspruch) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), towards its direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (werthaltig); or
(vi)    for so long as the relevant German Credit Party in its capacity as European Guarantor fails, after the expiry of the relevant time periods set forth in clause (c) of this Section 7.15, to deliver the Management Notification and/or the Auditor's Determination pursuant to clause (c) of this Section 7.15 (Management Notification/Auditor's Determination); or
(vii)    to any amounts borrowed under the Credit Documents to the extent the proceeds of such borrowing are on-lent to the relevant German Credit Party in its capacity as European Guarantor or its Subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the relevant German Credit Party in its capacity as European Guarantor and the repayment of such loans as a result of such on-lending is not prohibited by operation of law; or
(viii)    to any amounts borrowed under the Credit Documents by the relevant German Credit Party in its capacity as European Guarantor to the extent that any amounts so borrowed are still outstanding at the time the relevant demand for repayment is made against the relevant German Credit Party in its capacity as European Guarantor.
SECTION 8.    EVENTS OF DEFAULT
8.1    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by a Borrower to pay (i) when due any installment of principal of any Advance, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, (ii) when due any amount payable to any Issuer in reimbursement of any drawing under a Letter of Credit or (iii) within five (5) Business Days after the same becomes due, any interest on any Advance or drawing under any Letter of Credit or any fee or any other amount due hereunder or under any other Credit Document; or
(b)    Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, originally provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c)    Breach of Certain Covenants. Failure of (i) the Lead Borrower to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 5.19(a) within five (5) Business Days after the date such Borrowing Base Certificate was required to be delivered pursuant to Section 5.19(a) and (ii) any Credit Party to perform or comply with any term or condition contained in Section 2.19, Section 5.1(e)(i), Section 5.2, Section 5.5, Section 5.16, Section 5.17 or Section 6; or
(d)    Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within twenty (20) Business Days after the earlier of (i) an Authorized Officer of the Lead Borrower becoming aware of such default or (ii) receipt by the Lead Borrower of notice from the Administrative Agent, the European Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable Insolvency Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial, state or foreign law; or (ii) an involuntary case (including, without limitation, a winding-up, dissolution, reorganization, compromise or arrangement) shall be commenced against the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable Insolvency Laws now or hereafter in effect, or any application shall have been made, or is required by applicable law to be made, with a court for the opening of insolvency proceedings with regard to the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary); or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, interim receiver, receiver and manager, sequestrator, trustee, custodian or other officer having similar powers over the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, monitor or other custodian of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary), and (A) in relation only to any Foreign Subsidiary, any such event described in this clause (ii) shall continue for seven (7) days without having been dismissed, bonded or discharged, and (B) in relation only to the Lead Borrower or any Domestic Subsidiary, any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case (including, without limitation, a winding-up, dissolution, reorganization, compromise or arrangement) under the Bankruptcy Code or under any other applicable Insolvency Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall make any assignment for the benefit of creditors; or (ii) the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Lead Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or (iii) with respect to a German Relevant Entity, a German Insolvency Event occurs; or
(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Lead Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or
(i)    Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days (provided, that none of the Lenders, Swing Loan Lenders, Issuers, nor any Agents shall have any obligation to fund an Advance or issue any Letter of Credit during such period); or
(j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of the Lead Borrower any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $15,000,000 during the term hereof; or (ii) there exists any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest under section 412(n) of the Code or under ERISA; or (iii) there shall occur one or more Canadian Pension Plan Events which individually or in the aggregate results in or could reasonably be expected to result in liability of the Canadian Borrower any Affiliate of a Canadian Borrower in excess of $7,500,000; or
(k)    Change of Control. A Change of Control shall occur; or
(l)    Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party or any Credit Document shall cease to be in full force and effect or shall be declared null and void; or
(m)    Disposals and Encumbrances on Real Property. A Credit Party (i) creates or permits any of its Subsidiaries, directly or indirectly, to create any Lien permitted pursuant to Section 6.2(u) and such Lien is not removed within ten (10) days of its effectiveness other than where such Lien is permitted pursuant to any other clause of Section 6.2 or (ii) makes or permits any of its Subsidiaries to make a disposition permitted pursuant to Section 6.9(g) other than where such disposal is permitted pursuant to any other clause of Section 6.9; or
(n)    Failure to Reimburse the Issuer from Revolving Advances. The failure of any Issuer to be reimbursed in full for any drawings under any Letters of Credit from proceeds of Revolving Advances required to be made pursuant to Section 2.13(b);
THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f) or (g), automatically, and (2) upon the occurrence and continuation of any other Event of Default, at the request of (or with the consent of) the Requisite Lenders, upon notice to the Lead Borrower by the Administrative Agent, (A) the Revolving Commitments of each Lender and the obligation of each Issuer to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Advances, and (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided that the foregoing shall not affect in any way the obligations of the Lenders under Section 2.13(b); (C) the Applicable Agent may cause the Collateral Agent and/or the European Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents; (D) any Agent may exercise any and all of its other rights and remedies under this Agreement, the other Credit Documents and applicable law; and (E) the Applicable Agent shall direct each applicable Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to the Applicable Agent such additional amounts of cash, to be held as security for each Borrower’s Reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Maximum Undrawn Amount at such time.
SECTION 9.    AGENTS
9.1    Appointment of Agents. Each Lender, each Issuer and each Swing Loan Lender hereby designates (i) JPMorgan Chase Bank, N.A., to act as Administrative Agent and Collateral Agent and (ii) J.P. Morgan Europe Limited, to act as European Administrative Agent and European Collateral Agent, in each case for such Lender, Issuer and Swing Loan Lender under this Agreement and the other Credit Documents. Each Lender, each Issuer and each Swing Loan Lender hereby irrevocably authorizes each Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and each Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement (except the fees and charges set forth in Section 2.7(b)), for the ratable benefit of the Lenders, the Issuers and the Swing Loan Lenders to the extent entitled thereto. Each Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding; provided, however, that no Agent shall be required to take any action which, in such Agent’s discretion, exposes such Agent to liability or which is contrary to this Agreement or the other Credit Documents or Requirement of Law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent with respect thereto.
9.2    Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither any Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement, in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any of the other Credit Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Credit Documents or for any failure of any Credit Party to perform its obligations hereunder. No Agent shall be under any obligation to any Lender, any Issuer or any Swing Loan Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Credit Documents, or to inspect the properties, books or records of any Credit Party. The duties of each Agent with respect to the Advances and the Letters of Credit to (or for the benefit of) the Borrowers shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Lender, any Issuer or any Swing Loan Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.
9.3    German Collateral Matters. In relation to the German Collateral Documents the following additional provisions shall apply:
(a)    The European Collateral Agent, with respect to the part of the Collateral secured pursuant to the German Collateral Documents or any other Collateral created under German law ("German Collateral"), shall:

i.
hold, administer and realise such German Collateral that is transferred or assigned by way of security (Sicherungseigentum/Sicherungsabtretung) or otherwise granted to it and is creating or evidencing a non-accessory security right (nicht akzessorische Sicherheit) in its own name as trustee (Treuhänder) for the benefit of the Secured Parties;

ii.
hold, administer, and realise any such German Collateral that is pledged (verpfändet) or otherwise transferred to the European Collateral Agent and is creating or evidencing an accessory security right (akzessorische Sicherheit) as agent.

(b)    With respect to the German Collateral, each Secured Party hereby authorizes and each future Secured Party by becoming a party to this Agreement in accordance with Section 10.6 of this Agreement authorizes and grants a power of attorney (Vollmacht) to the European Collateral Agent (whether or not by or through employees or agents) to:

i.
to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party in connection with the German Collateral Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Collateral Documents or any other agreement related to such German Collateral which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such security;

ii.
execute on behalf of itself and the Secured Parties where relevant and without the need for any further referral to, or authority from, the Secured Parties or any other person all necessary releases of any such German Collateral secured under the German Collateral Documents or any other agreement related to such German Collateral;

iii.	realize such Collateral in accordance with the German Collateral Documents or any other agreement securing such German Collateral; and

iv.
make, receive all declarations and statements and undertake all other necessary actions and measures which are necessary or desirable in connection with such German Collateral or the German Collateral Documents or any other agreement securing the German Collateral;

v.	take such action on its behalf as may from time to time be authorized under or in accordance with the German Collateral Documents; and

vi.
exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Secured Parties under the German Collateral Documents together with such powers and discretions as are reasonably incidental thereto.

(c)    Each of the Secured Parties agrees that, if the courts of Germany do not recognize or give effect to the trust expressed to be created by this Agreement or any Collateral Document, the relationship of the Secured Parties to the European Collateral Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of Germany, all the other provisions of this Agreement shall have full force and effect between the parties hereto.
(d)    Each Secured Party hereby ratifies and approves, and each future Secured Party by becoming a party to this Agreement in accordance with Section 10.6 of this Agreement ratifies and approves, all acts and declarations previously done by the European Collateral Agent on such person’s behalf (including for the avoidance of doubt the declarations made by the European Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of each Secured Party as future pledgee or otherwise).
(e)    For the purpose of performing its rights and obligations as European Collateral Agent and to make use of any authorization granted under the German Collateral Documents, each Secured Party hereby authorizes, and each future Secured Party by becoming a party to this Agreement in accordance with Section 10.6 of this Agreement authorizes, the European Collateral Agent to act as its agent (Stellvertreter), and releases the European Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The European Collateral Agent has the power to grant sub-power of attorney, including the release from the restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch).
9.4    Parallel Debt.Each Credit Party hereby irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance) to pay to the European Collateral Agent amounts equal to any amounts owing from time to time by such Credit Party to any Secured Party under this Agreement and any other Credit Document pursuant to any Obligations as and when those amounts are due under any Credit Document (such payment undertakings under this Section 9.4 and the obligations and liabilities resulting there from being the "Parallel Debt").
(l)    The European Collateral Agent shall have its own independent right to demand payment of the Parallel Debt by the Credit Party. Each Credit Party and the European Collateral Agent acknowledge that the obligations of each Credit Party under this Section 9.4 are several, separate and independent (selbständiges Schuldanerkenntnis) from, and shall not in any way limit or affect, the corresponding obligations of each Credit Party to any Secured Party under this Agreement or any other Credit Document (the "Corresponding Debt") nor shall the amounts for which each Credit Party are liable under this Section 9.4 be limited or affected in any way by its Corresponding Debt provided that:
(23)    the Parallel Debt shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or discharged (other than, in each case, contingent obligations);
(ix)    the Corresponding Debt shall be decreased to the extent that the Parallel Debt has been irrevocably paid or discharged;
(x)    the amount of the Parallel Debt shall at all times be equal to the amount of the Corresponding Debt; and
(xi)    for the avoidance of doubt, the Parallel Debt will become due and payable at the same time when the Corresponding Debt becomes due and payable.
(m)    The security granted under any German Collateral Document with respect to the Parallel Debt is granted to the European Collateral Agent in its capacity as sole creditor of the Parallel Debt
(n)    Without limiting or affecting the European Collateral Agent's rights against any Credit Party (whether under this Agreement or any other Credit Document), each of the Credit Party acknowledges that:
(i)    Nothing in this Agreement shall impose any obligation on the European Collateral Agent to advance any sum to any Credit Party or otherwise under any Credit Document; and
(ii)    for the purpose of any vote taken under any Credit Document, the European Collateral Agent shall not be regarded as having any participation or commitment other that those which it has in its capacity as a Lender.
(o)    The parties to this Agreement acknowledge and confirm that the provisions contained in this Section 9.4 shall not be interpreted so as to increase the maximum total amount of the Obligations.
(p)    The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Secured Parties under any Credit Documents, be it by virtue of assignment, novation or otherwise.
(q)    All monies received or recovered by the European Collateral Agent pursuant to this Agreement and all amounts received or recovered by the European Collateral Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with this Agreement.
9.5    Lack of Reliance on Agent.Independently and without reliance upon any Agent or any Lender, each Lender, each Issuer and each Swing Loan Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances and the Letters of Credit hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender, any Issuer or any Swing Loan Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or Letters of Credit or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. No Agent shall be responsible to any Lender, the Issuer or any Swing Loan Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Credit Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the other Credit Documents or the financial condition or prospects of any Borrower or any Guarantor, or the existence of any Event of Default or any Default.
9.6    Resignation of Agent; Successor Agent. Any Agent may resign on thirty (30) days written notice to each of the Lenders, the Issuers and the Applicable Lead Borrower and upon such resignation, the Requisite Lenders will promptly designate a successor to such Agent reasonably satisfactory to the Applicable Lead Borrower (provided that no such approval by the Applicable Lead Borrower shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of the applicable Agent that is resigning, and shall in particular succeed to all of such Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any other Credit Document (including the Mortgages, Security Agreements, the Landlord Personal Property Collateral Access Agreements, Deposit Account Control Agreements and Securities Account Control Agreements) and the terms “Administrative Agent”, “Collateral Agent”, “European Administrative Agent” and “European Collateral Agent” shall mean such successor administrative and/or collateral agent effective upon its appointment, and the former Agent’s rights, powers and duties as such Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from the former Collateral Agent or European Collateral Agent, as applicable, to the new Agent and/or for the perfection of any Liens in the Collateral as held by the new Agent or it is otherwise not then possible for the new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, the former Collateral Agent or European Collateral Agent, as applicable, shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of the new Agent until such time as the new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that the Collateral Agent or European Collateral Agent, as applicable, shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as an Agent, the provisions of this Section 9, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement (and in the event the resigning Collateral Agent or European Collateral Agent, as applicable, continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Section 9 and any indemnification rights under this Agreement, including without limitation, rights arising under Section 10.3, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).
9.7    Certain Rights of Agent. If any Agent shall request instructions from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Requisite Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against any Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Requisite Lenders.
9.8    Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Credit Documents and its duties hereunder, upon advice of counsel selected by it. Each Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by such Agent with reasonable care.
9.9    Notice of Default. No Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Credit Documents, unless such Agent has received notice from a Lender or the Lead Borrower or the European Borrowers referring to this Agreement or the other Credit Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give notice thereof to the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Requisite Lenders; provided, that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.10    Indemnification. To the extent any Agent is not reimbursed and indemnified by the applicable Borrowers, each Lender will reimburse and indemnify such Agent in proportion to its respective portion of the outstanding Revolving Advances under the applicable Facility and its respective Participation Commitments in the outstanding Swing Loans and Letters of Credit under such Facility in accordance herewith (or, if no Advances or Letters of Credit are outstanding under such Facility, pro rata according to its Revolving Commitment Percentage) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
9.11    Agent in its Individual Capacity. With respect to the obligation of any Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include such Agent in its individual capacity as a Lender. Any Agent may engage in business with any Credit Party or any Affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate thereof for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
9.12    Delivery of Documents. To the extent the Administrative Agent or European Administrative Agent receives financial statements required under Sections 5.1(a), (b), (k) and (m) or Borrowing Base Certificates from the Lead Borrower or European Lead Borrower pursuant to the terms of this Agreement which the Lead Borrower or European Lead Borrower, as applicable, is not obligated to deliver to each Lender, the Administrative Agent or European Administrative Agent, as applicable, will promptly furnish such documents and information to the Lenders upon their request.
9.13    Borrowers’ Undertaking to Agents. Without prejudice to their respective obligations to the Lenders under the other provisions of this Agreement, each (y) Domestic Borrower hereby undertakes with each Agent to pay to the Administrative Agent, and (z) European Borrower hereby undertakes with each Agent to pay to the European Administrative Agent, in each case from time to time on demand all amounts from time to time due and payable by it for the account of the Agents or the Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
9.14    No Reliance on Agents’ Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder (as hereafter amended or replaced, collectively, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the other Credit Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.
9.15    Other Agreements. Each of the Lenders and Issuers agrees that it shall not, without the express consent of the Applicable Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Applicable Agent, set off against the respective applicable Obligations, any amounts owing by such Lender, such Issuer, or Swing Loan Lender to any Credit Party or any Deposit Accounts of any Credit Party now or hereafter maintained with such Lender or Issuer. Anything in this Agreement to the contrary notwithstanding, each of the Lenders, the Issuer and the Swing Loan Lenders further agrees that it shall not, unless specifically requested to do so by the Applicable Agent, take any action to protect or enforce its rights arising out of this Agreement or the other Credit Documents, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Credit Documents shall be taken in concert and at the direction or with the consent of the Applicable Agent or the Requisite Lenders.
9.16    Appointment for English Law. In this Agreement and any U.K. Collateral Document, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the European Collateral Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the European Collateral Agent (or any other person acting in such capacity) in its capacity as security trustee of the Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to any U.K. Collateral Document or the security thereby created. Any obligations of the European Collateral Agent (or any other person acting in such capacity) in this Agreement and any U.K. Collateral Document shall be obligations of the European Collateral Agent in its capacity as security trustee of the Secured Parties to the extent that the obligations relate to any U.K. Collateral Document or the security thereby created. Additionally, in its capacity as security trustee of the Secured Parties, the European Collateral Agent (or any other person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the European Collateral Agent contained in this Agreement, (ii) all the powers of an absolute owner of the security constituted by any U.K. Collateral Document and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under any U.K. Collateral Document and/or any of the Credit Documents.
Each Secured Party hereby appoints the European Collateral Agent (i) to act as its trustee under and in relation to any U.K. Collateral Document and (ii) to hold the assets subject to the security thereby created as trustee for the Secured Parties on the trusts and other terms contained in any U.K. Collateral Document and each Secured Party hereby irrevocably authorizes the European Collateral Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to the European Collateral Agent as security trustee of the Secured Parties by the terms of any U.K. Collateral Document together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.
The Secured Parties agree that, at any time that the person acting as security trustee of the Secured Parties in respect of any U.K. Collateral Document shall be a person other than the Agents, such other person shall have the rights, remedies, benefits and powers granted to the European Administrative Agent and/or the European Collateral Agent in its capacity as security trustee of the Secured Parties under this Agreement and (as the case may be) any U.K. Collateral Document. Nothing shall require the European Collateral Agent in the capacity as security trustee of the Secured Parties under this Agreement and any U.K. Collateral Document to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States of America or England and Wales which may not operate under the principles of trust or where such trust would not be recognized or its effects would not be enforceable.
9.17    Intercreditor Agreement. Each Agent, as applicable, is authorized to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other Intercreditor agreement, an “Additional Agreement”), in a form and in substance satisfactory to such Agent, and the parties hereto acknowledge that the Intercreditor Agreement and any Additional Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Term Priority Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any Additional Agreement and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement or any Additional Agreement and to subject the Liens on the Collateral securing the US Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement or any Additional Agreement.
9.18    Québec Collateral Documents. Without limiting the powers of the Collateral Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Credit Parties. Any person who becomes a Secured Party shall, by its execution of a Commitment Transfer Supplement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Section 9 also constitute the substitution of the Attorney.
SECTION 10.    MISCELLANEOUS
10.1    Notices. (l) Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or the Agents, shall be sent, in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to such Person at its address as set forth on Appendix B or in the other relevant Credit Document or at such other address as shall be notified in writing (x) in the case of the Lead Borrower, the European Lead Borrower, the Administrative Agent or the Collateral Agent, to the other parties, (y) in the case of any Lender, to the Administrative Agent and the European Administrative Agent and (z) in the case of all other parties, to the Lead Borrower, the Administrative Agent and the European Administrative Agent.
(m)    Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above (for purposes of this Section 10.1 only, a “Notice”) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting (an “Internet Posting”) to a platform, an Internet website or a similar telecommunication device (a “Platform”) requiring that a user have prior access to such Platform when such Internet Posting shall have been made generally available on such Platform to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such Internet Posting has been posted to such Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to any Agent shall not be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.
(n)    Use of Platform. Notwithstanding clauses (a) and (b) above (unless the Applicable Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Notice by any other means, the Credit Parties shall deliver all Notices to the Applicable Agent by properly transmitting such Notices in an electronic/soft medium in a format acceptable to (i) in the case of the Administrative Agent, to patrick.j.fravel@chase.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Lead Borrower or (ii) in the case of the European Administrative Agent, to loanandagencylondon@jpmorgan.com or such other electronic mail address (or similar means of electronic delivery) as the European Administrative Agent may notify the European Lead Borrower. Nothing in this clause (c) shall prejudice the right of any Agent or any of the Lenders to deliver any Notice to any Credit Party in any manner authorized in this Agreement or to request that the Lead Borrower or European Lead Borrower effects delivery in such manner.
(o)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Lead Borrower nor the Administrative Agent nor the European Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
10.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to pay promptly (a) all reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto (provided that invoices for costs and expenses incurred in connection with the initial closing of this Agreement (excluding, for the avoidance of doubt, costs and expenses incurred after the date hereof) shall be submitted within 120 days after the date of this Agreement); (b) all costs of furnishing all opinions by counsel for the Lead Borrower, the European Lead Borrower and the other Credit Parties; (c) all reasonable fees, expenses and disbursements of counsel to the Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents, advising the Agents of their respective rights and obligations under the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Lead Borrower or European Lead Borrower; (d) all reasonable costs and expenses of creating and perfecting Liens in favor of the Applicable Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses, stamp, registration, transfer, documentary and other similar taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents or any Agent’s rights and obligations under any Credit Document; (e) subject to the limitations set forth in Section 5.19, all reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants, advisors or appraisers retained by any Agent with the prior consent of the Applicable Lead Borrower (not to be unreasonably withheld; provided, however, the Applicable Lead Borrower’s consent shall not be required for the consultants and appraisers retained to deliver the reports pursuant to Section 5.19) unless a Default or an Event of Default has occurred and is continuing (in which case, the Applicable Lead Borrower’s consent shall not be required); (f) all reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent or European Collateral Agent and in each case, its counsel) in connection with the custody or preservation of any of the Collateral, including with respect to any environmental reviews; (g) all other reasonable costs and expenses incurred by each Agent in connection with the syndication of the Revolving Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; provided, that, in each of the cases in the foregoing clauses (a) through (g), attorneys’ fees shall be limited to the fees of one (1) outside counsel in each applicable jurisdiction for each of the Administrative Agent and Collateral Agent and one (1) outside counsel in each applicable jurisdiction for each of the European Administrative Agent and European Collateral Agent and the Lenders in each relevant jurisdiction (and in the case of an actual or perceived conflict of interest among or between the Agents, the Issuers or the Lenders, one additional counsel to each affected Agent, Issuer or Lender and, if necessary, one local counsel to the Agents, the Issuers and the Lenders taken as a whole in each appropriate jurisdiction); and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, the Issuer and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
10.3    Indemnity. (r) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ reasonable approval of counsel, which shall be limited to one (1) counsel to the Indemnitees taken as a whole (and in the case of an actual or perceived conflict of interest among or between Indemnitees, one additional counsel to each affected Indemnitee and, if necessary, one local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction)), indemnify, pay and hold harmless, each Agent, each Issuer and each Lender and the officers, partners, directors, trustees, investment advisors, employees, agents and Affiliates of each Agent, each Issuer and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that Section 2.29 (instead of this Section 10.3) shall govern indemnities for Taxes. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(s)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Lenders, the Issuers, the Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way relating to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Lead Borrower, the European Lead Borrower and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
10.4    Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and continuation of any Event of Default each Lender, each Issuer and each of its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Applicable Agent, without notice to any Credit Party or to any other Person (other than the Applicable Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, such Issuer or each of its respective Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuer hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender or such Issuer shall have made any demand hereunder or (b) the principal of or the interest on the Revolving Advances or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
10.5    Amendments and Waivers.
(h)    Requisite Lenders’ and Borrower Consent. Subject to clauses (b) and (c) of this Section 10.5, no amendment, modification, termination or waiver (other than any Facility Increase Amendment in accordance with the terms hereof) of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Credit Parties and the Requisite Lenders; provided, however, that the Administrative Agent may, with the consent of the Credit Parties, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer.
(i)    Affected Lenders’ Consent. Without the written consent of the Credit Parties and each Lender (other than a Defaulting Lender) that would be adversely affected thereby, no amendment, modification, termination, or consent (other than any Facility Increase Amendment in accordance with the terms hereof) shall be effective if the effect thereof would:
(v)    extend the scheduled final maturity of any Revolving Commitment or Advance;
(vi)    waive, reduce or postpone any scheduled repayment on any Advance (but not prepayment);
(vii)    extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
(viii)    reduce the rate of interest on any Advance or any fee payable hereunder (other than any waiver of any increase in any interest rate or any fee pursuant to Section 2.07);
(ix)    extend the time for payment of any such interest or fees;
(x)    reduce or forgive the principal amount of any Advance or any Reimbursement Obligation in respect of any Letter of Credit;
(xi)    amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
(xii)    amend the definition of “Requisite Lenders” or “Revolving Commitment Percentage” or “Supermajority Lender”; provided, with the consent of the Requisite Lenders, additional extensions of credit or additional tranches established pursuant hereto may be included in the determination of “Requisite Lenders” or “Revolving Commitment Percentage” on substantially the same basis as the Revolving Commitments and the Revolving Advances are included on the Closing Date;
(xiii)    extend the Revolving Commitment Termination Date;
(xiv)    (i) release all or substantially all of the Collateral or (ii) except as expressly permitted in the Credit Documents, release all or substantially all of the Guarantors from the Guaranty;
(xv)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than the Fee Letters);
(xvi)    amend, modify or waive any provision of Section 2.7(e); or
(xvii)    except as expressly provided otherwise in Section 2.22(e), without the prior written consent of the Supermajority Lenders, change the definition of the terms “Global Excess Availability”, "90-Day Global Excess Availability", or “Borrowing Base” or any component definition used therein if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Applicable Agent to use its Permitted Discretion to change, establish or eliminate any reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein; provided further, the consent of each Lender shall be required to increase the percentages set forth in the term "Borrowing Base" or add any new classes of eligible assets thereto,
(xviii)    without the prior written consent of the Supermajority Lenders, amend the Intercreditor Agreement, or
(xix)    change Section 10.6(c) in a manner which further restricts assignments thereunder.
(j)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall:
(xii)    increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of each Credit Party and such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
(xiii)    amend, modify, terminate or waive the rights or duties of any Issuer or Swing Loan Lender, as applicable, under this Agreement or the other Credit Documents without the consent of each Credit Party, the Administrative Agent, the European Administrative Agent and of such Issuer or such Swing Loan Lender, as applicable;
(xiv)    amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of each Credit Party and such Agent; or
(xv)    amend, modify, terminate or waive any provision in a manner that affects the grant or nature of any option granted to any Special Purpose Vehicle pursuant to Section 10.6 or the right or duties of such Special Purpose Vehicle hereunder, in each case without the consent of such Special Purpose Vehicle.
(k)    Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
10.6    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of the Agents and all Lenders. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of subsection (c) of this Section 10.6, (B) by way of participation in accordance with the provisions of subsection (g) of this Section 10.6, or (C) by way of pledge or assignment of a security interest in accordance with the provisions of subsection (h) of this Section 10.6 or (D) by way of option in accordance with subsection (i) of this Section 10.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in clause (g) below, Special Purpose Vehicles to the extent provided in clause (i) below and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Each Borrower, the Applicable Agent and each Lender shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Revolving Advances listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Revolving Advance shall be effective, in each case, unless and until a Commitment Transfer Supplement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Applicable Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Revolving Advance shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Advance.
(c)    Right to Assign; Eligible Assignees; Minimum Amounts. (i) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Revolving Advances owing to it or other Obligations (provided, however, that each such assignment shall be of a proportionate percentage of all of the assigning Lender’s rights and obligations under and in respect of any Revolving Advance and any related Revolving Commitments):
(A)    to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee”; and
(B)    to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon the giving of notice to the Applicable Lead Borrower, the Administrative Agent and the European Administrative Agent; subject, however, to the prior written consent by the Applicable Lead Borrower, the Administrative Agent and the European Administrative Agent (such consent not to be (x) in the case of the Administrative Agent, the European Administrative Agent and the Applicable Lead Borrower, unreasonably withheld, delayed or conditioned, or (y) in the case of the Applicable Lead Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided that the Applicable Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent and European Administrative Agent within ten (10) Business Days after having received notice thereof.
(ii)    Each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than (determined as of the date the Commitment Transfer Supplement with respect to such assignment is delivered to the Administrative Agent and the European Administrative Agent, or, if a “Trade Date” is specified in the Commitment Transfer Supplement, as of such Trade Date) $2,500,000, unless the Administrative Agent and the European Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Applicable Lead Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); provided in the case of an assignment of (1) the entire remaining amount of the assigning Lender’s Revolving Advances and/or Revolving Commitments at the time owing to it, (2) contemporaneous assignments to Related Funds that equal at the least the amount specified in clause (B) above in the aggregate, or (3) of an assignment to a Lender, an Affiliate of a Lender or a Related Fund, no minimum amount need be assigned. It is the express intent of the parties hereto that all Lenders shall at all times participate pro rata in the Domestic Facility and European Facility (and the applicable sublimits or components thereof); therefore, no Lender may sell, assign or transfer its rights and obligations under this Agreement with respect to solely the Domestic Facility or the European Facility (or the applicable sublimits or components thereof), or with respect to the European Borrowers or the Domestic Borrowers separately.
(d)    Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent and the European Administrative Agent a Commitment Transfer Supplement, together with (i) a processing and recordation fee of $3,500 (except (A) that only one fee shall be payable in the case of contemporaneous assignments to or by Related Funds and (C) the Administrative Agent and the European Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Commitment Transfer Supplement may be required to deliver to any Agent pursuant to Section 2.29(c).
(e)    Notice of Assignment. Upon its receipt of a duly executed and completed Commitment Transfer Supplement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such Commitment Transfer Supplement in the register and shall maintain a copy of such Commitment Transfer Supplement (and shall provide a copy of such Commitment Transfer Supplement to the European Administrative Agent).
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Commitment Transfer Supplement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Commitment Transfer Supplement and shall thereafter be a party hereto and a “Lender” for all purposes hereof, and in the case of an assignment from an Issuer, shall have the rights and obligations of an “Issuer” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Commitment Transfer Supplement and shall thereafter be an “Issuer” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Commitment Transfer Supplement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto and, if such Lender were an Issuer, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder as an “Issuer”; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with subsections (c) through (f) of this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g).
(g)    Participations. (h) Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Lead Borrower any of its Subsidiaries or any of its Affiliates (excluding Affiliate Lenders)) in all or any part of its Revolving Advances or Revolving Commitments or in any other Obligation; provided, that (x) such Lender’s obligations under this Agreement shall remain unchanged, (y) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (z) the Borrowers, the Agents, the Issuers and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.10 with respect to any payments made by such Lender to its participants.
(xx)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement may provide that such Lender shall not, without the consent of the participant, agree to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Advance, or any Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitments shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Revolving Advance shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Revolving Advances and Revolving Commitments hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.27, 2.28 and 2.29 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such participant agrees to be subject to the provisions of Sections 2.30 and 2.32 as though it were a Lender; provided, further, (i) a participant shall not be entitled to receive any greater payment under Section 2.28 or 2.29 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Lead Borrower’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.29 unless the Lead Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.29 as though it were a Lender.
(xxi)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each such participant’s interest in the Revolving Commitments or other Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the (i) Administrative Agent (in its capacity as Administrative Agent), and (ii) European Administrative Agent, as applicable, shall have no responsibility for maintaining a Participant Register.
(i)    Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Revolving Commitments or the other Obligations owed by or to such Lender, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(j)    In addition to the other assignment rights provided in this Section 10.6, each Lender may grant to a Special Purpose Vehicle the option to make all or any part of any Revolving Advance that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Revolving Advances pursuant thereto shall satisfy (once and to the extent that such Revolving Advances are made) the obligation of such Lender to make such Revolving Advances thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Revolving Advances hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Revolving Advances for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Credit Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (i) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Credit Document or to the departure by any Borrower from any provision of this Agreement or any other Credit Document without the consent of such Special Purpose Vehicle except, as long as the Agents and the Lenders, the Issuers and the Swing Loan Lenders and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (i) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.27, 2.28 and 2.29 as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Sections 2.27, 2.28 and 2.29 to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount any of the Borrowers would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Agents or the other Lenders.
10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.27, 2.28, 2.29, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.17, 9.2 and 9.10 shall survive the payment of the Revolving Advances, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Issuer or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Issuer and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the applicable documentation creating Hedging Obligations or Cash Management Obligations. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Agents, the Issuers or the Lenders (or to the Administrative Agent or the European Administrative Agent, on behalf of the Issuers or the Lenders), or the Agents, the Issuers or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11    Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12    Obligations Several. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitments of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.
10.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING GENERAL OBLIGATIONS LAW 5-1401.
10.15    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, UNLESS OTHERWISE PROVIDED IN A COLLATERAL DOCUMENT; (ii) WAIVES ANY DEFENSE OF FORUM NON-CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION; AND
(b)    EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 10.1. NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.
10.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17    Confidentiality. Each Agent, each Issuer and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, including the NAIC, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.17, to (i) any assignee of, participant in, or Special Purpose Vehicle grantee of any option described in Section 10.6(i), or any prospective assignee of, participant in, or Special Purpose Vehicle grantee of any option described in Section 10.6(i), any of its rights or obligations under this Agreement, (ii) any rating agency, or (iii) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Lead Borrower or the European Lead Borrower, (h) to any pledgee referred to in Section 10.6(h) or any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives) to any swap or derivatives or similar transaction under which payments are to be made by reference to the Borrowers and the Obligations, this Agreement or payments hereunder, so long as such pledgee or any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) agrees to be bound by the provisions of this Section 10.17, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.17, (ii) becomes available to any Agent, any Issuer or any Lender on a non-confidential basis from a source other than the Borrowers or (iii) is independently developed by any Agent, any Issuer or any Lender. For the purposes of this Section 10.17, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent, any Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in this Agreement or in any other Credit Document to the contrary, the Borrowers and each Lender (and each employee, representative or other agent of the Borrowers) may disclose to any taxing authority and to any tax advisor of such party, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrowers relating to such U.S. tax treatment and U.S. tax structure.
10.18    Usury Savings Clause. (a) Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the applicable Borrowers shall pay to the Applicable Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of each Lender and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Advances made hereunder or be refunded to the Borrowers, as applicable.
(b)    Without limiting the foregoing, if any provision of this Agreement or any other Credit Document would obligate any Canadian Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

10.19    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or “PDF” shall be effective as delivery of a manually executed counterpart hereof.
10.20    Effective Date. This Agreement shall become effective on the Closing Date.
10.21    USA Patriot Act Notice. (a) Each Lender and the Agents (for the Agents and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-5 (signed into law on October 26, 2001)), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower and each other Credit Party, which information includes the name and address of each Borrower and each other Credit Party and other information that will allow such Lender or the applicable Agent, as applicable, to identify each Borrower and each other Credit Party in accordance with the Patriot Act.
(b)    Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the Patriot Act.
10.22    No Setoffs and Defenses. Each Credit Party acknowledges it has no setoffs or defenses to their respective obligations under the Credit Documents and no claims or counterclaims against any of the Agents or the Lenders.
10.23    Entire Agreement. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. If and to the extent that any provision of any Credit Document limits, qualifies or conflicts with a provision of this Agreement, such provision of this Agreement shall control.
10.24    Borrowing Agency Provisions.
(a)    Each (y) US Borrower and Canadian Borrower hereby irrevocably designates the Lead Borrower, and (z) each European Borrower hereby irrevocably designates the European Lead Borrower, in each case respectively to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with any Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the other Credit Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes the Applicable Agent to pay over or credit all loan proceeds hereunder in accordance with the request of the Applicable Lead Borrower.
(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither any Agent, any Issuers nor any Lender shall incur liability to the Borrowers as a result thereof. To induce the Agents, the Issuers and the Lenders to do so and in consideration thereof, each Borrower hereby indemnifies the each Agent, each Issuer and each Lender and holds each Agent, each Issuer and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against any Agent, any Issuer or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by any Agent, any Issuer or any Lender on any request or instruction from the Lead Borrower or European Lead Borrower or any other action taken by any Agent or any Lender with respect to this Section 10.24 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)    (i) All US Obligations shall be joint and several of each of the US Borrowers, and each US Borrower shall make payment upon the maturity of the US Obligations by acceleration or otherwise, (ii) all Canadian Obligations shall be joint and several of each Canadian Borrower, and each Canadian Borrower shall make payment upon the maturity of the Canadian Obligations by acceleration or otherwise and (iii) all European Obligations shall be joint and several of each European Borrower, and each European Borrower shall make payment upon the maturity of the European Obligations by acceleration or otherwise, and in each case, such obligations and liabilities on the part of each US Borrower, each Canadian Borrower and each European Borrower shall in no way be affected by any extensions, renewals and forbearance granted by any Agent or any Lender to any Borrower, failure of any Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of any Agent or any Lender to pursue or preserve its rights against any Borrower, the release by any Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by any Agent or any Lender to the other Borrowers or any Collateral for such US Borrower’s Obligations, such Canadian Borrower’s Canadian Obligations or such European Borrower’s European Obligations, as the case may be, or the lack thereof. Each Borrower waives all suretyship defenses.
(d)    (i) Each US Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such US Borrower may now or hereafter have against the other US Borrowers or any other Person directly or contingently liable for the US Obligations hereunder, or against or with respect to any other US Borrowers’ property (including, without limitation, any property which is Collateral for the US Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
(ii) Each Canadian Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Canadian Borrower may now or hereafter have against the other Canadian Borrowers or any other Person directly or contingently liable for the Canadian Obligations hereunder, or against or with respect to any other Canadian Borrowers’ property (including, without limitation, any property which is Collateral for the Canadian Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Canadian Obligations.

(iii) Each European Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such European Borrower may now or hereafter have against the other European Borrowers or any other Person directly or contingently liable for the European Obligations hereunder, or against or with respect to any other European Borrowers’ property (including, without limitation, any property which is Collateral for the European Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the European Obligations.

10.25    Nature of Borrowers Obligations.Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that (a) the Canadian Obligations shall constitute obligations of the Canadian Borrowers and shall be guaranteed pursuant to, and in accordance with the terms of this Agreement and (b) the European Obligations shall constitute obligations of the European Borrowers and shall be guaranteed pursuant to, and in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), in no event shall (i) the Canadian Borrowers or any other Canadian Credit Party be deemed to have guaranteed or become liable or obligated for, or to have pledged any of its assets to secure, any Obligation of a US Credit Party under this Agreement or any of the other Credit Documents or (ii) the European Borrowers or any other European Credit Party be deemed to have guaranteed or become liable or obligated for, or to have pledged any of its assets to secure, any Obligation of a US Credit Party under this Agreement or any of the other Credit Documents.
10.26    Designation of Debt for Purposes of the Senior Notes Indenture. Pursuant to the Senior Notes Indenture, the Lead Borrower hereby designates this Agreement and the other Credit Documents as a “Credit Facility” for all purposes under the Senior Notes Indenture.
10.27    Quebec Interpretation Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the UCC or the PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) ”goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) ”construction liens” shall include “legal hypothecs”; (l) ”joint and several” shall include “solidary”; (m) ”gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”; (o) ”easement” shall include “servitude”; (p) ”priority” shall include “prior claim”; (q) ”survey” shall include “certificate of location and plan”; (r) ”state” shall include “province”; (s) ”fee simple title” shall include “absolute ownership”; and (t) “accounts” shall include “claims”.
10.28    English Language. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit y affereuts soient rédigés en anglais seulement et que tous les documents, y compris tous avis, envisagés par cette convention soient rédigés en anglais seulement.
10.29    Marketing Consent. Each Credit Party hereby authorizes JPMorgan Chase Bank, N.A., J.P. Morgan Europe Limited and their Affiliates, at their respective sole expense, but without any prior approval by the Credit Parties, to publish such tombstones and give such other publicity to the credit facilities of the Credit Parties with JPMorgan Chase Bank, N.A., J.P. Morgan Europe Limited and/or their Affiliates, as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrowers notify each of JPMorgan Chase Bank, N.A. and J.P. Morgan Europe Limited in writing that such authorization is revoked.
10.30    CAM Exchange.
(a)    On the CAM Exchange Date,
(i)    the Revolving Commitments shall have terminated in accordance with Section 8;
(ii)    each Lender shall fund its participation in any outstanding Swing Loans and Protective Advances in accordance with the terms of this Agreement;
(iii)    each Lender shall fund its participation in any unreimbursed disbursements made under the Letters of Credit in accordance with the terms of this Agreement; and
(iv)    the Lenders shall purchase in the applicable currency at par interests in principal, interest, applicable fees owing to the Lenders, unreimbursed drawings under Letters of Credit and other outstanding participation interests under each of the Domestic Facility and European Facility (and shall make payments to the Applicable Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse each Issuer for unreimbursed disbursements under outstanding Letters of Credit under such Facility such that such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of such Obligations immediately following the CAM Exchange.
(b)    Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 10.30 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as any Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Advances under this Agreement to the Applicable Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(c)    As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by any Agent pursuant to this Agreement or any other Credit Document in respect of any of such Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.
(d)    In the event that on or after the CAM Exchange Date, the aggregate amount of such Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuer that is not reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse such Issuer for its CAM Percentage of such unreimbursed payment in the applicable currency.
Notwithstanding any other provision of this Section 10.30, each Secured Party agrees that if any Secured Party is required under applicable law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify any Secured Party with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by any Secured Party subject to such withholding to any other Secured Party making such withholding and paying over such amounts, but without diminution of the rights of such Secured Party subject to such withholding as against Borrowers and the other Credit Parties to the extent (if any) provided in this Agreement and the other Credit Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 10.30, having been paid to such Secured Party to which such withholding or deduction was made.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
XERIUM TECHNOLOGIES, INC.
By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
HUYCK LICENSCO INC.

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
ROBEC BRAZIL LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
STOWE WOODWARD LICENSCO, LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
STOWE WOODWARD LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
WANGNER ITELPA I LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer

WANGNER ITELPA II LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
WEAVEXX, LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
XERIUM ASIA, LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
XERIUM III (US) LIMITED

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
XERIUM IV (US) LIMITED

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
XERIUM V (US) LIMITED

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
XTI LLC

By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer

XERIUM CANADA INC.
By:_______________________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial Officer
HUYCK.WANGNER GERMANY GMBH
By:_______________________________
Name:
Title:
ROBEC WALZEN GMBH
By:_______________________________
Name:
Title:
STOWE WOODWARD
AKTIENGESELLSCHAFT

By:_______________________________
Name:
Title:
XERIUM GERMANY HOLDING GMBH
By:_______________________________
Name:
Title:
XERIUM TECHNOLOGIES LIMITED
By:_______________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent and as a Lender

By:	_______________________________
Name: Patrick Fravel
Title: Authorized Officer
J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and European Collateral Agent

By:	_______________________________
Name: Matthew Sparkes
Title: Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender to the extent provided in the Credit Agreement

By:	_______________________________
Name: Agostino Marchetti
Title: Authorized Officer

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender to the extent provided in the Credit Agreement

By:	_______________________________
Name: Matthew Sparkes
Title: Vice President
APPENDIX A
TO CREDIT AND GUARANTY AGREEMENT
Revolving Commitment Amounts

Lender	Revolving Commitment Amount	Revolving Commitment Percentage
JPMorgan Chase Bank, N.A.; provided, that, in accordance with the definition of "Lender" and without duplication, (a) JPMorgan Chase Bank, N.A., Toronto Branch, shall instead be a Lender to the extent of any (i) outstanding Advances to the Canadian Borrowers or (ii) participations in Canadian Letters of Credit or Canadian Swing Loans and (b) JPMorgan Chase Bank, N.A., London Branch, shall instead be a Lender to the extent of any (i) outstanding Advances to the European Borrowers or (ii) participations in European Letters of Credit or European Swing Loans	$55,000,000	100%
Total	$55,000,000	100%

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
XERIUM TECHNOLOGIES, INC.
14101 Capital Blvd.
Youngsville, NC 27596
Attn: Michael S. Buchanan
Fax: 919-526-1430
Phone: 919-526-1406
Email:
cliff.pietrafitta@xerium.com
mike.buchanan@xerium.com

HUYCK.WANGNER GERMANY GMBH
Mittnachtstr. 2, 72760
Reutlingen, Germany
Attn: Kurt Medlitsch

with a copy to:

XERIUM TECHNOLOGIES, INC.
14101 Capital Blvd.
Youngsville, NC 27596
Attn: Michael S. Buchanan
Fax: 919-526-1430
Phone: 919-526-1406

Email:
cliff.pietrafitta@xerium.com
mike.buchanan@xerium.com
teresa.kazaglis@xerium.com
JPMorgan Chase Bank, N.A.,
as Administrative Agent, Collateral Agent and as a Lender:
For other Notices as Administrative Agent or Collateral Agent (other than Payments and Borrowing Requests/Interest Election Requests and Borrowing Base Certificates):

Chase Business Credit
450 S. Orange Avenue, Floor 10
Mailcode FL4-9504
Orlando, FL 32801
Fax:407 279 3017
Email: Patrick.J.Fravel@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.
3424 Peachtree Road
23rd Floor
Atlanta, GA 30326
Attention: ABL Regional Portfolio Manager

See next page for notice information for Payments and Borrowing Requests/Interest Election Requests and Borrowing Base Certificates.

J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, and JPMorgan Chase Bank, N.A., London Branch, as a Lender:
For notices relating to funding and operational matters to:
J.P. Morgan
Loans Agency
25 Bank Street
Canary Wharf
London
E14 5JP
Fax: +44 20 7777 2360
Email: loanandagencylondon@jpmorgan.com

For notices related to European Collateral to:

JP Morgan
Chase Business Credit
25 Bank Street
Canary Wharf
London
E14 5JP
Fax: +44 20 3493 1365
timothy.i.jacob@jpmorgan.com
helen.f.mathie@jpmorgan.com

For Borrowing Base Certificates and, with respect to the Domestic Facility, Payments and Borrowing Requests/Interest Election Requests:
JPMorgan Chase Bank, N.A,
10 South Dearborn, 22nd floor
Chicago, IL 60603, USA
Attention: Xerium Collateral Specialist

With a copy to:
Chase Business Credit
450 S. Orange Avenue, Floor 10
Mailcode FL4-9504
Orlando, FL 32801
Fax:407 279 3017
Email: Patrick.J.Fravel@chase.com

Schedule 1.1(b)
Canadian Guarantors

Xerium Technologies, Inc.
Xerium Technologies Limited
Xerium Germany Holding GmBH
Robec Walzen GmBH
Huyck. Wangner Germany GmBH
Stowe Woodward Aktiengesellschaft

European Guarantors

Xerium Technologies, Inc.
Xerium Canada Inc.
Xerium Technologies Limited
Xerium Germany Holding GmBH

US Guarantors

Xerium III (US) Limited
Xerium IV (US) Limited
Xerium V (US) Limited
Huyck Licensco Inc.
Stowe Woodward Licensco, LLC
Stowe Woodward LLC
Wangner Itelpa I LLC
Wangner Itelpa II LLC
Xerium Asia, LLC
Weavexx, LLC
Robec Brazil LLC
XTI LLC

Schedule 5.17
Post-Closing Matters

Part A. The Lead Borrower shall, as promptly as practicable and in no event later than ninety (90) days after the Closing Date (or such later date as the Administrative Agent may determine in its sole discretion), create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority lien and security interest and hypothec in the Real Estate Assets listed below, and the Collateral Agent shall have received from the Lead Borrower or other applicable Credit Party: (i) fully executed and notarized Mortgages and corresponding UCC or PPSA fixture filings (other than with respect to Real Estate Assets located in Nova Scotia), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the following Real Estate Assets (each, a “Mortgaged Property”):

Mortgaged Property
60 Old Turnpike Road, Concord, NH 03301, USA
1074 Everee Inn Road, Griffin, GA 30224, USA
2209 Talley Way, Kelso, WA 98626 USA
8207 Valley Pike, Middletown, VA 22645, USA
912 Haase Street, Neenah, WI 54956, USA
3101 McDonald Ave, Ruston, LA 71270, USA
2000 Donald Ross Road, Charlotte, NC 28208, USA
401 Hwy 12 West, Starkville, MS 39759, USA
1 Lee Boulevard, Warwick, Quebec JOA 1M0, Canada
650 Park Street, Kentville, Nova Scotia B4N 3W6, Canada

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state or province in which a Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state or province and such other matters as the Collateral Agent may reasonably request, and an opinion of counsel in each jurisdiction of organization of the applicable Credit Party entering into the relevant Mortgage, in each case in form and substance reasonably satisfactory to the Collateral Agent; (iii) (A) Title Policies (including, as regards any Canadian title policy, an endorsement by the insurer to the effect that any loss that would have been insured under the insurer’s ALTA form of policy will be covered) with respect to each Mortgaged Property located in the United States or Canada, in amounts not less than the fair market value of each Mortgaged Property (or such other amount agreed to by Administrative Agent), together with a title report issued by a title company with respect thereto; and for each Title Policy, copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence reasonably satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording, intangible and other similar taxes) payable in connection with recording the Mortgages and filing the corresponding UCC or PPSA fixture filings (to the extent applicable) for each Mortgaged Property in the appropriate real estate records; (iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Collateral Agent; (v) ALTA surveys (or, with respect to any real (immovable) property located in Canada, a survey complying with the Registry Act (Ontario), the Surveyors Act (Ontario) and the regulations thereunder, or a certificate of location complying with the Land Surveyors Act (Québec) and the regulations thereunder, or similar legislation of any other province or territory) (with acceptable non-change affidavits or updates thereto, as necessary) of all Mortgaged Properties, certified to the Collateral Agent and sufficient to remove the standard survey exception to coverage from the Title Policies which will insure the Mortgages and enable the title company to provide all the title endorsements (to the extent available in the jurisdiction) reasonably required by the Collateral Agent for the Title Policies (and all endorsements, to the extent available in the jurisdiction, reasonably required by the Collateral Agent for the Title Policies shall be provided in connection with the Title Policies); and

(vi) such other information and documentation as may be reasonably required by the Collateral Agent in order to obtain the items set forth above.

Part B. As promptly as practicable and in no event later than sixty (60) days after the Closing Date (or such later date as the Administrative Agent may determine in its sole discretion) and at all times thereafter, the Lead Borrower shall and shall cause each of the other Credit Parties to: (i) deposit in an Approved Deposit Account all cash received by them (other than cash in any Immaterial Account); (ii) not establish or maintain any Deposit Account (other than any Immaterial Account) that is not subject to a Deposit Account Control Agreement; (iii) not establish or maintain any Securities Account (other than any Immaterial Account) that is not a Control Account; and (iv) not establish or maintain any Deposit Account (other than any Immaterial Account) that is not with a Deposit Account Bank.

Part C. As promptly as practicable and in no event later than sixty (60) days after the Closing Date (or such later date as the Administrative Agent may determine in its sole discretion), the Lead Borrower shall, and shall cause each of the other Credit Parties to, in each case, use commercially reasonably efforts to cause a Landlord Personal Property Collateral Access Agreement to be executed by the applicable landlord and delivered to the Collateral Agent with respect to 14101 Capital Blvd., Youngsville, NC 27596.

Part D. As promptly as practicable and in no event later than thirty (30) days after the Closing Date (or such later date as the Administrative Agent may determine in its sole discretion), the Lead Borrower shall cause each of its Subsidiaries which are not Credit Parties and which were not otherwise required to deliver and execute the Affiliate Subordination Agreement and a master intercompany note on the Closing Date, to deliver to the Administrative Agent an executed counterpart of the Affiliate Subordination Agreement and a master intercompany note (together with the allonge attached thereto) and cause the original thereof to be delivered as required by the Loan Documents .

Part E. As promptly as practicable and in no event later than thirty (30) days after the Closing Date, the Lead Borrower shall provide Administrative Agent copies of each financing statement, PPSA registration or similar security filing made by a Credit Party against a consignee, bailee or other third party holding Inventory of such Credit Party and existing as of the Closing Date and, thereafter, shall continue to make such filings. Borrowers hereby authorize Administrative Agent to cause such filings to be assigned of record to Administrative Agent and to provide copies of such filings from time to time upon Administrative Agent's request.

Part F. On the date that is thirty (30) days after the Closing Date and at all times thereafter, the certificate of incorporation or equivalent governing document of the Credit Parties shall not contain any provision contemplated by Section 102(b)(2) of Title 8 of the Delaware Code or similar provision under the laws of another jurisdiction.

Part G. Additional Canadian Collateral Matters: As promptly as practicable and in no event later than ninety (90) days after the Closing Date, the Lead Borrower shall use its commercially reasonable efforts to settle and provide an executed acknowledgement and confirmation agreement (i.e. estoppel letter), in form and substance satisfactory to the Administrative Agent, from ARI Financial Services Inc. with respect its security interests and financing statements filed in personal property registry of the Province of New Brunswick and Ontario as of the date hereof, including without limitation its registration evidenced by reference file number 1193309-CS1 and 651275415, registration number 19693837 and 20090129 1450 1530 2023 against Xerium Technologies Inc.

Part H. Additional European Collateral Matters:

Robec Walzen GmbH shall procure that Commerzbank acknowledges the first ranking pledge in favour of J.P. Morgan Europe Limited by delivering the acknowledgement duly signed by Commerzbank AG,
Stowe Woodward Aktiengesellschaft shall procure that Commerzbank acknowledges the first ranking pledge in favour of J.P. Morgan Europe Limited by delivering the acknowledgement duly signed by Commerzbank AG.
Huyck. Wangner Germany GmbH shall procure that each insurance company as listed in the German Global Assignment Agreement acknowledges the terms of the notice of assignment within 20 Business Days of closing.
Robec Walzen GmbH shall procure that each insurance company as listed in the German Global Assignment Agreement acknowledges the terms of the notice of assignment within 20 Business Days of closing.
Stowe Woodward Aktiengesellschaft shall procure that each insurance company as listed in the German Global Assignment Agreement acknowledges the terms of the notice of assignment within 20 Business Days of closing.
Huyck. Wangner Germany GmbH shall deliver to J.P. Morgan Europe Limited, not later than ten (10) Business Days after the date hereof, declarations of consent (Übertragungserklärung), separated for each relevant country, if applicable, for the registration of the assignment of the present Collateral.
Robec Walzen GmbH shall deliver to J.P. Morgan Europe Limited, not later than ten (10) Business Days after the date hereof, declarations of consent (Übertragungserklärung), separated for each relevant country, if applicable, for the registration of the assignment of the present Collateral.
Stowe Woodward Aktiengesellschaft shall deliver to J.P. Morgan Europe Limited, not later than ten (10) Business Days after the date hereof, declarations of consent (Übertragungserklärung), separated for each relevant country, if applicable, for the registration of the assignment of the present Collateral.
Huyck. Wangner Germany GmbH shall close its bank accounts with Bank of America N.A. not later than ninety (90) days after the date hereof, and provide evidence of same to European Administrative Agent.

EXHIBIT A-1 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF US BORROWER REVOLVING CREDIT NOTE]
US BORROWER REVOLVING CREDIT NOTE
$___________.00    Date:___________ ___, 20__
[City, State]
This US Borrower Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Xerium Technologies, Inc., a Delaware corporation, (the “Lead Borrower”), any other Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date thereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), certain other Subsidiaries of the Lead Borrower party thereto from time to time, as Borrowers and Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent (in such capacity, the “Agent”), J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, and the Lenders party thereto from time to time. Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.
FOR VALUE RECEIVED, the US Borrowers, jointly and severally, hereby promise to pay to the order of [_______________], at the office of the Agent located at [____________], or at such other place as the Agent may from time to time designate to the Lead Borrower in writing:
(i)    the principal sum of [_________________ and 00/100 Dollars ($______________.00)] or, if different from such amount, the unpaid principal balance of [_________________’s] Revolving Commitment Percentage of the Revolving Advances as may be due and owing by the US Borrowers under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement and subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and
(ii)    interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of certain Events of Default, as provided in the Credit Agreement, and during the continuance thereof, interest shall be payable at the Default Rate.
This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is secured by the Liens granted pursuant to the Credit Agreement and the other Credit Documents, is entitled to the benefits of the Credit Agreement and the other Credit Documents and is subject to all of the agreements, terms and conditions therein contained.
This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.
If an Event of Default under Section 8.1(f) or (g) of the Credit Agreement shall occur, then this Note shall become immediately due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.
This Note shall be construed and enforced in accordance with the laws of the State of New York.
Each US Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.
[____________] may at any time pledge all or any portion of its rights under the Credit Agreement or any of the other Credit Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release the US Borrowers from their obligations under the Credit Agreement or any of the other Credit Documents.
WAIVER OF TRIAL BY JURY. THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THE UNDERSIGNED WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS NOTE, THE CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.
[INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, and intending to be legally bound, the undersigned hereby executed this Note on the date set forth above.

WITNESS:	XERIUM TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT A-2 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF CANADIAN BORROWER REVOLVING CREDIT NOTE]
CANADIAN BORROWER REVOLVING CREDIT NOTE

$___________.00    Date:___________ ___, 20__
[City, State]
This Canadian Borrower Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), Xerium Canada Inc., a corporation organized under the laws of Canada (“Xerium Canada”), any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date thereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), certain other Subsidiaries of the Lead Borrower party thereto from time to time, as Borrowers and Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent (in such capacity, the “Agent”), J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, and the Lenders party thereto from time to time. Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.
FOR VALUE RECEIVED, the Canadian Borrowers, jointly and severally, hereby promise to pay to the order of [_______________], at the office of the Agent located at [____________], or at such other place as the Agent may from time to time designate to the Lead Borrower in writing:
(i)    the principal sum of [_________________ and 00/100 Dollars ($______________.00)] or, if different from such amount, the unpaid principal balance of [_________________’s] Revolving Commitment Percentage of the Revolving Advances as may be due and owing by the Canadian Borrowers under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement and subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and
(ii)    interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement; provided that, notwithstanding the fact that the principal of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to Canadian Revolving Loans shall be made in Canadian Dollars, whether or not the Dollar Equivalent of such amounts would exceed the stated principal amount of this Note. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of certain Events of Default, as provided in the Credit Agreement, and during the continuance thereof, interest shall be payable at the Default Rate.
This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is secured by the Liens granted pursuant to the Credit Agreement and the other Credit Documents, is entitled to the benefits of the Credit Agreement and the other Credit Documents and is subject to all of the agreements, terms and conditions therein contained.
If an Event of Default under Section 8.1(f) or (g) of the Credit Agreement shall occur, then this Note shall become immediately due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.
This Note shall be construed and enforced in accordance with the laws of the State of New York.
Each Canadian Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.
[____________] may at any time pledge all or any portion of its rights under the Credit Agreement or any of the other Credit Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release the Canadian Borrowers from their obligations under the Credit Agreement or any of the other Credit Documents.
WAIVER OF TRIAL BY JURY. THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THE UNDERSIGNED WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS NOTE, THE CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.
[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned hereby executed this Note on the date set forth above.

WITNESS:	XERIUM CANADA INC. By: Name: Title:

EXHIBIT A-3 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF US SWING LOAN NOTE]
US SWING LOAN NOTE

$___________.00    Date:___________ ___, 20__
[City, State]
This US Swing Loan Note (this "Note") is executed and delivered under and pursuant to the terms of that certain REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Xerium Technologies, Inc., a Delaware corporation, (the “Lead Borrower”), any other Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date thereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), certain other Subsidiaries of the Lead Borrower party thereto from time to time, as Borrowers and Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent (in such capacity, the “Agent”), J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, and the Lenders party thereto from time to time. Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.
FOR VALUE RECEIVED, the US Borrowers, jointly and severally, hereby promise to pay to the order of [_______________], at the office of the Agent located at [____________], or at such other place as the Agent may from time to time designate to the Lead Borrower in writing:
(i)    the principal sum of [_________________ and 00/100 Dollars ($______________.00)] or, if different from such amount, the unpaid principal balance of the Swing Loans as may be due and owing by the US Borrowers under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and
(ii)    interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the Revolving Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of certain Events of Default, as provided in the Credit Agreement, and during the continuance thereof, interest shall be payable at the Default Rate.
This Note is the US Swing Loan Note referred to in the Credit Agreement and is secured by the Liens granted pursuant to the Credit Agreement and the other Credit Documents, is entitled to the benefits of the Credit Agreement and the other Credit Documents, and is subject to all of the agreements, terms and conditions therein contained.
This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.
If an Event of Default under Section 8.1(f) or (g) of the Credit Agreement shall occur, then this Note shall become immediately due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.
This Note shall be construed and enforced in accordance with the laws of the State of New York.
Each US Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.
[____________] may at any time pledge all or any portion of its rights under the Credit Agreement or any of the other Credit Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release the US Borrowers from their obligations under the Credit Agreement or any of the other Credit Documents.
WAIVER OF TRIAL BY JURY. THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THE UNDERSIGNED WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS NOTE, THE CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.
[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Note on the date set forth above.

WITNESS:	XERIUM TECHNOLOGIES, INC., US BORROWER By: Name: Title:
EXHIBIT A-4 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF CANADIAN SWING LOAN NOTE]
CANADIAN SWING LOAN NOTE

$___________.00    Date:___________ ___, 20__
[City, State]
This Canadian Swing Loan Note (this "Note") is executed and delivered under and pursuant to the terms of that certain REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), Xerium Canada Inc., a corporation organized under the laws of Canada (“Xerium Canada”), any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date thereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), certain other Subsidiaries of the Lead Borrower party thereto from time to time, as Borrowers and Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent (in such capacity, the “Agent”), J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent and the Lenders party thereto from time to time. Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.
FOR VALUE RECEIVED, the Canadian Borrowers, jointly and severally, hereby promise to pay to the order of [_______________], at the office of the Agent located at [____________], or at such other place as the Agent may from time to time designate to the Lead Borrower in writing:
(i)    the principal sum of [_________________ and 00/100 Dollars ($______________.00)] or, if different from such amount, the unpaid principal balance of the Swing Loans as may be due and owing by the Canadian Borrowers under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and
(ii)    interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the Revolving Interest Rate in accordance with the provisions of the Credit Agreement; provided that, notwithstanding the fact that the principal of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to Canadian Swing Loans shall be made in Canadian Dollars, whether or not the Dollar Equivalent of such amounts would exceed the stated principal amount of this Note. In no event, however, shall interest exceed the maximum interest rate permitted by law. Upon and after the occurrence of certain Events of Default, as provided in the Credit Agreement, and during the continuance thereof, interest shall be payable at the Default Rate.
This Note is the Canadian Swing Loan Note as defined in the Credit Agreement and is secured by the Liens granted pursuant to the Credit Agreement and the other Credit Documents, is entitled to the benefits of the Credit Agreement and the other Credit Documents, and is subject to all of the agreements, terms and conditions therein contained.
This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.
If an Event of Default under Section 8.1(f) or (g) of the Credit Agreement shall occur, then this Note shall become immediately due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement, then this Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys' fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.
This Note shall be construed and enforced in accordance with the laws of the State of New York.
Each Canadian Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.
[____________] may at any time pledge all or any portion of its rights under the Credit Agreement or any of the other Credit Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341. No such pledge or enforcement thereof shall release the Canadian Borrowers from their obligations under the Credit Agreement or any of the other Credit Documents.
WAIVER OF TRIAL BY JURY. THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND THE UNDERSIGNED WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS NOTE, THE CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.
[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed this Note on the date set forth above.

WITNESS:	XERIUM CANADA INC., CANADIAN BORROWER By: Name: Title:

EXHIBIT B TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF COMPLIANCE CERTIFICATE]
COMPLIANCE CERTIFICATE THE
UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.	I am the [Chief Financial Officer][Treasurer] of XERIUM TECHNOLOGIES, INC. (“Xerium” or the “Lead Borrower”) .

2.
I have reviewed the terms of that certain REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein are being used herein as therein defined) by and among the Lead Borrower, any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), Xerium Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), Huyck.Wangner Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), Robec Walzen GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), Stowe Woodward Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), certain Subsidiaries of the Lead Borrower, as Guarantors, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. Morgan Europe Limited, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”).

3.
As required by Section 5.1(a) of the Credit Agreement, attached hereto as Annex A are the consolidated and consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of the Fiscal Quarter ended on [mm/dd/yr] (and a separate balance sheet covering the European Borrowers on a stand-alone basis) and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries (and separate such statements covering the European Borrowers on a stand-alone basis) for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year. As at such date and for such period, such financial statements were prepared in conformity with GAAP and to my knowledge fairly present, in all material respects, the financial position, on a consolidated or consolidating, as applicable, basis, of the Lead Borrower and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated or consolidating, as applicable, basis, of the Lead Borrower and its Subsidiaries for each of the periods then ended, subject to changes resulting from audit and normal year-end adjustments. The consolidating financial statements are in the form that Xerium currently files with the Securities and Exchange Commission as part of its Form 10-Q, except for the inclusion of statements provided with respect to the European Borrowers on a stand-alone basis.

[Use following paragraph 3 for fiscal year-end financial statements]

3.
As required by Section 5.1(b) of the Credit Agreement, attached hereto as Annex A are the audited consolidated and unaudited consolidating balance sheets of the Lead Borrower and its Subsidiaries as at the end of the Fiscal Year ended on [mm/dd/yr] (and a separate balance sheet covering the European Borrowers on a stand-alone basis) and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries (and separate such statements covering the European Borrowers on a stand-alone basis) for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year, together with, in the case of the audited consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized international standing selected by the Lead Borrower, which report is unqualified as to going concern and scope of audit, and states that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements). The consolidating financial statements (i) fairly represent, in all material respects, the consolidating financial position of the Lead Borrower and its Subsidiaries as at the respective dates thereon and the consolidating results of operations and cash flows of the Lead Borrower and its Subsidiaries for each of the periods then ended, and (ii) are in the form that Xerium currently files with the Securities and Exchange Commission as part of its Form 10-K, except for the inclusion of statements provided with respect to the European Borrowers on a stand-alone basis.

4.	As of the date hereof, a Covenent Trigger Period [does/does not] exist.
[Include the following language if a Covenant Trigger Period exists:] As required by Section 6.17 of the Credit Agreement, the Fixed Charge Coverage Ratio in respect of the last period of four (4) consecutive Fiscal Quarters is [__], which [is/is not] in compliance with the required Fixed Charge Coverage Ratio of 1.00:1.00. Set forth on Annex B hereto are the computations in reasonable detail showing such amount.

5.
The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Lead Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

6.
The foregoing certifications, together with the financial statements delivered with this Certificate and in support hereof, are made and delivered [mm/dd/yr] pursuant to Section 5.1(c) of the Credit Agreement.

[Use following paragraph 7 for Applicable Conditions compliance in connection with a proposed Permitted Acquisition]

7.
As required by clause (vii) of the definition of “Permitted Acquisition” in the Credit Agreement, attached hereto as Annex C are computations showing (in reasonable detail) that the Applicable Conditions have been satisfied on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined pursuant to Section 1.4 of the Credit Agreement).

XERIUM TECHNOLOGIES, INC., as Lead Borrower
By:_____________________________

Name:

Title:

ANNEX A TO
COMPLIANCE CERTIFICATE
FINANCIAL STATEMENTS
FOR THE [FISCAL QUARTER] [FISCAL YEAR] ENDED [mm/dd/yr].
[See attached]
ANNEX B TO
COMPLIANCE CERTIFICATE
FOR THE [FISCAL QUARTER] [FISCAL YEAR] ENDED [mm/dd/yr].

1. Adjusted EBITDA: (i) + (ii) -(iii):	$[___, __, ___]
(i) the total of the Consolidated Net Income of the Lead Borrower and its Subsidiaries for such period:	$[___, __, ___]
(ii) without duplication, to the extent that any of the following were deducted in computing item (i) above, the total of:	$[___, __, ___]
(a) provision for taxes based on income or profits, including without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations:
$[___, __, ___]
(b) Consolidated Interest Expense:	$[___, __, ___]
(c) Consolidated Depreciation and Amortization Expense, including depreciation and amortization expenses related to Capital Leases:	$[___, __, ___]
(d) reserves for inventory in connection with plant closures:	$[___, __, ___]
(e) Consolidated Operational Restructuring Costs:	$[___, __, ___]
(f) non-cash charges resulting from the application of purchase accounting including push-down accounting:	$[___, __, ___]
(g) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock:
$[___, __, ___]
(h) non-cash items relating to a change in or adoption of accounting policies:	$[___, __, ___]
(i) non-cash expenses relating to pension or benefit arrangements:	$[___, __, ___]
(j) expenses incurred as a result of the repurchase, redemption or retention by the Lead Borrower of Common Stock earned under equity compensation programs solely in order to make withholding tax payments:
$[___, __, ___]
(k) amortization or write-offs of deferred financing costs:	$[___, __, ___]
(l) any non-cash losses resulting from marking to market Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized in such period):	$[___, __, ___]
(m) fees and expenses related to the negotiation, execution and delivery of closing documentation with respect to Permitted Acquisitions:	$[___, __, ___]
(n) direct costs incurred in order to open new plants (excluding costs incurred after any such opening and excluding operational expenses and losses incurred after any such opening):	$[___, __, ___]
(o) fees and expenses incurred in connection with the negotiation, execution and delivery of the Credit Documents and the Term Credit Documents (with duplication of any fees and expenses excluded from the calculation of Consolidated Net Income with respect to the Credit Documents and the Term Credit Documents):
$[___, __, ___]
(p) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period)	$[___, __, ___]
(iii) without duplication, to the extent any of the following were included in computing item (i) above for such period:	$[___, __, ___]
(a) non-cash gains with respect to the items described in clauses (f), (g), (i), (k), (l) and (p) of clause (ii) above:	$[___, __, ___]
(b) provisions for tax benefits based on income or profits:	$[___, __, ___]

2. Consolidated Net Income: (i) – (ii):	$[___, __, ___]
(i) the net income (loss) of the Lead Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:	$[___, __, ___]
(ii) the sum, without duplication, of the following:	$[___, __, ___]
(A) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto):	$[___, __, ___]
(B) the cumulative effect of changes in accounting principles:	$[___, __, ___]
(C) any fees and expenses incurred in connection with the issuance or repayment of Indebtedness, any refinancing transaction or amendment or modification of any debt instrument permitted under the Credit Agreement:
$[___, __, ___]
(D) any cancellation of indebtedness income:	$[___, __, ___]

3. Fixed Charge Coverage Ratio: ((i)-(ii))/(iii):	[__]: 1:00
(i) Adjusted EBITDA:	$[___, __, ___]
(ii) the sum of the following:
(A) all cash Capital Expenditures made during such period (except to the extent financed with (x) Indebtedness for borrowed money other than with the Advances or other working capital revolving credit facilities, (y) Net Asset Sale Proceeds or (z) Net Insurance/Condemnation Proceeds):
$[___, __, ___]
(B) all taxes paid in cash during such period:	$[___, __, ___]
(C) all cash dividends or other cash distributions made on account of the Lead Borrower’s Capital Stock and all cash repurchases or redemptions of the Lead Borrower’s Capital Stock, in each case, made during such period:
$[___, __, ___]
(iii) all Fixed Charges paid or payable in cash for such period:	$[___, __, ___]

4. Fixed Charges: (i) + (ii):	$[___, __, ___]
(i) Consolidated Interest Expense during such period	$[___, __, ___]
(ii) all regularly scheduled (as determined as of the first day of the respective period) and mandatory principal payments of Indebtedness (including the principal component of Capital Leases) made or required to be made during such period:
$[___, __, ___]

ANNEX C TO
COMPLIANCE CERTIFICATE
FOR THE [QUARTER] [YEAR] ENDED [mm/dd/yr].

1. Adjusted EBITDA: (i) + (ii) -(iii):	$[___, __, ___]
(i) the total of the Consolidated Net Income of the Lead Borrower and its Subsidiaries for such period:	$[___, __, ___]
(ii) without duplication, to the extent that any of the following were deducted in computing item (i) above, the total of:	$[___, __, ___]
(a) provision for taxes based on income or profits, including without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations:
$[___, __, ___]
(b) Consolidated Interest Expense:	$[___, __, ___]
(c) Consolidated Depreciation and Amortization Expense, including depreciation and amortization expenses related to Capital Leases:	$[___, __, ___]
(d) reserves for inventory in connection with plant closures:	$[___, __, ___]
(e) Consolidated Operational Restructuring Costs:	$[___, __, ___]
(f) non-cash charges resulting from the application of purchase accounting including push-down accounting:	$[___, __, ___]
(g) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock:
$[___, __, ___]
(h) non-cash items relating to a change in or adoption of accounting policies:	$[___, __, ___]
(i) non-cash expenses relating to pension or benefit arrangements:	$[___, __, ___]
(j) expenses incurred as a result of the repurchase, redemption or retention by the Lead Borrower of Common Stock earned under equity compensation programs solely in order to make withholding tax payments:
$[___, __, ___]
(k) amortization or write-offs of deferred financing costs:	$[___, __, ___]
(l) any non-cash losses resulting from marking to market Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized in such period):	$[___, __, ___]
(m) fees and expenses related to the negotiation, execution and delivery of closing documentation with respect to Permitted Acquisitions:	$[___, __, ___]
(n) direct costs incurred in order to open new plants (excluding costs incurred after any such opening and excluding operational expenses and losses incurred after any such opening):	$[___, __, ___]
(o) fees and expenses incurred in connection with the negotiation, execution and delivery of the Credit Documents and the Term Credit Documents (with duplication of any fees and expenses excluded from the calculation of Consolidated Net Income with respect to the Credit Documents and the Term Credit Documents):
$[___, __, ___]
(p) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period)	$[___, __, ___]
(iii) without duplication, to the extent any of the following were included in computing item (i) above for such period:	$[___, __, ___]
(a) non-cash gains with respect to the items described in clauses (f), (g), (i), (k), (l) and (p) of clause (ii) above:	$[___, __, ___]
(b) provisions for tax benefits based on income or profits:	$[___, __, ___]

2. Consolidated Net Income: (i) – (ii):	$[___, __, ___]
(i) the net income (loss) of the Lead Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:	$[___, __, ___]
(ii) the sum, without duplication, of the following:	$[___, __, ___]
(A) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto):	$[___, __, ___]
(B) the cumulative effect of changes in accounting principles:	$[___, __, ___]
(C) any fees and expenses incurred in connection with the issuance or repayment of Indebtedness, any refinancing transaction or amendment or modification of any debt instrument permitted under the Credit Agreement:
$[___, __, ___]
(D) any cancellation of indebtedness income:	$[___, __, ___]

3. Fixed Charge Coverage Ratio: ((i)-(ii))/(iii):	[__]: 1:00
(i) Adjusted EBITDA:	$[___, __, ___]
(ii) the sum of the following:
(A) all cash Capital Expenditures made during such period (except to the extent financed with (x) Indebtedness for borrowed money other than with the Advances or other working capital revolving credit facilities, (y) Net Asset Sale Proceeds or (z) Net Insurance/Condemnation Proceeds):
$[___, __, ___]
(B) all taxes paid in cash during such period:	$[___, __, ___]
(C) all cash dividends or other cash distributions made on account of the Lead Borrower’s Capital Stock and all cash repurchases or redemptions of the Lead Borrower’s Capital Stock, in each case, made during such period:
$[___, __, ___]
(iii) all Fixed Charges paid or payable in cash for such period:	$[___, __, ___]

4. Fixed Charges: (i) + (ii):	$[___, __, ___]
(i) Consolidated Interest Expense during such period	$[___, __, ___]
(ii) all regularly scheduled (as determined as of the first day of the respective period) and mandatory principal payments of Indebtedness (including the principal component of Capital Leases) made or required to be made during such period:
$[___, __, ___]

5. Global Excess Availability: (i) – (ii):	$[___, __, ___]
(i) the lesser of: (x) the Borrowing Base and (y) the Maximum Credit:	$[___, __, ___]
(ii) the sum of:
(A) the Dollar Equivalent of the aggregate principal amount of all then outstanding and unpaid Advances plus the Dollar Equivalent of the aggregate amount of all then outstanding Letter of Credit Obligations:
$[___, __, ___]
(B) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrowers which are either past due beyond the due date therefor by at least sixty (60) days (other than trade payables or other obligations being contested or disputed by the Borrowers in good faith):
$[___, __, ___]

6. 90-Day Global Excess Availability: (i)/(ii):	$[___, __, ___]
(i) the sum of each day’s Global Excess Availability during the 90 consecutive day period immediately preceding such date (or, if shorter, the period commencing on the Closing Date and ending on the day immediately preceding such date):
$[___, __, ___]
(i) 90 (or, if applicable, the number of days (which is less than 90) from the Closing Date to the day immediately preceding such date):	[__]

EXHIBIT C TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF COMMITMENT TRANSFER SUPPLEMENT]
COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of ______________ __, 201_, among ________________ (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each, a “Purchasing Lender”), JPMorgan Chase Bank, N.A. ("Chase") as administrative and collateral agent for the Lenders (as defined below) under the Credit Agreement (as defined below), and J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent for the Lenders under the Credit Agreement.
W I T N E S S E T H:
WHEREAS, in accordance with Section 10.6(d) of the REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), Xerium Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), Huyck.Wangner Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), Robec Walzen GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), Stowe Woodward Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), certain Subsidiaries of the Lead Borrower, as Guarantors, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. Morgan Europe Limited, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”) this Commitment Transfer Supplement is being executed and delivered by the Transferor Lender and each Purchasing Lender, and consented to by the Agents [and the Lead Borrower] in accordance with Section 10.6(d) of the Credit Agreement;
WHEREAS, each Purchasing Lender wishes to become a Lender party to the Credit Agreement; and
WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender, rights, obligations and commitments under the Credit Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.    All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement,
2.    Upon receipt by the Administrative Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and the Agents, the Administrative Agent will transmit to Transferor Lender, each Purchasing Lender and the European Administrative Agent, a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the first (1st) Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.
3.    At or before 12:00 Noon (________, ________ time) on the Transfer Effective Date, each Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Revolving Commitment of the Transferor Lender and of the Advances, in each case, being purchased by such Purchasing Lender (such Purchasing Lender's “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the other Credit Documents. Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender's Purchased Percentage of the Revolving Commitment and Advances and other amounts owing to Transferor Lender under the Credit Agreement and the other Credit Documents together with all instruments, documents and collateral security pertaining thereto.
4.    Transferor Lender has made arrangements with each Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.
5.    (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the other Credit Documents shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.
(b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the other Credit Documents shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and each Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from the Borrowers.
6.    Concurrently with the execution and delivery hereof, Transferor Lender will provide to each Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender.
7.    Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.
8.    By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each Purchasing Lender confirm to and agree with each other and the Agents and the Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Credit Documents or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Credit Parties or the performance or observance by Credit Parties of any of their Obligations under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto; (iii) each Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each Purchasing Lender will, independently and without reliance upon any Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) each Purchasing Lender appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to such Agent by the terms thereof; (vi) each Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; (vii) each Purchasing Lender (A) represents and warrants to Transferor Lender, Lenders, the Agents and the Borrowers that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Credit Parties under the Credit Agreement and the other Credit Documents or (y) is engaged in trade or business within the United States of America and (B) attaches to this Commitment Transfer Supplement any documentation required to be delivered by it pursuant to Section 2.29(c) of the Credit Agreement, duly completed and executed by each such Purchasing Lender and (viii) each Purchasing Lender represents and warrants that it is not a Defaulting Lender.
9.    Schedule I hereto sets forth the revised Commitment Percentages of Transferor Lender and the Commitment Percentage of each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.
10.    This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed and delivered by their respective duly authorized officers on the date set forth above.

as Transferor Lender

By:
Name:
Title:

as a Purchasing Lender

By:
Name:
Title:

Consented to as of the date set forth above:
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
By:
Name:
Title:

Consented to as of the date set forth above:
J.P. MORGAN EUROPE LIMITED
as European Administrative Agent
By:
Name:
Title:

[Consented to as of the date set forth above:
XERIUM TECHNOLOGIES, INC.
as Lead Borrower
By:
Name:
Title:    ]

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT
LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

(Transferor Lender) Revised Revolving Commitment Amount $ ______ Revised Revolving Commitment Percentage %
(Purchasing Lender) Revolving Commitment Amount $ ______ Revolving Commitment Percentage % [Purchasing Lender is [Lender, Affiliate of Lender or Related Fund]]
Purchasing Lender's Address for Notices Attention: Telephone: Telecopier:

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT
(Form of Transfer Effective Notice)
To: (i) ___________________________________________, as Transferor Lender and ________________________________, as Purchasing Lender, and (ii) JPMorgan Chase Bank, N.A., as European Administrative Agent:
The undersigned, as Agent under the REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 3, 2015 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), Xerium Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), Huyck.Wangner Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), Robec Walzen GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), Stowe Woodward Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), certain Subsidiaries of the Lead Borrower, as Guarantors, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. Morgan Europe Limited, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”), acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement]. Terms defined in such Commitment Transfer Supplement are used herein as therein defined.
Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be ___________ ___, 201_.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE IMMEDIATELY FOLLOWS]

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION
IN REGISTER: __________________

EXHIBIT D TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF CERTIFICATE RE NON-BANK STATUS]
CERTIFICATE RE NON-BANK STATUS
Reference is made to the REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein are being used herein as therein defined) by and among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), Xerium Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), Huyck.Wangner Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), Robec Walzen GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), Stowe Woodward Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), certain Subsidiaries of the Lead Borrower, as Guarantors, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. Morgan Europe Limited, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”). Pursuant to Section 2.29(c) of the Credit Agreement, the undersigned Lender (the “Lender”) hereby certifies that:
1.    The Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by the promissory notes in respect of which it is providing this certificate.
2.    The Lender is not a “bank” or other Person described in Section 881(c)(3)(A) of the Code. In this regard, the Lender further represents and warrants that:
(a)    the Lender is not subject to regulatory or other legal requirements as a “bank” in any jurisdiction; and
(b)    the Lender has not been treated as a “bank” for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.
3.    The Lender is not a 10-percent shareholder of the Lead Borrower within the meaning of Section 871(h)(3) of the Code.
4.    The Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

DATED: ________________	[NAME OF LENDER] By: _____________________________ Name: Title:

Note: The Lender is also to deliver two accurate and complete original signed copies of IRS Form W-8BEN or IRS Form W-8ECI (or successor Form).

EXHIBIT F TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF COUNTERPART AGREEMENT] COUNTERPART AGREEMENT
This COUNTERPART AGREEMENT, dated as of __________, 20__ (this “Counterpart Agreement”) is delivered pursuant to (i) REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), Xerium Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), Huyck.Wangner Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), Robec Walzen GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), Stowe Woodward Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), certain Subsidiaries of the Lead Borrower, as Guarantors, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. Morgan Europe Limited, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”), and (ii) that certain [[US][Canadian] Pledge and Security Agreement] [Insert applicable European Collateral Documents] (as [it][they] may be amended, supplemented or otherwise modified, [collectively,] the “Security Agreement”), dated as of [________], 201_, among each of the [Grantors] party thereto from time to time and [JPMORGAN CHASE BANK, N.A.] [J.P. MORGAN EUROPE LIMITED], as collateral agent for the Secured Parties.
Section 1.    Pursuant to Section 5.10 of the Credit Agreement, [NAME OF NEW [US]/[CANADIAN]/[EUROPEAN] [GUARANTOR]/[BORROWER]], a __________ organized under the laws of ________ (the “[New Guarantor][New Borrower]”), which is a new [US][Canadian][European] Subsidiary of the Lead Borrower, hereby:
(a)    (i) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the New [Guarantor][Borrower] becomes a [US][Canadian][European] [Guarantor][Borrower] under the Credit Agreement, (ii) agrees to be bound by all of the terms thereof; (iii) agrees to take all actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(k) and 3.1(r) of the Credit Agreement; [(iv) agrees to execute and deliver (X) a [US][Canadian][European] Borrower Revolving Credit Note in accordance with Section 2.1 of the Credit Agreement and (Y) a [US][Canadian][European] Swing Loan Note in accordance with Section 2.3 of the Credit Agreement and (v)] [and (iv)] agrees to promptly send to the Administrative Agent and the European Administrative Agent written notice setting forth (X) the date on which the New [Guarantor][Borrower] became a [US][Canadian][European] Subsidiary of the Lead Borrower and (Y) all of the data required to be set forth in Schedules 4.1 and 4.2 of the Credit Agreement with respect to all Subsidiaries of the Lead Borrower (such written notice to be deemed a supplement to Schedules 4.1 and 4.2 for all purposes thereof);
(b)    represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the New [Guarantor][Borrower] is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty was true and correct as of such earlier date; provided, that any representation or warranty that is by its terms qualified by materiality shall be true, correct and complete in all respects;
(c)    represents and warrants that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute a Default or an Event of Default;
(d)    agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all [Obligations][Canadian Obligations and European Obligations][European Obligations and Canadian Obligations] (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and in accordance with Section 7 of the Credit Agreement; and
(e)    the New [Guarantor][Borrower] hereby (i) agrees that this counterpart may be attached to the Security Agreement, (ii) agrees that the New [Guarantor][Borrower] will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the New [Guarantor][Borrower]’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the New [Guarantor][Borrower], in each case whether now or hereafter existing or in which the New [Guarantor][Borrower] now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement.
Section 2.    The New [Guarantor][Borrower] agrees from time to time, upon request of Administrative Agent or European Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent or European Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the New [Guarantor][Borrower] shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW 5-1401.
[Signature Page Follows]
IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.
[NAME OF NEW [GUARANTOR] [BORROWER]]

By:	________________________________

Name:

Title:
Address for Notices:
_____________________________

_____________________________

_____________________________

Attention:

Facsimile:
with a copy to:
_____________________________

_____________________________

_____________________________

Attention:

Facsimile:
ACKNOWLEDGED [AND][,] ACCEPTED [AND CONSENTED], as of
the date above first written:
[JPMORGAN CHASE BANK, N.A.] [J.P. MORGAN EUROPE LIMITED],
as [European] Administrative Agent and as [European] Collateral Agent

By:	________________________________ Name: Title:

EXHIBIT I TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF LANDLORD WAIVER AND CONSENT AGREEMENT]

RECORDING REQUESTED BY: [_______________________]
and WHEN RECORDED MAIL TO:
[_______________________] [_______________________] [_______________________] Attn: [_______________________]
Re: XERIUM TECHNOLOGIES, INC.

Space above this line for recorder’s use only
LANDLORD WAIVER and CONSENT AGREEMENT
This LANDLORD WAIVER and CONSENT AGREEMENT (this “Agreement”) is dated as of ______ ___, 20__ and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of [JPMorgan Chase Bank, N.A., as Collateral Agent] [J.P. Morgan Europe Limited, as European Collateral Agent] for the Lenders, the Swing Loan Lenders, each Issuer and Lender Counterparties (as each such term is defined in the Credit Agreement referred to below) (together with its permitted successors, in such capacity, the “Collateral Agent”).
RECITALS:
WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”);
WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B annexed hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;
WHEREAS, reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of November 3, 2015 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined), by and among XERIUM TECHNOLOGIES, INC., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), XERIUM CANADA INC., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), HUYCK. WANGNER GERMANY GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), ROBEC WALZEN GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), STOWE WOODWARD AKTIENGESELLSCHAFT, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE LEAD BORROWER, as Guarantors, the Lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”), among others, whereby the Lenders have agreed to provide for a revolving credit facility on the terms and subject to the conditions set forth therein;
WHEREAS, Tenant’s repayment of the extensions of credit made and other accommodations by the Lenders, the Swing Loan Lenders, each Issuer and Lender Counterparties set forth in the Credit Agreement, the agreements evidencing Hedging Obligations and the agreements evidencing Cash Management Obligations will be secured, in part, by all inventory of Tenant (including all inventory of Tenant now or hereafter located on the Premises (the “Subject Inventory”)), all equipment used in Tenant’s business (including all equipment of Tenant now or hereafter located on the Premises (the “Subject Equipment”)) and all goods and all other personal property of any kind or character, including such items of personal property [as defined in the Uniform Commercial Code of New York], now owned or hereafter acquired by Tenant and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Subject Personalty” and, together with the Subject Inventory and the Subject Equipment, the “Collateral”); and
WHEREAS, the Collateral Agent has requested that Landlord execute this Agreement as required under the Credit Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, the Collateral Agent as follows:
1.    Landlord hereby (a) waives and releases unto the Collateral Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of the Collateral Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.
2.    Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) Landlord has no knowledge of the occurrence of any default under or in connection with the Lease which has not been cured, and (e) except as disclosed to the Collateral Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.
3.    Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to the Collateral Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, the Collateral Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by the Collateral Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by the Collateral Agent in severing and/or removing the Collateral therefrom.
4.    Landlord agrees that it will not prevent the Collateral Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to the Collateral Agent to that effect. Within the 90 day period after the Collateral Agent receives the Landlord’s Notice, the Collateral Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises without necessity of court order, and the Collateral Agent or its designee may transfer or otherwise dispose of such Collateral free and clear of any liens, claims, demands, rights and interests that Landlord may have in such Collateral by law or agreement, in each case, without interference by Landlord. During such 90 day period, Landlord will not remove the Collateral from the Premises nor interfere with the Collateral Agent’s actions in removing the Collateral from the Premises or the Collateral Agent’s actions in otherwise enforcing its security interest in the Collateral. If any injunction or stay is issued (including an automatic stay due to a bankruptcy proceeding) that prohibits the Collateral Agent from removing the Collateral, commencement of the 90 day period shall be deferred until such injunction or stay is lifted or removed. Notwithstanding anything to the contrary herein, neither the Collateral Agent nor any Lender, any Issuer or Lender Counterparty or the Swing Loan Lender shall (a) be liable to Landlord for any diminution in value caused by the absence of any removed Collateral or for any other matter except as specifically set forth herein or (b) shall at any time have any obligation to remove the Collateral from the Premises. No action by the Collateral Agent pursuant to this Agreement shall be deemed to be an assumption by the Collateral Agent of any obligation under the Lease, and, except as expressly provided in paragraph 3 above, the Collateral Agent shall not have any obligation to Landlord.
5.    Landlord shall send to the Collateral Agent a copy of any notice of default (a “Default Notice”) under the Lease sent by Landlord to Tenant and agrees to permit the Collateral Agent to cure any such default within 30 days of the Collateral Agent’s receipt of such Default Notice, but neither the Collateral Agent nor any Lender shall be under any obligation to cure any default by Tenant under the Lease. In addition, Landlord shall send to the Collateral Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.
6.    All notices to the Collateral Agent under this Agreement shall be in writing and sent to the Collateral Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.
7.    Landlord waives, to the maximum extent not prohibited by law, any right Landlord may have to claim or recover from the Collateral Agent or any Lender, any Issuer, the Swing Loan Lender or any Lender Counterparty in any legal action or proceeding any special, exemplary, punitive or consequential damages.
8.    The provisions of this Agreement shall continue in effect until Landlord shall have received the Collateral Agent’s written certification of the payment in full in cash of all Obligations (other than contingent indemnification obligations), the termination of all Revolving Commitments and the cancellation or expiration of all Letters of Credit.
9.    This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the [State of New York, including General Obligations Laws 5-1401 and 5-1402].
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first set forth above.
[NAME OF LANDLORD]
By:    __________________________________

Name:

Title:
_________________________________________

_________________________________________

_________________________________________

Attention:

Facsimile:
By its acceptance hereof, as of the day and year first set forth above, the Collateral Agent and the European Collateral Agent each agrees to be bound by the provisions hereof.
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent
By:    __________________________________

Name:

Title:
_________________________________________

_________________________________________

_________________________________________

Attention:

Facsimile:
J.P. MORGAN EUROPE LIMITED,
as European Collateral Agent
By:    __________________________________

Name:

Title:
_________________________________________

_________________________________________

_________________________________________

Attention:

Facsimile:
[APPROPRIATE NOTARY BLOCK]
EXHIBIT A TO
LANDLORD WAIVER AND CONSENT
Legal Description of Premises:
EXHIBIT B TO
LANDLORD WAIVER AND CONSENT
Description of Lease:

EXHIBIT M-1 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF BORROWING BASE CERTIFICATE (DOMESTIC)]
BORROWING BASE CERTIFICATE (DOMESTIC)
This Borrowing Base Certificate (Domestic) (the “Certificate”) is delivered pursuant to Section 5.19(a) of that certain REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), Xerium Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), Huyck.Wangner Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), Robec Walzen GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), Stowe Woodward Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), certain Subsidiaries of the Lead Borrower, as Guarantors, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. Morgan Europe Limited, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
The undersigned hereby certifies that [he/she] is the [Treasurer] [Chief Financial Officer] of the Lead Borrower and that, as such, [he/she] is authorized to execute this Certificate on behalf of the Lead Borrower and further certifies that:
For purposes of this Certificate, the date for which each Borrowing Base and each of the other calculations set forth herein being calculated is [____________], 201[_] (the “Calculation Date”).
1.Attached hereto as Exhibit A is a true and accurate calculation of the US Borrowing Base as of the Calculation Date, determined in accordance with the terms of the Credit Agreement.
2.Attached hereto as Exhibit B is a true and accurate calculation of the Canadian Borrowing Base as of the Calculation Date, determined in accordance with the terms of the Credit Agreement.
3.Attached hereto as Exhibit C are true and accurate calculations of the Global Excess Availability and Global Undrawn Availability, in each case, determined in accordance with the terms of the Credit Agreement.
4.All Receivables set forth herein as Eligible Receivables meet each of the requirements of Eligible Receivables as set forth in the Credit Agreement. All Inventory set forth herein as Eligible Inventory meet each of the requirements of Eligible Inventory as set forth in the Credit Agreement.
[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] hand this _____ day of ______________, 201_.
LEAD BORROWER:
XERIUM TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT A

[Attach in reasonable detail the respective components of clauses (a), (b) and (c) of the definition of US Borrowing Base and the respective calculations of the foregoing and of aggregate US Borrowing Base under clauses (a), (b) and (c); such components and related calculations shall be in form and substance reasonably satisfactory to the Administrative Agent]
EXHIBIT B

[Attach in reasonable detail the respective components of clauses (a), (b) and (c) of the definition of Canadian Borrowing Base and the respective calculations of the foregoing and of aggregate Canadian Borrowing Base under clauses (a), (b) and (c)]
EXHIBIT C

1. Global Excess Availability: (i) – (ii):	$[___, __, ___]
(i) the lesser of: (x) the Borrowing Base and (y) the Maximum Credit:	$[___, __, ___]
(ii) the sum of:
(A) the Aggregate Exposure:	$[___, __, ___]
(B) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrowers which are either past due beyond the due date therefor by at least sixty (60) days (other than trade payables or other obligations being contested or disputed by the Borrowers in good faith):
$[___, __, ___]

2. Aggregate Exposure: (i) + (ii) + (iii):	$[___, __, ___]
(i) the sum of:
(A) the aggregate principal amount of all Advances to the US Borrowers outstanding:	$[___, __, ___]
(B) the aggregate amount of all US Letter of Credit Obligations at such time:	$[___, __, ___]
(ii) the sum of:
(A) the Dollar Equivalent of the aggregate principal amount of all Advances to the Canadian Borrowers outstanding:	$[___, __, ___]
(B) the Dollar Equivalent of the aggregate amount of all Canadian Letter of Credit Obligations at such time:	$[___, __, ___]
(iii) the sum of:
(A) the Dollar Equivalent of the aggregate principal amount of all Advances to the European Borrowers outstanding:	$[___, __, ___]
(B) the Dollar Equivalent of the aggregate amount of all European Letter of Credit Obligations at such time:	$[___, __, ___]

EXHIBIT M-2 TO
REVOLVING CREDIT AND GUARANTY AGREEMENT
[FORM OF BORROWING BASE CERTIFICATE (EUROPEAN)]
BORROWING BASE CERTIFICATE (EUROPEAN)
This Borrowing Base Certificate (European) (the “Certificate”) is delivered pursuant to Section 5.19(a) of that certain REVOLVING CREDIT AND GUARANTY AGREEMENT dated as of November 3, 2015 (as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Xerium Technologies, Inc., a Delaware corporation (the “Lead Borrower”), any Subsidiary of the Lead Borrower organized or formed under the laws of the United States that at any time after the date hereof becomes a US Borrower in accordance with the terms thereof (each a “US Borrower” and, together with the Lead Borrower, the “US Borrowers”), Xerium Canada, Inc., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), and any other Subsidiary of the Lead Borrower organized or formed under the laws of Canada or any province or territory thereof that at any time after the date hereof becomes a Canadian Borrower in accordance with the terms thereof (each a “Canadian Borrower” and, together with Xerium Canada, the “Canadian Borrowers”), Huyck.Wangner Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), Robec Walzen GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), Stowe Woodward Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the US Borrowers and the Canadian Borrowers, collectively, the “Borrowers”), certain Subsidiaries of the Lead Borrower, as Guarantors, the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. Morgan Europe Limited, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”; the Administrative Agent and European Administrative Agent are collectively, the “Agents”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.
The undersigned hereby certifies that [he/she] is the [Treasurer] [Chief Financial Officer] of the Lead Borrower and that, as such, [he/she] is authorized to execute this Certificate on behalf of the Lead Borrower and further certifies that:
For purposes of this Certificate, the date for which the European Borrowing Base and each of the other calculations set forth herein being calculated is [____________], 201[_] (the “Calculation Date”).
1.Attached hereto as Exhibit A is a true and accurate calculation of (i) the Individual European Borrowing Base of each European Borrower and (ii) the European Borrowing Base, in each case as of the Calculation Date and determined in accordance with the terms of the Credit Agreement.
2.Attached hereto as Exhibit B are true and accurate calculations of the Global Excess Availability and Global Undrawn Availability, in each case, determined in accordance with the terms of the Credit Agreement.
3.All Receivables set forth herein as Eligible Receivables meet each of the requirements of Eligible Receivables as set forth in the Credit Agreement. All Inventory set forth herein as Eligible Inventory meet each of the requirements of Eligible Inventory as set forth in the Credit Agreement.
[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] hand this _____ day of ______________, 201_.
LEAD BORROWER:
XERIUM TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT A

[Attach in reasonable detail the respective components of (i) on behalf of each European Borrower, clauses (a), (b), (c) and (d) of the definition of Individual European Borrowing Base and the respective calculations of the foregoing for such European Borrower and (ii) the aggregate European Borrowing Base under clauses (a), (b), (c) and (d) thereof; such components and related calculations shall be in form and substance reasonably satisfactory to the European Administrative Agent]

EXHIBIT B

1. Global Excess Availability: (i) – (ii):	$[___, __, ___]
(i) the lesser of: (x) the Borrowing Base and (y) the Maximum Credit:	$[___, __, ___]
(ii) the sum of:
(A) the Aggregate Exposure:	$[___, __, ___]
(B) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrowers which are either past due beyond the due date therefor by at least sixty (60) days (other than trade payables or other obligations being contested or disputed by the Borrowers in good faith):
$[___, __, ___]

2. Aggregate Exposure: (i) + (ii) + (iii):	$[___, __, ___]
(i) the sum of:
(A) the aggregate principal amount of all Advances to the US Borrowers outstanding:	$[___, __, ___]
(B) the aggregate amount of all US Letter of Credit Obligations at such time:	$[___, __, ___]
(ii) the sum of:
(A) the Dollar Equivalent of the aggregate principal amount of all Advances to the Canadian Borrowers outstanding:	$[___, __, ___]
(B) the Dollar Equivalent of the aggregate amount of all Canadian Letter of Credit Obligations at such time:	$[___, __, ___]
(iii) the sum of:
(A) the Dollar Equivalent of the aggregate principal amount of all Advances to the European Borrowers outstanding:	$[___, __, ___]
(B) the Dollar Equivalent of the aggregate amount of all European Letter of Credit Obligations at such time:	$[___, __, ___]